EXHIBIT 10.24

CREDIT AGREEMENT

Dated as of December 3, 2018

among

DERMIRA, INC.,
as the Borrower,

CERTAIN SUBSIDIARIES OF THE BORROWER,
as the Guarantors,

ATHYRIUM OPPORTUNITIES III ACQUISITION LP,
as the Administrative Agent

and

THE LENDERS FROM TIME TO TIME PARTY HERETO

i

6.11	Taxes.	51
6.12	ERISA Compliance.	51
6.13	Subsidiaries and Capitalization.	52
6.14	Margin Regulations; Investment Company Act.	52
6.15	Disclosure.	53
6.16	Compliance with Laws.	53
6.17	Intellectual Property; Licenses, Etc.	53
6.18	Solvency.	55
6.19	Perfection of Security Interests in the Collateral.	55
6.20	Business Locations.	55
6.21	Sanctions Concerns; Anti-Corruption Laws; PATRIOT Act.	56
6.22	Material Contracts.	56
6.23	Compliance of Material Products.	56
6.24	Labor Matters.	61
6.25	EEA Financial Institution.	61
6.26	Regulation H.	61
ARTICLE VII AFFIRMATIVE COVENANTS		61
7.01	Financial Statements.	61
7.02	Certificates; Other Information.	62
7.03	Notices.	65
7.04	Payment of Obligations.	66
7.05	Preservation of Existence, Etc.	66
7.06	Maintenance of Properties.	66
7.07	Maintenance of Insurance.	66
7.08	Compliance with Laws.	67
7.09	Books and Records.	67
7.10	Inspection Rights.	67
7.11	Use of Proceeds.	68
7.12	Additional Subsidiaries.	68
7.13	ERISA Compliance.	68
7.14	Pledged Assets.	69
7.15	Compliance with Material Contracts.	69
7.16	Deposit Accounts.	69
7.17	Products and Permits.	70
7.18	Consent of Licensors.	70
7.19	Anti-Corruption Laws.	70
7.20	Maintenance of Regulatory Authorizations, Contracts, Intellectual Property, Etc.	70
7.21	Post-Closing Obligations	72
ARTICLE VIII NEGATIVE COVENANTS		72
8.01	Liens.	72
8.02	Investments.	74
8.03	Indebtedness.	75
8.04	Fundamental Changes.	77
8.05	Dispositions.	77
8.06	Restricted Payments.	77
8.07	Change in Nature of Business.	78
8.08	Transactions with Affiliates and Insiders.	78
8.09	Burdensome Agreements.	78
8.10	Use of Proceeds.	78
8.11	Prepayment of Other Indebtedness	78

8.12	Organization Documents; Fiscal Year; Legal Name, State of Formation and Form of Entity; Certain Amendments.	79
8.13	Ownership of Subsidiaries.	79
8.14	Sale Leasebacks.	79
8.15	Sanctions; Anti-Corruption Laws.	79
8.16	Liquidity.	80
8.17	Minimum Consolidated Qbrexza U.S. Net Product Sales.	80
ARTICLE IX EVENTS OF DEFAULT AND REMEDIES		80
9.01	Events of Default.	80
9.02	Remedies Upon Event of Default.	83
9.03	Application of Funds.	84
ARTICLE X ADMINISTRATIVE AGENT		85
10.01	Appointment and Authority.	85
10.02	Rights as a Lender.	85
10.03	Exculpatory Provisions.	86
10.04	Reliance by Administrative Agent.	86
10.05	Delegation of Duties.	87
10.06	Resignation of Administrative Agent.	87
10.07	Non-Reliance on Administrative Agent and Other Lenders.	87
10.08	Administrative Agent May File Proofs of Claim.	88
10.09	Collateral and Guaranty Matters.	88
ARTICLE XI MISCELLANEOUS		89
11.01	Amendments, Etc.	89
11.02	Notices and Other Communications; Facsimile Copies.	90
11.03	No Waiver; Cumulative Remedies; Enforcement.	92
11.04	Expenses; Indemnity; and Damage Waiver.	92
11.05	Payments Set Aside.	94
11.06	Successors and Assigns.	95
11.07	Treatment of Certain Information; Confidentiality.	98
11.08	Set-off.	99
11.09	Interest Rate Limitation.	99
11.10	Counterparts; Integration; Effectiveness.	100
11.11	Survival of Representations and Warranties.	100
11.12	Severability.	100
11.13	Replacement of Lenders.	101
11.14	Governing Law; Jurisdiction; Etc.	101
11.15	Waiver of Right to Trial by Jury.	102
11.16	Electronic Execution of Assignments and Certain Other Documents.	103
11.17	USA PATRIOT Act.	103
11.18	No Advisory or Fiduciary Relationship.	103
11.19	Acknowledgement and Consent to Bail-In of EEA Financial Institutions.	104

SCHEDULES

1.01	Products
2.01	Commitments and Applicable Percentages
6.05(d)	Certain Events
6.10	Insurance
6.13(a)	Subsidiaries
6.13(b)	Capitalization
6.17(a)	Intellectual Property
6.17(b)	Product Specific Patents
6.17(c)	Intellectual Property Exceptions
6.20(a)	Locations of Real Property
6.20(b)	Taxpayer and Organizational Identification Numbers
6.20(c)	Changes in Legal Name, State of Organization and Structure
6.22	Material Contracts
7.21	Post-Closing Obligations
8.01	Liens Existing on the Closing Date
8.02	Investments Existing on the Closing Date
8.03	Indebtedness Existing on the Closing Date
11.02	Certain Addresses for Notices

EXHIBITS

A	Form of Loan Notice
B-1	Form of Term A Note
B-2	Form of Term B Note
B-3	Form of Term C Note
C	Form of Joinder Agreement
D	Form of Assignment and Assumption
E	Form of Compliance Certificate

CREDIT AGREEMENT

This CREDIT AGREEMENT is entered into as of December 3, 2018 among DERMIRA, INC., a Delaware corporation (the “Borrower”), the Guarantors (defined herein), the Lenders (defined herein) and ATHYRIUM OPPORTUNITIES III ACQUISITION LP, as the Administrative Agent.

The Borrower has requested that the Lenders make an investment in the Borrower in the form of term loan facilities and the Lenders are willing to do so on the terms and conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

1.01Defined Terms.

As used in this Agreement, the following terms shall have the meanings set forth below:

“2022 Convertible Notes” means those certain unsecured Convertible Senior Notes, issued pursuant to the 2022 Convertible Notes Indenture, bearing interest at a rate equal to 3.00% per annum.

“2022 Convertible Notes Indebtedness” means the unsecured Convertible Bond Indebtedness of the Borrower owing under the 2022 Convertible Notes.

“2022 Convertible Notes Indenture” means that certain Indenture dated May 16, 2017, by and between the Borrower and U.S. Bank National Association, as trustee.

“Acquisition” means, with respect to any Person, the acquisition by such Person, in a single transaction or in a series of related transactions, of (a) assets of another person which constitute all or substantially all of the assets of such Person, or of any division, line of business or other business unit of such Person or (b) at least a majority of the Voting Stock of another Person, in each case whether or not involving a merger or consolidation with such other Person and whether for cash, property, services, assumption of Indebtedness, securities or otherwise.

“Administrative Agent” means Athyrium Opportunities III Acquisition LP, a Delaware limited partnership, in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 11.02 or such other address or account as the Administrative Agent may from time to time notify the Borrower and the Lenders.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agreement” means this Credit Agreement.

“Applicable Percentage” means with respect to any Lender at any time, (a) in respect of the Term A Facility, with respect to any Term A Lender at any time, the percentage (carried out to the ninth decimal place) of the Term A Facility represented by (i) on or prior to the Closing Date, such Term A Lender’s Term A Commitment at such time and (ii) thereafter, the outstanding principal amount of such Term A Lender’s Term A Loans at such time, (b) in respect of the Term B Facility, with respect to any Term B Lender at such time, the percentage (carried out to the ninth decimal place) of the Term B Facility represented by (i) at any time during the Term B Availability Period, such Term B Lender’s Term B Commitment at such time and (ii) at any time thereafter, the outstanding principal amount of such Term B Lender’s Term B Loans at such time and (c) in respect of the Term C Facility, with respect to any Term C Lender at such time, the percentage (carried out to the ninth decimal place) of the Term C Facility represented by (i) at any time during the Term C Availability Period, such Term C Lender’s Term C Commitment at such time and (ii) at any time thereafter, the outstanding principal amount of such Term C Lender’s Term C Loans at such time.  The initial Applicable Percentage of each Lender in respect of each Facility is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Appropriate Lender” means, at any time, with respect to any Facility, a Lender that has a Commitment with respect to such Facility or holds a Loan under such Facility at such time.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 11.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit D or any other form (including electronic documentation generated by MarkitClear or other electronic platform) approved by the Administrative Agent.

“Athyrium” means Athyrium Capital Management, LP and its successors and assigns.

“Attributable Indebtedness” means, on any date, (a) in respect of any Capital Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, (b) in respect of any Synthetic Lease of any Person, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a Capital Lease and (c) in respect of any Securitization Transaction of any Person, the outstanding principal amount of such financing, after taking into account reserve accounts and making appropriate adjustments, determined by the Administrative Agent in its reasonable judgment.

“Audited Financial Statements” means the audited consolidated balance sheet of the Borrower and its Subsidiaries for the fiscal year ended December 31, 2017, and the related consolidated statements of operations, shareholders’ equity and cash flows for such fiscal year of the Borrower and its Subsidiaries, including the notes thereto, audited by independent public accountants of recognized national standing and prepared in conformity with GAAP.

“Board of Directors” means (a) with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board, (b) with respect to a partnership, the Board of Directors of the general partner of the partnership, (c) with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof, and (d) with respect to any other Person, the board or committee of such Person serving a similar function.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Borrower” has the meaning set forth in the introductory paragraph hereto.

“Borrowing” means a Term A Borrowing, a Term B Borrowing or a Term C Borrowing, as the context may require.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located.

“Businesses” means, at any time, a collective reference to the businesses operated by the Borrower and its Subsidiaries at such time.

“Capital Lease” means, as applied to any Person, any lease of any property by that Person as lessee which, in accordance with GAAP, is required to be accounted for as a capital lease on the balance sheet of that Person.

“Cash Equivalents” means, as at any date, (a) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided, that, the full faith and credit of the United States is pledged in support thereof) having maturities of not more than twelve months from the date of acquisition, (b) Dollar denominated time deposits and certificates of deposit of (i) any domestic commercial bank of recognized standing having capital and surplus in excess of $500,000,000 or (ii) any bank whose short-term commercial paper rating from S&P is at least A-1 or the equivalent thereof or from Moody’s is at least P-1 or the equivalent thereof (any such bank being an “Approved Bank”), in each case with maturities of not more than 270 days from the date of acquisition, (c) commercial paper and variable or fixed rate notes issued by any Approved Bank (or by the parent company thereof) or any variable or fixed rate notes issued by, or guaranteed by, any domestic corporation rated A-1 (or the equivalent thereof) or better by S&P or P-1 (or the equivalent thereof) or better by Moody’s and maturing within six months of the date of acquisition, (d) repurchase agreements entered into by any Person with a bank or trust company (including any of the Lenders) or recognized securities dealer having capital and surplus in excess of $500,000,000 for direct obligations issued by or fully guaranteed by the United States in which such Person shall have a perfected first priority security interest (subject to no other Liens) and having, on the date of purchase thereof, a fair market value of at least 100% of the amount of the repurchase obligations, (e) Investments, classified in accordance with GAAP as current assets, in money market investment programs registered under the Investment Company Act of 1940 which are administered by reputable financial institutions having capital of at least $500,000,000 and the portfolios of which are limited to Investments of the character described in the foregoing subdivisions (a) through (d), and (f) any other Investments made in accordance with the Borrower’s board-approved investment policy as in effect on the Closing Date (and as may be amended in a manner not materially adverse to the Lenders), as provided to the Administrative Agent prior to the Closing Date.

“cGCP” means the then current Good Clinical Practices that establish the international ethical and scientific quality standards for designing, conducting, recording and reporting clinical trials that are promulgated or endorsed for the United States by the FDA (including through ICH E6 and 21 CFR Parts 50, 54, 56 and 312) and for outside the United States by comparable Governmental Authorities.

“cGMP” means the then current good manufacturing practices and regulatory requirements for or concerning manufacturing practices for pharmaceutical or biological products (and components thereof) that are promulgated or endorsed for the United States by the FDA (including through 21 CFR Parts 210 and 211) and for outside the United States by comparable Governmental Authorities.

“Change in Law” means the occurrence, after the Closing Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided, that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means the occurrence of any of the following events:

(a)any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of Equity Interests representing 35% or more of the aggregate ordinary voting power in the election of the Board of Directors of the Borrower represented by the issued and outstanding Equity Interests of the Borrower on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right); or

(b)during any period of twelve (12) consecutive months, a majority of the members of the Board of Directors of the Borrower cease to be composed of individuals (i) who were members of that Board of Directors on the first day of such period, (ii) whose election, appointment or nomination to that Board of Directors was approved by individuals referred to in clause (i) above constituting at the time of such election, appointment or nomination at least a majority of that Board of Directors or (iii) whose election, appointment or nomination to that Board of Directors was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election, appointment or nomination at least a majority of that Board of Directors; or

(c)(i) any “Fundamental Change” or “Change of Control” (each, as defined in the 2022 Convertible Notes Indenture) occurs under the 2022 Convertible Notes Indenture or (ii) any “Fundamental Change” (or any comparable term) or “Change of Control” (or any comparable term) occurs under any document or agreement evidencing Permitted Refinancing (2022 Convertible Notes) Indebtedness.

“Closing Date” means the date hereof.

“CMS” means the U.S. Center for Medicare and Medicaid Services.

“Collateral” means a collective reference to all real and personal property with respect to which Liens in favor of the Administrative Agent, for the benefit of the Secured Parties, are purported to be granted pursuant to and in accordance with the terms of the Collateral Documents.

“Collateral Access Agreement” means an agreement in form and substance reasonably satisfactory to the Administrative Agent pursuant to which a lessor of real property on which Collateral is stored or otherwise located, or a warehouseman, processor or other bailee of inventory or other property owned by any Loan Party, acknowledges the Liens of the Administrative Agent and waives (or, if approved by the Administrative Agent, subordinates) any Liens held by such Person on such property, and permits the Administrative Agent reasonable access to any Collateral stored or otherwise located thereon.

“Collateral Documents” means a collective reference to the Security Agreement, the Pledge Agreement, the Mortgages, the Deposit Account Control Agreements, the Collateral Questionnaire, the Collateral Access Agreements, the Real Property Security Documents and other security documents as are executed and delivered by the Loan Parties pursuant to the terms of Section 7.14.

“Collateral Questionnaire” means that certain collateral questionnaire, in form and substance reasonably satisfactory to Administrative Agent, dated as of the Closing Date.

“Commitment” means a Term A Commitment, a Term B Commitment or a Term C Commitment, as the context may require.

“Compliance Certificate” means a certificate substantially in the form of Exhibit E.

“Consolidated Qbrexza U.S. Net Product Sales” means, for any period, consolidated net revenues of the Borrower and its Subsidiaries from sales of Qbrexza in the United States for such period, excluding the revenues of any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of the income resulting from such revenues is not at the time permitted by operation of the terms of its Organization Documents or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary, all as determined and reported in accordance with GAAP.

“Consolidated Revenues” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, revenues for such period as determined and reported in accordance with GAAP; provided, that, “Consolidated Revenues” shall exclude the revenues generated by any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of the income resulting from such revenues is not at the time permitted by operation of the terms of its Organization Documents or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.  Without limiting the generality of the foregoing, a Person shall be deemed to be Controlled by another Person if such other

Person possesses, directly or indirectly, power to vote fifteen percent (15%) or more of the securities having ordinary voting power for the election of directors, managing general partners or the equivalent.

“Controlled Substances Act” means the U.S. Controlled Substances Act (or any successor thereto) and the rules, regulations, guidelines, guidance documents and compliance policy guides issued or promulgated thereunder.

“Convertible Bond Indebtedness” means Indebtedness having a feature which entitles the holder thereof to convert or exchange all or a portion of such Indebtedness into Qualified Capital Stock of the Borrower.

“Copyrights” means all copyrights, whether statutory or common law, along with any and all (a) applications for registration, renewals, revisions, extensions, reversions, restorations, derivative works, enhancements, modifications, updates and new releases thereof, (b) income, royalties, damages, claims and payments now and hereafter due and/or payable with respect thereto, including, without limitation, damages and payments for past, present or future infringements thereof, (c) rights to sue for past, present and future infringements thereof, and (d) foreign copyrights and any other rights corresponding thereto throughout the world.

“Current Assets” means, with respect to any Person, all assets of such Person that, in accordance with GAAP, would be classified as current assets on the balance sheet of a company conducting business the same as or similar to that of such Person.

“DEA” means the United States Drug Enforcement Administration and any successor administration thereto.

“Debt Issuance” means the issuance by any Loan Party or any Subsidiary of any Indebtedness other than Indebtedness permitted under Section 8.03.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” has the meaning set forth in Section 2.06(b).

“Defaulting Lender” means, subject to Section 2.12(b), any Lender, as determined by the Administrative Agent, that (a) has failed to perform any of its funding obligations hereunder, including with respect to any Term B Commitments or any Term C Commitments, within three (3) Business Days of the date required to be funded by it hereunder, (b) has notified the Borrower or the Administrative Agent that it does not intend to comply with its funding obligations hereunder or (c) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it or (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment; provided, that, a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interests in that Lender or any direct or indirect parent company thereof by a Governmental Authority.

“Delaware Divided LLC” means any Delaware LLC which has been formed upon the consummation of a Delaware LLC Division.

“Delaware LLC” means any limited liability company organized or formed under the laws of the State of Delaware.

“Delaware LLC Division” means the statutory division of any Delaware LLC into two or more Delaware LLCs pursuant to Section 18-217 of the Delaware Limited Liability Company Act.

“Deposit Account” means a “deposit account” (as defined in Article 9 of the Uniform Commercial Code), investment account or other account in which funds are held or invested to or for the credit or account of any Loan Party.

“Deposit Account Control Agreement” means any account control agreement by and among a Loan Party, the applicable depository bank or securities intermediary (as the case may be) and the Administrative Agent, in each case in form and substance reasonably satisfactory to the Administrative Agent.

“Designated Jurisdiction” means any country or territory to the extent that such country or territory is the subject of any Sanction.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any Sale and Leaseback Transaction or any issuance by any Subsidiary of its Equity Interests) of any property by any Loan Party or any Subsidiary, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith (including any disposition, allocation, transfer or conveyance of property to a Delaware Divided LLC pursuant to a Delaware LLC Division), but excluding the following: (a) the sale, lease, license, transfer or other disposition of inventory in the ordinary course of business, (b) the sale, lease, license, transfer or other disposition in the ordinary course of business of surplus, obsolete or worn out property no longer used or useful in the conduct of business of any Loan Party or any Subsidiary, (c) any sale, lease, license, transfer or other disposition of property to any Loan Party or any Subsidiary; provided, that, if the transferor of such property is a Loan Party, the transferee thereof must be a Loan Party, (d) the abandonment or other disposition of intellectual property that is not material and is no longer used or useful in any material respect in the business of the Borrower and its Subsidiaries, (e) licenses, sublicenses, leases or subleases (other than relating to intellectual property) granted to third parties in the ordinary course of business and not interfering with the business of the Borrower and its Subsidiaries, (f) licenses of Intellectual Property: (i) on a non-exclusive basis (other than any such non-exclusive license with respect to Qbrexza (or any Material Intellectual Property related to Qbrexza) in the United States) so long as after giving effect to each such non-exclusive license, the Borrower and its Subsidiaries retain sufficient rights to use or benefit from the subject Intellectual Property as to enable them to conduct their business in the ordinary course, (ii) on an exclusive basis so long as (x) each such license is (A) limited to geographic areas outside of the United States and/or (B) of Intellectual Property that is not Material Intellectual Property, (y) after giving effect thereto, the Borrower and its Subsidiaries retain sufficient rights to use or benefit from the subject Intellectual Property as to enable them to conduct their business in the ordinary course and (z) such license constitutes an arms-length transaction, the terms of which, on their face, do not provide for a sale or assignment of any Intellectual Property and do not restrict the ability of the Borrower or any of its Subsidiaries, as applicable, to pledge, grant a Lien on or assign any Intellectual Property (in each case other than customary non-assignment provisions that restrict the assignability of the license but do not otherwise restrict the ability of the Borrower or any Subsidiary (as applicable) to pledge, grant a Lien on or assign any other Intellectual Property) and (iii) solely with respect to Lebri (or any Material Intellectual Property related to Lebri), on an exclusive basis in the United States so long as (x) no such license shall be related to the treatment of atopic dermatitis, (y) after giving effect thereto, the Borrower and its Subsidiaries retain sufficient rights to use or benefit from the subject Intellectual Property as to enable them to conduct their business in the ordinary course and (z) such license constitutes an arms-length transaction, the terms of which, on their face, do not provide for a sale or assignment of any Intellectual Property and do not restrict the ability of the Borrower or any of its Subsidiaries, as applicable, to pledge, grant a Lien on or assign any Intellectual Property (in each case other than customary non-assignment provisions that restrict the assignability of the license but do not otherwise restrict the ability of the Borrower or any Subsidiary (as applicable) to pledge, grant a Lien on or assign any other Intellectual Property), (g) any Involuntary Disposition, (h) dispositions of cash and Cash Equivalents in the ordinary course of business, (i) dispositions consisting of the sale, transfer, assignment or other disposition of unpaid and overdue accounts receivable in connection with the collection, compromise or settlement thereof in the ordinary course of business and not as part of a financing transaction and (j) the sale, transfer, issuance or other disposition of a de minimis number of shares of the Equity Interests of a Foreign Subsidiary in order to qualify members of the governing body of such Subsidiary if required by applicable Law.

“Disqualified Capital Stock” means any Equity Interest which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, prior to the one hundred eighty-first (181st) day after the Maturity Date, (b) requires the payment of any cash dividends at any time prior to the one hundred eighty-first (181st) day after the Maturity Date, (c) contains any repurchase obligation which may come into effect prior to payment in full of all Obligations, or (d) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or (ii) any Equity Interests referred to in clause (a), (b) or (c) above, in each case at any time prior to the one hundred eighty-first (181st) day after the Maturity Date; provided, that, any Equity Interest that would not constitute Disqualified Capital Stock but for provisions thereof giving holders thereof (or the holders of any security into or for which such Equity Interests are convertible, exchangeable or exercisable) the right to require the issuer thereof to redeem or repurchase such Equity Interest upon the occurrence of a change in control or an asset sale occurring prior to the one hundred eighty-first (181st) day after the Maturity Date shall not constitute Disqualified Capital Stock if such Equity Interest provides that the issuer thereof will not redeem or repurchase such Equity Interest pursuant to such provisions prior to the Facility Termination Date.

“Dollar” and “$” mean lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of any state of the United States or the District of Columbia.

“Earmarked Cash” means, on any date, cash or Cash Equivalents of the Borrower held in a Deposit Account of the Borrower (that is subject to a Deposit Account Control Agreement) that is earmarked for the consummation of a Permitted Acquisition within twelve (12) months of such date; provided, that, such Deposit Account contains only “Earmarked Cash”.

“Earn Out Obligations” means, with respect to an Acquisition, all obligations of the Borrower or any Subsidiary to make earn out or other contingency payments (including purchase price adjustments, non-competition and consulting agreements, or other indemnity obligations) pursuant to the documentation relating to such Acquisition.  For purposes of determining the aggregate consideration paid for an Acquisition at the time of such Acquisition, the amount of any Earn Out Obligations shall be deemed to be the maximum amount of the earn-out payments in respect thereof as specified in the documents relating to such Acquisition.  For purposes of determining the amount of any Earn Out Obligations to be included in the definition of Funded Indebtedness, the amount of Earn Out Obligations shall be deemed to be the aggregate liability in respect thereof, as determined in accordance with GAAP.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assets” means (a) with respect to any Disposition, any Involuntary Disposition or any Extraordinary Receipts, fixed or capital assets that are used or useful in the same or a reasonably related or complementary line of business as the Borrower and its Subsidiaries were engaged in on the Closing Date (or any reasonable extensions or expansions thereof, or the line of business of any business acquired by any Loan Party or any Subsidiary following the Closing Date, to the extent the applicable Acquisition was permitted under this Agreement or the Required Lenders have otherwise consented to such Acquisition in accordance with Section 11.01) and (b) solely with respect to any Disposition of Current Assets, any Involuntary Disposition of Current Assets or any Extraordinary Receipts (solely to the extent relating to condemnation awards or insurance proceeds with respect to the loss or liquidation of Current Assets), shall also include Current Assets that are used or useful in the same or a similar line of business as the Borrower and its Subsidiaries were engaged in on the Closing Date (or any reasonable extension or expansions thereof).

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 11.06 (subject to such consents, if any, as may be required under Section 11.06(b)(iii)).

“EMA” means the European Medicines Agency or any successor entity.

“Environmental Laws” means any and all federal, state, local, foreign and other applicable statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests”  means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member, membership or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.  Notwithstanding the foregoing, “Equity Interests” shall not include Convertible Bond Indebtedness.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Internal Revenue Code (and Sections 414(m) and (o) of the Internal Revenue Code for purposes of provisions relating to Section 412 of the Internal Revenue Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan, (b) the withdrawal of the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA, (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan, (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Sections 4041 or 4041A of ERISA, (e) the institution by the PBGC of proceedings to terminate a Pension Plan, (f) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan, (g) the determination that any Pension Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Internal Revenue Code or Sections 303, 304 and 305 of ERISA, or (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” has the meaning set forth in Section 9.01.

“Excluded Accounts” means (a) deposit accounts used exclusively for payroll, payroll taxes or employee wage and benefit payments, (b) zero balance accounts, (c) any escrow account, trust account or other similar fiduciary account, containing funds solely for such escrow, trust or fiduciary purpose, (d) deposit accounts over which the grant of a Deposit Account Control Agreement is prohibited by applicable Law, (e) deposit accounts which exclusively contain cash collateral in respect of a Lien permitted under clauses (p), (r) or (t) of Section 8.01, and (f) other deposit accounts, so long as at any time the aggregate balance in all such accounts does not exceed $200,000.

“Excluded Property” means, with respect to any Loan Party, including any Person that becomes a Loan Party after the Closing Date as contemplated by Section 7.12, (a) any owned or leased real or personal property which is located outside of the United States unless requested by the Administrative Agent or the Required Lenders (other than, for the avoidance of doubt, any Equity Interests of a Foreign Subsidiary required to be pledged pursuant to Section 7.14), (b) solely with respect to any U.S. Loan Party, any personal property (including, without limitation, motor vehicles) in respect of which perfection of a Lien is not either (x) governed by the Uniform Commercial Code or (y) effected by appropriate evidence of the Lien being filed in either the United States Copyright Office or the United States Patent and Trademark Office, unless requested by the Administrative Agent or the Required Lenders, (c) the Equity Interests of any Foreign Subsidiary to the extent not required to be pledged to secure the Obligations pursuant to Section 7.14(a), (d)

any property which, subject to the terms of Section 8.09, is subject to a Lien of the type described in Section 8.01(i) pursuant to documents which prohibit such Loan Party from granting any other Liens in such property, (e) any leasehold interest of any Loan Party in any real property, (f) any permit, lease, license, contract or other agreement if the grant of a security interest in such permit, lease, license, contract or other agreement in the manner contemplated by the Collateral Documents, under the terms thereof or under applicable Law, is prohibited and would result in the termination thereof or give the other parties thereto the right to terminate, accelerate or otherwise alter such Loan Party’s rights, titles and interests thereunder (including upon the giving of notice or the lapse of time or both); provided, that, (i) any such limitation described in the foregoing clause (f) on the security interests granted under the Collateral Documents shall only apply to the extent that any such prohibition is not rendered ineffective pursuant to the Uniform Commercial Code or any other applicable Law, in each case, that has the effect of permitting the grant of a security interest and preventing any termination, acceleration or alteration of such Loan Party’s rights, titles and interests thereunder as a result of such grant of a security interest and (ii) in the event of the termination or elimination of any such prohibition or the requirement for any consent contained in any applicable Law, permit, lease, license, contract or other agreement, or upon the granting of any such consent, or waiving or terminating any requirement for such consent, a security interest in such permit, lease, license, contract or other agreement shall be automatically and simultaneously granted under the Collateral Documents and such permit, lease, license, contract or other agreement shall be included as Collateral, (g) those assets with respect to which the granting of security interests in such assets in the manner contemplated by the Collateral Documents would be prohibited by applicable Law or regulation (other than to the extent that any such Law, regulation or prohibition would be rendered ineffective pursuant to the Uniform Commercial Code or any other applicable Law), or would require governmental consent (after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code or other applicable Law); provided, that, immediately upon the ineffectiveness, lapse or termination of any such Law, regulation, prohibition or requirement for consent or the obtaining of any such consent, a security interest in such assets shall be automatically and simultaneously granted under the applicable Collateral Document and such assets shall no longer constitute “Excluded Property” and shall be considered Collateral, (h) any United States intent-to-use trademark applications to the extent that, and solely during the period in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark applications under applicable federal law; provided, that, upon submission and acceptance by the United States Patent and Trademark Office of a statement of use or an amendment to allege use pursuant to 15 U.S.C. Section 1060(a) (or any successor provision), such intent-to-use trademark application shall no longer constitute “Excluded Property” and shall be considered Collateral, (i) Excluded Accounts and (j) any real or personal property as to which the Administrative Agent and the Borrower reasonably agree in writing that the costs or other consequences of obtaining a security interest or perfection thereof are excessive in view of the benefits to be obtained by the Secured Parties therefrom.

“Excluded Subsidiary” means (a) any Foreign Subsidiary, the grant or perfection of a security interest in the assets of such Foreign Subsidiary in support of, or the guaranteeing of, the Obligations (i) would be prohibited by applicable Law in the jurisdiction of formation or incorporation of such Foreign Subsidiary (as reasonably determined by the Borrower with the consent of the Administrative Agent) or (ii) would result in material adverse tax consequences to the Borrower and its Subsidiaries (as reasonably determined by the Borrower with the consent of the Administrative Agent), (b) any Foreign Subsidiary with respect to which the Administrative Agent and the Borrower agree in writing that the cost or other consequences of such Foreign Subsidiary guaranteeing the Obligations are excessive in view of the benefits to be obtained by the Secured Parties therefrom and (c) any Immaterial Foreign Subsidiary.

“Extraordinary Receipts” means any cash received by or paid to or for the account of any Person not in the ordinary course of business, including tax refunds (to the extent not applied to future taxes), pension plan reversions, proceeds of insurance (other than proceeds of business interruption insurance to the extent such proceeds constitute compensation for lost earnings), condemnation awards (and payments in lieu thereof), indemnity payments (other than indemnity payments to the extent made to compensate such Person for cash costs or expenses incurred by such Person) and any purchase price adjustments; provided, that, in no event shall “Extraordinary Receipts” include (i) working capital adjustments in connection with any Permitted Acquisition, (ii) the proceeds of any issuance of Qualified Capital Stock by the Borrower or any Subsidiary, (iii) proceeds from any financing (Indebtedness or otherwise) specifically permitted hereunder, (iv) fees, milestones, upfront payments, royalties and any other payments received from licensing of Intellectual Property of the type described in clause (f) of the definition of “Disposition”, or (v) refunds or returns received from any government agency of any fees or assessments, or any portion thereof, in each case, pursuant to applicable Law.

“Facility” means the Term A Facility, the Term B Facility or the Term C Facility, as the context may require

“Facility Termination Date” means the date as of which all of the following shall have occurred: (a) all of the Commitments have terminated and (b) all Obligations have been paid in full in cash (other than contingent indemnification obligations for which no claim has been asserted).

“Facilities” means, at any time, a collective reference to the facilities and real properties owned, leased or operated by any Loan Party or any Subsidiary.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code as of the Closing Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations thereunder, official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Internal Revenue Code.

“FDA” means the United States Food and Drug Administration and any successor entity.

“FDCA” means the U.S. Food, Drug and Cosmetic Act (or any successor thereto) and the rules, regulations, guidelines, guidance documents and compliance policy guides issued or promulgated thereunder.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided, that, if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day.

“Flood Hazard Property” means any real property subject to a Mortgage that is in an area designated by the Federal Emergency Management Agency as having special flood or mudslide hazards.

“Foreign Lender” has the meaning set forth in Section 3.01.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“Funded Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)all obligations, whether current or long-term, for borrowed money (including the Obligations) and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)all purchase money Indebtedness;

(c)the principal portion of all obligations under conditional sale or other title retention agreements relating to property purchased by such Person or any Subsidiary thereof (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business);

(d)all obligations arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(e)all obligations in respect of the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and, in each case, not past due for more than 60 days after the date on which such trade account payable was due, unless disputed in good faith), including, without limitation, any Earn Out Obligations (other than Earn Out Obligations to the extent that such Earn Out Obligations may be paid in Qualified Capital Stock of such Person);

(f)the Attributable Indebtedness of Capital Leases, Securitization Transactions and Synthetic Leases;

(g)all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Disqualified Capital Stock in such Person or any other Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends;

(h)all Funded Indebtedness of others secured by (or for which the holder of such Funded Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed;

(i)all Guarantees with respect to Funded Indebtedness of the types specified in clauses (a) through (h) above of another Person; and

(j)all Funded Indebtedness of the types referred to in clauses (a) through (i) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or joint venturer, except to the extent that Funded Indebtedness is expressly made non-recourse to such Person.

For purposes hereof, the amount of any direct obligation arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments shall be the maximum amount available to be drawn thereunder.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, consistently applied and as in effect from time to time.

“Governmental Authority” means any national, supranational, federal, state, county, provincial, local, municipal or other government or political subdivision thereof (including any Regulatory Agency), whether domestic or foreign, and any agency, authority, commission, ministry, instrumentality, regulatory body, court, tribunal, arbitrator, central bank or other Person exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to any such government.

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien).  The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.  The term “Guarantee” as a verb has a corresponding meaning.

“Guarantors” means (a) each Subsidiary identified as a “Guarantor” on the signature pages hereto and (b) each other Person that joins as a Guarantor pursuant to Section 7.12, together with their successors and permitted assigns.

“Guaranty” means the Guaranty made by the Guarantors in favor of the Secured Parties pursuant to Article IV.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Immaterial Foreign Subsidiary” means at any time a Foreign Subsidiary that (a) as of the last day of the fiscal quarter of the Borrower most recently ended for which the Borrower was required to deliver financial statements pursuant to Section 7.01(a) or (b), did not have (together with its Subsidiaries) assets in excess of (i) five percent (5%) of the consolidated total assets of the Borrower and its Subsidiaries at the end of such fiscal quarter for any one Immaterial Foreign Subsidiary and (ii) ten percent (10%) of the consolidated total assets of the Borrower and its Subsidiaries at the end of such fiscal quarter for all Immaterial Foreign Subsidiaries in the aggregate; and (b) for the period of four fiscal quarters most recently ended for which the Borrower was required to deliver financial statements pursuant to Section 7.01(a) or (b), did not have (together with its Subsidiaries) Consolidated Revenues attributable to such Foreign Subsidiary for such period in excess of (i) five percent (5%) of Consolidated Revenues for such period for any one Immaterial Foreign Subsidiary and (ii) ten percent (10%) of Consolidated Revenues for such period for all Immaterial Foreign Subsidiaries in the aggregate.

“IND” means (a) (i) an investigational new drug application (as defined in the FDCA) that is required to be filed with the FDA before beginning clinical testing in human subjects, or any successor application or procedure; and (ii) any similar application or functional equivalent relating to any investigational new drug application applicable to or required by any country, jurisdiction or Governmental Authority other than the United States; and (b) all supplements and amendments that may be filed with respect to the foregoing.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)all Funded Indebtedness;

(b)the Swap Termination Value of any Swap Contract;

(c)all Guarantees with respect to outstanding Indebtedness of the types specified in clauses (a) and (b) above of any other Person; and

(d)all Indebtedness of the types referred to in clauses (a) through (c) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person or a Subsidiary thereof is a general partner or joint venturer, unless such Indebtedness is expressly made non-recourse to such Person or such Subsidiary.

“Indemnified Taxes” has the meaning set forth in Section 3.01(a).

“Indemnitee” has the meaning set forth in Section 11.04(b).

“Information” has the meaning set forth in Section 11.07.

“Infringement” and “Infringes” mean the misappropriation or other violation of know-how, trade secrets, confidential information, and/or other Intellectual Property.

“Intellectual Property” means all (a) Patents; (b) Trademarks and all applications, registrations and renewals thereof; (c) Copyrights and other works of authorship (registered or unregistered), and all applications, registrations and renewals thereof; (d) Regulatory Authorizations; (e) Product Agreements; (f) computer software (excluding off-the-shelf commercial software), databases, websites and domain registrations, clinical data and documentation; (g) trade secrets and confidential information, whether patentable or unpatentable and whether or not reduced to practice, know-how, inventions, manufacturing processes and techniques, research and development information, data and other information included in or supporting Regulatory Authorizations; (h) financial, marketing and business data, pricing and cost information, business, finance and marketing plans, customer and prospective customer lists and information, and supplier and prospective supplier lists and information; (i) other intellectual property or similar proprietary rights; (j) copies and tangible embodiments of any of the foregoing (in whatever form or medium); (k) any and all improvements to any of the foregoing; and (l) and all exclusive and nonexclusive licenses from third parties to use any of the foregoing intellectual property or rights to use any intellectual property owned or licensed by such third parties.

“Interest Payment Date” means (a) the last Business Day of each March, June, September and December and (b) the Maturity Date.

“Interim Financial Statements” means the unaudited consolidated financial statements of the Borrower and its Subsidiaries for the fiscal quarter ended September 30, 2018, including balance sheets and statements of operations, shareholders’ equity and cash flows.

“Internal Revenue Code” means the United States Internal Revenue Code of 1986.

“Internal Revenue Service” means the United States Internal Revenue Service.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor Guarantees Indebtedness of such other Person, or (c) an Acquisition.  For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“Involuntary Disposition” means any loss of, damage to or destruction of, or any condemnation or other taking for public use of, any property of any Loan Party or any of its Subsidiaries.

“Joinder Agreement” means a joinder agreement substantially in the form of Exhibit C executed and delivered by a Subsidiary in accordance with the provisions of Section 7.12.

“Key Permits” means all Permits relating to the Products, including all applicable Regulatory Authorizations, the loss of which could reasonably be expected to result, either individually or in the aggregate, in a material adverse effect on any Product Development and Commercialization Activities associated with any Material Product.

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case having the force of law.

“Lebri” means lebrikizumab, an injectable drug product comprising humanized monoclonal anti-interleukin-13 antibody.

“Lenders” means each of the Persons identified as a “Lender” on the signature pages hereto and their successors and assigns.

“Lending Office” means, as to any Lender, the office address of such Lender and, as appropriate, account of such Lender set forth on Schedule 11.02 or such other address or account as such Lender may from time to time notify the Borrower and the Administrative Agent.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan” means an extension of credit by a Lender to the Borrower under Article II in the form of a Term A Loan, a Term B Loan or a Term C Loan.

“Loan Documents” means this Agreement, each Note, each Joinder Agreement, each Collateral Document, any intercreditor agreement entered into by the Administrative Agent with respect to Permitted Senior Revolving Credit Indebtedness and any other agreement, instrument or document designated by its terms as a “Loan Document”.

“Loan Notice” means a notice of a Borrowing of Loans pursuant to Section 2.02(a), which shall be substantially in the form of Exhibit A.

“Loan Parties” means, collectively, the Borrower and each Guarantor.

“Make-Whole Amount” means, on any date of determination, with respect to any Loan that is prepaid or required to be prepaid, the amount, if any, by which (a) the sum of (i) one hundred and five percent (105.00%) of the principal amount of the Loan prepaid or required to be prepaid plus (ii) the present value as of such date of determination (as determined by the Administrative Agent in accordance with customary practice) of all interest that would have accrued on the principal amount of the Loan prepaid or required to be prepaid through and including the second (2nd) anniversary of the date of the Borrowing of such Loan, computed using a discount rate equal to the Three-Month Treasury Rate plus one percent (1.00%), exceeds (b) the principal amount of the Loan prepaid or required to be prepaid.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the business, assets, properties, liabilities (actual or contingent) or financial condition of the Borrower and its Subsidiaries taken as a whole, (b) a material impairment of the rights and remedies of the Administrative Agent or any Lender under any Loan Document to which it is a party or a material impairment in the perfection or priority of the Administrative Agent’s security interests in the Collateral (except in the case of this clause (b), to the extent that the loss of any perfection or priority results from the failure of the Administrative Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Collateral Documents or to file Uniform Commercial Code financing statements or continuation statements or other similar filings), (c) a material adverse effect on the ability of any Loan Party to perform its payment obligations under any Loan Document to which it is a party, or (d) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party; provided, that, in no event shall the failure of Lebri to achieve any specific result or approval in the  clinical trial phase of development or any foreseeable direct result thereof be deemed a “Material Adverse Effect”.

“Material Contracts” means each contract or agreement to which any Loan Party or any Subsidiary is a party, the breach, nonperformance or cancellation of which or the failure to renew could, individually or, together with its related contracts or agreements in the aggregate, reasonably be expected to have a Material Adverse Effect.

“Material Intellectual Property” means all items of Intellectual Property owned or licensed by any Loan Party or any Subsidiary that are, individually or, together with related Intellectual Property, in the aggregate, material to the business, assets or financial condition of the Borrower and its Subsidiaries.

“Material Product” means (a) Qbrexza, (b) Lebri and (c) each other Product the loss of which could reasonably be expected, either individually or, together with its related (as determined based on the applicable drug substance) Products in the aggregate, to have a Material Adverse Effect.

“Material Regulatory Authorization” means any Regulatory Authorization where the failure to possess or maintain such Regulatory Authorization, or any restriction placed thereon, in either case, could reasonably be expected, either individually or in the aggregate, to result in (a) a material adverse effect on any Product Development and Commercialization Activities associated with any Product or (b) a Material Adverse Effect.

“Maturity Date” means December 3, 2023; provided, that, if such date is not a Business Day, the Maturity Date shall be the first Business Day immediately preceding such date.

“Maximum Rate” has the meaning set forth in Section 11.09.

“Medicaid” means that means-tested entitlement program under Title XIX of the Social Security Act, which provides federal grants to states for medical assistance based on specific eligibility criteria, as set forth at Section 1396, et seq. of Title 42 of the United States Code, as amended, and any statute succeeding thereto.

“Medicare” means that government-sponsored entitlement program under Title XVIII of the Social Security Act, which provides for a health insurance system for eligible elderly and disabled individuals, as set forth at Section 1395, et seq. of Title 42 of the United States Code, as amended, and any statute succeeding thereto.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgage” or “Mortgages” means, individually or collectively, as the context requires, each of the mortgages, deeds of trust or deeds to secure debt executed by a Loan Party that purport to grant to the Administrative Agent, for the benefit of the Secured Parties, a security interest in the fee interest of any Loan Party in real property (other than Excluded Property).

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Multiple Employer Plan” means a Plan which has two or more contributing sponsors (including the Borrower or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

“NDA” means a new drug application filed with the FDA pursuant to section 505(b) of the FDCA, along with all supplements and amendments thereto, and any similar application for marketing authorization required by any country, jurisdiction or Governmental Authority other than the United States

“Net Cash Proceeds” means the aggregate cash or Cash Equivalents proceeds received by any Loan Party or any Subsidiary in respect of any Disposition, Debt Issuance, Involuntary Disposition or Extraordinary Receipt (for the avoidance of doubt, excluding fees, milestones, upfront payments, royalties and any other payments received from licensing of Intellectual Property of the type described in clause (f) of the definition of “Disposition”), net of (a) direct costs incurred in connection therewith (including, without limitation, legal, accounting and investment banking fees, and sales commissions), (b) taxes paid or reasonably determined by the Borrower to be payable as a result thereof, (c) amounts that are set aside as a reserve (i) for adjustments in respect of the purchase price of such assets and (ii) for any liabilities associated with such sale or casualty, in each case, to the extent such reserve is required by GAAP and (d) in the case of any Disposition, Involuntary Disposition or Extraordinary Receipt, the amount necessary to retire any Indebtedness secured by a Permitted Lien (ranking senior to any Lien of the Administrative Agent) on the related property; it being understood that “Net Cash Proceeds” shall include, without limitation, any cash or Cash Equivalents received upon the sale or other disposition of any non-cash consideration received by any Loan Party or any Subsidiary in any Disposition, Debt Issuance, Involuntary Disposition or Extraordinary Receipt (for the avoidance of doubt, excluding fees, milestones, upfront payments, royalties and any other payments received from licensing of Intellectual Property of the type described in clause (f) of the definition of “Disposition”).

“Net Cash Proceeds U.S. Licensing” means Net Cash Proceeds received by any Loan Party or any Subsidiary in respect of any licensing of Intellectual Property (including, for the avoidance of doubt, any licensing of Qbrexza (or any Material Intellectual Property related to Qbrexza) in the United States, to the extent constituting a Disposition (including, for the avoidance of doubt, any licensing of Lebri (or any Material Intellectual Property related to Lebri) in the United States for the treatment of atopic dermatitis).

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 11.01 and (b) has been approved by the Required Lenders.

“Not Otherwise Applied” means, with reference to any amount of proceeds of any issuance of Equity Interests, that such amount was not previously applied in determining the permissibility of any transaction under the Loan Documents where such permissibility was (or may have been) contingent on the receipt of such amount or the availability of such amount for such purpose.

“Note” or “Notes” means the Term A Notes, the Term B Notes and the Term C Notes, individually or collectively, as appropriate.

“Obligations” means (a) all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan and (b) all costs and expenses incurred in connection with enforcement and collection of the foregoing, including the fees, charges and disbursements of counsel, in each case, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction), (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement or limited liability company agreement (or equivalent or comparable documents with respect to any non-U.S. jurisdiction), and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Administrative Proceeding” means any administrative proceeding relating to a dispute involving a patent office or other relevant intellectual property registry which relates to validity, opposition, revocation, ownership or enforceability of the relevant Copyrights, Patents or Trademarks.

“Outstanding Amount” means with respect to any Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of any Loans occurring on such date.

“Participant” has the meaning set forth in Section 11.06(d).

“Participant Register” has the meaning specified in Section 11.06(d).

“Patents” means any patent rights of any kind, including any and all: patents or patent applications, as well as all divisions, continuations, continuations in-part, provisionals, continued prosecution applications, substitutions, reissues, reexaminations, inter partes review, renewals, extensions, adjustments, restorations, supplemental protection certificates and other additions in connection therewith, whether in or related to the United States or any foreign country or other jurisdiction, together with the right to claim the priority thereto and the right to sue for past infringement of any of the foregoing.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Pension Funding Rules” means the rules of the Internal Revenue Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and set forth in Section 412, 430, 431, 432 and 436 of the Internal Revenue Code and Sections 302, 303, 304 and 305 of ERISA.

“Pension Plan” means any employee pension benefit plan (including a Multiple Employer Plan or a Multiemployer Plan) that is maintained or is contributed to by the Borrower and any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to minimum funding standards under Section 412 of the Internal Revenue Code.

“Permits” means all Regulatory Authorizations, permits, licenses, registrations, certificates, accreditations, orders, approvals, authorizations, consents, waivers, franchises, variances and similar rights issued by or obtained from any Governmental Authority or any other Person, including, without limitation, those relating to Environmental Laws.

“Permitted Acquisition” means an Investment consisting of an Acquisition by a Loan Party; provided, that, (a) the property acquired (or the property of the Person acquired) in such Acquisition is used or useful in the same or a reasonably related or complementary line of business as the Borrower and its Subsidiaries were engaged in on the Closing Date (or any reasonable extensions or expansions thereof), (b) no Default or Event of Default shall have occurred and be continuing or would result from such Acquisition, (c) the Administrative Agent shall have received all items in respect of the Equity Interests or property acquired in such Acquisition as and when required to be delivered by the terms of Section 7.12 and/or Section 7.14, (d) such Acquisition shall not be a “hostile” acquisition and shall have been approved by the Board of Directors and/or the shareholders (or equivalent) of the applicable Loan Party and the target of such Acquisition, (e) in the event of any such Acquisition for aggregate consideration in excess of $10,000,000, the Borrower shall have delivered to the Administrative Agent pro forma financial statements for the Borrower and its Subsidiaries after giving effect to such Acquisition for the twelve month period ending as of the most recent fiscal quarter end in a form reasonably satisfactory to the Administrative Agent, (f) the representations and warranties made by the Loan Parties in each Loan Document shall be true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality or reference to Material Adverse Effect) at and as if made as of the date of such Acquisition (after giving effect thereto) except to the extent any such representation and warranty expressly relates to an earlier date, in which case it shall be true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality or reference to Material Adverse Effect) as of such earlier date and (g) the aggregate consideration (including cash and non-cash consideration, deferred purchase price and any Earn Out Obligations (other than Earn Out Obligations to the extent such Earn Out Obligations could not become due and payable prior to the Facility Termination Date) but excluding (x) consideration in the form of Qualified Capital Stock of the Borrower and (y) consideration constituting Qualified Capital Stock Proceeds (in the case of each of clauses (x) and (y), to the extent not constituting a Change of Control)) paid by the Borrower and its Subsidiaries for all such Acquisitions during the term of this Agreement shall not exceed $50,000,000 in the aggregate.

“Permitted Liens” means, at any time, Liens in respect of property of any Loan Party or any of its Subsidiaries permitted to exist at such time pursuant to the terms of Section 8.01.

“Permitted Refinancing (2022 Convertible Notes) Indebtedness” means Convertible Bond Indebtedness of the Borrower which refinances outstanding 2022 Convertible Notes Indebtedness; provided, that, (a) the principal amount (or accreted value, if applicable) of such Convertible Bond Indebtedness does not exceed the outstanding principal amount (or accreted value, if applicable) of the 2022 Convertible Notes Indebtedness so refinanced except by an amount equal to accrued and unpaid interest thereon plus other reasonable amounts paid, and fees and expenses reasonably incurred (including any original issue discount and upfront fees) in connection with such refinancing, (b) such Convertible Bond Indebtedness shall be unsecured, (c) no Subsidiary shall Guarantee such Convertible Bond Indebtedness, (d) such Convertible Bond Indebtedness shall not mature, and no scheduled or mandatory principal payments, prepayments, cash settlements, repurchases, redemptions or sinking fund or like payments (but excluding, for the avoidance of doubt, cash interest payments) of such Convertible Bond Indebtedness shall be required at any time on or prior to the date that is one hundred eighty-one (181) days after the Maturity Date, other than upon a “Change of Control”, “fundamental change” or similar event, (e) such Convertible Bond Indebtedness shall (i) not include covenants and defaults that are, taken as a whole, more restrictive on the Loan Parties than the covenants and defaults set forth in the 2022 Convertible Notes Indenture (and the other documents and agreements entered into in connection with the 2022 Convertible Notes) and (ii) have a cash interest rate of less than the greater of (x) five and three-quarters of one percent (5.75%) per annum and (y) such cash interest rate as the Administrative Agent, in its sole discretion, shall approve in writing after the Closing Date, upon the request of the Borrower in light of changes to market interest rates for similar convertible notes, (f) such Convertible Bond Indebtedness shall include conversion, redemption and fundamental change provisions that are substantially similar to the conversion, redemption and fundamental change provisions set forth in the 2022 Convertible Notes Indenture (and the other documents and agreements entered into in connection with the 2022 Convertible Notes), (g) no Default or Event of Default shall have occurred and be continuing at the time of incurrence of such Convertible Bond Indebtedness or could result therefrom and (h) the Borrower shall have delivered to the Administrative Agent a certificate of a Responsible Officer of the Borrower certifying as to the foregoing.

“Permitted Senior Revolving Credit Documents” means each agreement, instrument and document entered into by the Borrower or any Subsidiary in connection with Permitted Senior Revolving Credit Indebtedness (and in the case of such agreements, instruments and documents that are material, in each case in form and substance reasonably satisfactory to the Required Lenders), as the same may be amended, modified, extended, restated, replaced or supplemented from time to time subject to the terms and provisions of the intercreditor agreement entered into by the Administrative Agent in connection therewith.

“Permitted Senior Revolving Credit Indebtedness” means senior secured Indebtedness of the Borrower in a maximum principal amount not to exceed $15,000,000 at any one time outstanding which satisfies the following requirements: (a) the Borrower shall have delivered to the Administrative Agent and the Lenders all material Permitted Senior Revolving Credit Documents concurrently with its entry into such Permitted Senior Revolving Credit Documents, certified by a Responsible Financial Officer of the Borrower and (b) no Subsidiary of the Borrower shall Guarantee, or provide a Lien with respect to, such Indebtedness if such Subsidiary does not provide a Guaranty of the Obligations (and pledge its assets in support thereof) in accordance with the terms of the Loan Documents.

“Permitted Senior Revolving Credit Requirement” means that, on any date of determination, the Term B Loans shall have been advanced pursuant to Section 2.01(b).

“Person” means any natural person, corporation, limited liability company, trust, unincorporated organization, joint venture, association, company, partnership, Governmental Authority or any other legal entity, whether acting in an individual, fiduciary or other capacity.

“PHSA” means the Public Health Service Act (or any successor thereto), as amended from time to time, and the rules, regulations, guidelines, guidance documents and compliance policy guides issued or promulgated thereunder.

“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan), maintained for employees of the Borrower or any ERISA Affiliate or any such Plan to which the Borrower or any ERISA Affiliate is required to contribute on behalf of any of its employees.

“Pledge Agreement” means that certain pledge agreement dated as of the Closing Date executed in favor of the Administrative Agent, for the benefit of the Secured Parties, by each of the Loan Parties, as amended or modified from time to time in accordance with the terms hereof.

“Product” means any current or future service or product researched, designed, developed, manufactured, licensed, marketed, advertised, sold, offered for sale, performed, distributed, tested, provided or commercialized by the Borrower or any Subsidiary, including any such product in development or which may be developed, including those products set forth on Schedule 1.01 (as updated from time to time in accordance with the terms of this Agreement), provided, that, if the Loan Parties shall fail to comply with their obligations under this Agreement to give notice to the Administrative Agent and update Schedule 1.01 prior to manufacturing, selling, developing, testing or marketing any new Product, any such improperly undisclosed Product shall be deemed to be included in this definition.

“Product Agreement” means each agreement, license, document, instrument, interest (equity or otherwise) or the like under which one or more parties grants or receives any right, title or interest with respect to any Product Development and Commercialization Activities in respect of one or more Products specified therein or to exclude third parties from engaging in, or otherwise restricting any right, title or interest as to any Product Development and Commercialization Activities with respect thereto, including each contract or agreement with suppliers, manufacturers, pharmaceutical companies, distributors, clinical research organizations, hospitals, group purchasing organizations, wholesalers, pharmacies or any other Person related to any such entity.

“Product Authorizations” means any and all approvals, licenses, notifications, registrations or authorizations of any Governmental Authority for the testing, manufacture, development, distribution, use, storage, import, export, transport, promotion, marketing, sale or commercialization of a Product in any country or jurisdiction, including without limitation registration and listing, INDs, NDAs and similar applications.

“Product Development and Commercialization Activities” means, with respect to any Product, any combination of research, development, manufacture, import, use, sale, importation, storage, labeling, marketing, promotion, supply, distribution, testing, packaging, purchasing or other commercialization activities, receipt of payment in respect of any of the foregoing, or like activities the purpose of which is to develop or commercially exploit such Product.

“Public Borrower Materials” has the meaning set forth in Section 7.02.

“Qbrexza” means any topical treatment of hyperhidrosis containing glycopyrronium tosylate or any other anticholinergic agent (whether pre-clinical, investigational or approved), including but not limited to any drug product approved under Section 505(b) or 505(j) of the Food, Drug and Cosmetic Act.

“Qualified Capital Stock” of any Person means any Equity Interests of such Person that are not Disqualified Capital Stock.

“Qualified Capital Stock Proceeds” means, with respect to any Permitted Acquisition, net cash proceeds received by the Borrower from any issuance of its Qualified Capital Stock occurring not more than twelve (12) months prior to such Permitted Acquisition; provided, that, such net cash proceeds (x) are Not Otherwise Applied and (y) from the date of receipt by the Borrower thereof through the date of the applicable Permitted Acquisition, constitute Earmarked Cash.

“Real Property Security Documents” means with respect to the fee interest of any Loan Party in any real property:

(a)a fully executed and notarized Mortgage encumbering the fee interest of such Loan Party in such real property;

(b)if requested by the Administrative Agent in its sole discretion, maps or plats of an as-built survey of the sites of such real property certified to the Administrative Agent and the title insurance company issuing the policies referred to in clause (c) of this definition in a manner satisfactory to each of the Administrative Agent and such title insurance company, dated a date satisfactory to each of the Administrative Agent and such title insurance company by an independent professional licensed land surveyor, which maps or plats and the surveys on which they are based shall be sufficient to delete any standard printed survey exception contained in the applicable title policy and be made in accordance with the Minimum Standard Detail Requirements for Land Title Surveys jointly established and adopted by the American Land Title Association and the National Society of Professional Surveyors, Inc. in 2016 with items 2, 3, 4, 6(b), 7(a), 7(b)(1), 7(c), 8, 9, 10, 11, 13, 14, 16,17, 18 and 19 on Table A thereof completed;

(c)ALTA mortgagee title insurance policies issued by a title insurance company acceptable to the Administrative Agent with respect to such real property, assuring the Administrative Agent that the Mortgage covering such real property creates a valid and enforceable first priority mortgage lien on such real property, free and clear of all defects and encumbrances except Permitted Liens, which title insurance policies shall otherwise be in form and substance satisfactory to the Administrative Agent and shall include such endorsements as are requested by the Administrative Agent;

(d)(i) a completed “Life-of-Loan” Federal Emergency Management Agency Standard Flood Hazard Determination with respect to such real property (together with a notice about special flood hazard area status and flood disaster assistance duly executed by each Loan Party relating thereto) and (ii) if such real property is a Flood Hazard Property, (A)  notices to (and confirmations of receipt by) such Loan Party as to the existence of a special flood hazard and, if applicable, the unavailability of flood hazard insurance under the National Flood Insurance Program and (B) evidence of applicable flood insurance, if available, in each case in such form, on such terms and in such amounts as required by The National Flood Insurance Reform Act of 1994 or as otherwise required by the Administrative Agent;

(e)if requested by the Administrative Agent in its sole discretion, an environmental assessment report as to such real property, in form and substance and from professional firms acceptable to the Administrative Agent;

(f)if requested by the Administrative Agent in its sole discretion, evidence reasonably satisfactory to the Administrative Agent that such real property, and the uses of such real property, are in compliance in all material respects with all applicable zoning laws (the evidence submitted as to which should include the zoning designation made for such real property, the permitted uses of such real property under such zoning designation and, if available, zoning requirements as to parking, lot size, ingress, egress and building setbacks); and

(g)if requested by the Administrative Agent in its sole discretion, an opinion of legal counsel to the Loan Party granting the Mortgage on such real property, addressed to the Administrative Agent and each Lender, in form and substance reasonably acceptable to the Administrative Agent.

“Recipient” means the Administrative Agent, any Lender, and any other recipient of any payment by or on account of any obligation of any Loan Party under any Loan Document.

“Register” has the meaning set forth in Section 11.06(c).

“Regulatory Agencies” means any Governmental Authority that is concerned with the use, control, safety, efficacy, reliability, manufacturing, marketing, distribution, sale or other Product Development and Commercialization Activities relating to any Product, including CMS, FDA, DEA, and all similar agencies in other jurisdictions, and includes Standard Bodies.

“Regulatory Authorizations” means all approvals, clearances, notifications, authorizations, orders, exemptions, registrations, certifications, licenses and permits granted by, submitted to or filed with any Regulatory Agencies, including all Product Authorizations.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors, sub-advisors and representatives of such Person and of such Person’s Affiliates.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the thirty-day notice period has been waived.

“Required Lenders” means, at any time, Lenders having Total Credit Exposures representing more than fifty percent (50%) of the Total Credit Exposures of all Lenders.  The Total Credit Exposure of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.

“Responsible Financial Officer” means the chief executive officer, chief financial officer, treasurer or assistant treasurer of a Loan Party and, solely for purposes of the delivery of certificates pursuant to Sections 5.01 or 7.12(b), the secretary or any assistant secretary of a Loan Party.  Any document delivered hereunder that is signed by a Responsible Financial Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Financial Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Responsible Officer” means the chief executive officer, chief financial officer, chief development officer, treasurer, assistant treasurer or head of legal of a Loan Party and, solely for purposes of the delivery of certificates pursuant to Sections 5.01 or 7.12(b), the secretary or any assistant secretary of a Loan Party.  Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted” means, when referring to cash or Cash Equivalents of the Loan Parties, that such cash or Cash Equivalents (a) appear (or would be required to appear) as “restricted” on a consolidated balance sheet of the Borrower and its Subsidiaries as determined in accordance with GAAP (other than as a result of the Liens of the Administrative Agent for the benefit of the Secured Parties) or (b) are subject to any Lien in favor of any Person (other than bankers’ liens and rights of setoff) other than the Administrative Agent for the benefit of the Secured Parties.

“Restricted Payment” means (a) any dividend or other distribution, direct or indirect, on account of any shares (or equivalent) of any class of Equity Interests of any Loan Party or any of its Subsidiaries, now or hereafter outstanding, (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares (or equivalent) of any class of Equity Interests of any Loan Party or any of its Subsidiaries, now or hereafter outstanding, (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of Equity Interests of any Loan Party or any of its Subsidiaries, now or hereafter outstanding and (d) any payment made in cash to the holders of Convertible Bond Indebtedness in excess of the original principal (or notional) amount thereof, interest thereon and any fees due thereunder.

“Revolving Credit Lender” has the meaning set forth in Section 8.01(s).

“Revolving Credit Priority Collateral” has the meaning set forth in Section 8.03(f).

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of McGraw-Hill Financial, Inc., and any successor thereto.

“Safety Notice” means any product recall, field notification, safety alert, correction, withdrawal, warning, “dear doctor” letter, investigator notice, “serious adverse event” report, clinical hold, marketing suspension, removal, label change request or the like.

“Sale and Leaseback Transaction” means, with respect to any Loan Party or any Subsidiary, any arrangement, directly or indirectly, with any Person whereby the Loan Party or such Subsidiary shall sell or transfer any property used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred.

“Sanction(s)” means any sanction administered or enforced by the United States government (including, without limitation, OFAC), the United Nations Security Council, the European Union, Her Majesty’s Treasury (“HMT”) or other relevant sanctions authority.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Parties” means, collectively, the Administrative Agent, the Lenders, the Indemnitees and each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 10.05.

“Securities Act” means the Securities Act of 1933.

“Securitization Transaction” means, with respect to any Person, any financing transaction or series of financing transactions (including factoring arrangements) pursuant to which such Person or any Subsidiary of such Person may sell, convey or otherwise transfer, or grant a security interest in, accounts, payments, receivables, rights to future lease payments or residuals or similar rights to payment to a special purpose subsidiary or affiliate of such Person.

“Security Agreement” means the security agreement dated as of the Closing Date executed in favor of the Administrative Agent, for the benefit of the Secured Parties, by each of the Loan Parties, as amended or modified from time to time in accordance with the terms hereof.

“Solvent” or “Solvency” means, with respect to any Person as of a particular date, that on such date (a) such Person is able to pay its debts and other liabilities, contingent obligations and other commitments as they mature in the ordinary course of business, (b) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature in their ordinary course, (c) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged or is to engage, (d) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person and (e) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured.  In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of Voting Stock is at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.  Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Standard Bodies” means any of the organizations that create, sponsor or maintain safety, quality or other standards, including ISO, ANSI, CEN and SCC and the like.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b)

any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s) and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Synthetic Lease” means any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing arrangement whereby the arrangement is considered borrowed money indebtedness for tax purposes but is classified as an operating lease or does not otherwise appear on a balance sheet under GAAP.

“Taxes” has the meaning set forth in Section 3.01(a).

“Term A Borrowing” means a borrowing consisting of simultaneous Term A Loans made by each of the Term A Lenders pursuant to Section 2.01(a).

“Term A Commitment” means, as to each Term A Lender, its obligation to make a Term A Loan to the Borrower pursuant to Section 2.01(a), in the principal amount set forth opposite such Lender’s name on Schedule 2.01. The aggregate principal amount of the Term A Commitments of all of the Term A Lenders as in effect on the Closing Date is THIRTY-FIVE MILLION DOLLARS ($35,000,000).

“Term A Facility” means, at any time, (a) on or prior to the Closing Date, the aggregate amount of the Term A Commitments at such time and (b) thereafter, the aggregate principal amount of the Term A Loans of all Term A Lenders outstanding at such time.

“Term A Lender” means (a) at any time on or prior to the Closing Date, any Lender that has a Term A Commitment at such time and (b) at any time after the Closing Date, any Lender that holds one or more Term A Loans at such time.

“Term A Loan” means an advance made by any Term A Lender under the Term A Facility.

“Term A Note” has the meaning set forth in Section 2.09.

“Term B Availability Period” means the period from and after the Closing Date to the earliest of (a) July 1, 2019, (b) the date of termination of the Term B Commitments pursuant to Section 2.04 and (c) the date of termination of the Term B Commitments pursuant to Section 9.02.

“Term B Borrowing” means a borrowing consisting of simultaneous Term B Loans made by each of the Term B Lenders pursuant to Section 2.01(b).

“Term B Borrowing Date” means the date that the Term B Borrowing shall be made pursuant to Section 2.01(b).

“Term B Commitment” means, as to each Lender, its obligation to make a Term B Loan to the Borrower pursuant to Section 2.01(b), in the principal amount set forth opposite such Lender’s name on Schedule 2.01. The aggregate principal amount of the Term B Commitments of all of the Lenders as in effect on the Closing Date is FORTY MILLION DOLLARS ($40,000,000).

“Term B Facility” means, at any time, (a) during the Term B Availability Period, the aggregate amount of the Term B Commitments at such time and (b) thereafter, the aggregate principal amount of the Term B Loans of all Term B Lenders outstanding at such time.

“Term B Lender” means (a) at any time during the Term B Availability Period, any Lender that has a Term B Commitment at such time and (b) at any time thereafter, any Lender that holds one or more Term B Loans at such time.

“Term B Loan” means an advance made by any Term B Lender under the Term B Facility.

“Term B Note” has the meaning set forth in Section 2.09.

“Term C Availability Period” means the period from and after the Closing Date to the earliest of (a) March 2, 2020, (b) the date of termination of the Term C Commitments pursuant to Section 2.04 and (c) the date of termination of the Term C Commitments pursuant to Section 9.02.

“Term C Borrowing” means a borrowing consisting of simultaneous Term C Loans made by each of the Term C Lenders pursuant to Section 2.01(c).

“Term C Borrowing Date” means the date that the Term C Borrowing shall be made pursuant to Section 2.01(c).

“Term C Commitment” means, as to each Lender, its obligation to make a Term C Loan to the Borrower pursuant to Section 2.01(c), in the principal amount set forth opposite such Lender’s name on Schedule 2.01. The aggregate principal amount of the Term C Commitments of all of the Lenders as in effect on the Closing Date is FIFTY MILLION DOLLARS ($50,000,000).

“Term C Draw Conditions” means the conditions that (a) the Borrower shall have delivered (on or before the date that the Term C Borrowing is requested in accordance with Section 2.02(a)) to the Administrative Agent a certificate of a Responsible Financial Officer of the Borrower (in form and substance reasonably satisfactory to the Administrative Agent), certifying that Consolidated Qbrexza U.S. Net Product Sales for the four fiscal quarter period then most recently ended for which financial statements have been delivered pursuant to Section 7.01(a) or (b) were at least $45,000,000 and (b) if the date on which the Term C Borrowing is requested in accordance with Section 2.02(a) is on or prior to July 1, 2019, the Term B Borrowing shall have occurred prior to (or contemporaneously with) the Term C Borrowing.

“Term C Facility” means, at any time, (a) during the Term C Availability Period, the aggregate amount of the Term C Commitments at such time and (b) thereafter, the aggregate principal amount of the Term C Loans of all Term C Lenders outstanding at such time.

“Term C Lender” means (a) at any time during the Term C Availability Period, any Lender that has a Term C Commitment at such time and (b) at any time thereafter, any Lender that holds one or more Term C Loans at such time.

“Term C Loan” means an advance made by any Term C Lender under the Term C Facility.

“Term C Note” has the meaning set forth in Section 2.09.

“Third Party” means any Person other than the Borrower or any Subsidiary or Affiliate thereof.

“Three-Month Treasury Rate” means, as of any date of determination, the weekly average yield as of such date of determination of actually traded United States Treasury securities adjusted to a constant maturity of three (3) months (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) that has become publically available at least two (2) Business Days prior to such date of determination (or, if such Federal Reserve Statistical Release H.15(519) is no longer published, any publically available source of similar market data)).  For the avoidance of doubt, this calculation is based on yields on actively traded non-inflation-indexed issues adjusted to constant maturities.

“Threshold Amount” means $2,000,000.

“Total Credit Exposure” means, as to any Lender at any time, the unused Commitments of such Lender and the Outstanding Amount of all Loans of such Lender at such time.

“Trademarks” means any statutory or common law trademark, service mark, trade name, logo, symbol, trade dress, domain name, corporate name or other indicator of source or origin or identifies the goods and services of one provider from another, and all applications and registrations therefor, together with all of the goodwill associated therewith.

“Treasury Regulations” means the regulations, including temporary regulations, promulgated by the United States Treasury Department under the Internal Revenue Code, as such regulations may be amended from time to time (including the corresponding provisions of any future regulations).

“Uniform Commercial Code” means the Uniform Commercial Code as in effect in the State of New York; provided, that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “Uniform Commercial Code” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof or of the other Loan Documents relating to such perfection, effect of perfection or non-perfection or priority.

“United States” and “U.S.” mean the United States of America.

“Unrestricted Cash” means, at any time, cash (which shall include, for the avoidance of doubt, cash of the Loan Parties in deposit accounts) and Cash Equivalents of the Loan Parties (without duplication) that are not Restricted at such time.

“U.S. Loan Party” means the Borrower and each Guarantor that is a Domestic Subsidiary.

“Voting Stock” means, with respect to any Person, Equity Interests issued by such Person the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even though the right so to vote has been suspended by the happening of such a contingency.

“Wholly Owned Subsidiary” means any Person 100% of whose Equity Interests are at the time owned by the Borrower directly or indirectly through other Persons 100% of whose Equity Interests are at the time owned, directly or indirectly, by the Borrower.

“Withholding Agent” means any Loan Party, the Administrative Agent and any other Person required by applicable Law to withhold or deduct amounts from a payment made by or on account of any obligation of any Loan Party under any Loan Document.

“Work” means any work or subject matter that is subject to protection pursuant to Title 17 of the United States Code.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

1.02Other Interpretive Provisions.

With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including the Loan Documents and any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, modified, extended, restated, replaced or supplemented from time to time (subject to any restrictions set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “hereto”, “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in an Loan Document to Articles, Sections, Preliminary Statements, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Preliminary Statements, Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified, extended, restated, replaced or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all real and personal property and tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b)In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c)Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03Accounting Terms.

(a)Generally.  Except as otherwise specifically prescribed herein, all accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein; provided, however, that, calculations of Attributable Indebtedness under any Synthetic Lease or the implied interest component of any Synthetic Lease shall be made by the Borrower in accordance with accepted financial practice and consistent with the terms of such Synthetic Lease.  Notwithstanding the foregoing, for purposes of determining compliance with any covenant contained herein, Indebtedness of the Borrower and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.

(b)Changes in GAAP.  If at any time any change in GAAP would affect the computation of any financial requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders and the Borrower); provided, that, until so amended, (i) such requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as requested hereunder setting forth a reconciliation between calculations of such requirement made before and after giving effect to such change in GAAP.  Without limiting the foregoing, leases shall continue to be classified and accounted for on a basis consistent with that reflected in the Audited Financial Statements for all purposes of this Agreement, notwithstanding any change in GAAP relating thereto, unless the parties hereto shall enter into a mutually acceptable amendment addressing such changes, as provided for above.

(c)Calculations.  For purposes of all calculations hereunder, the principal amount of Convertible Bond Indebtedness shall be the outstanding principal (or notional) amount thereof, valued at par.

(d)Consolidation of Variable Interest Rate Entities.  All references herein to consolidated financial statements of the Borrower and its Subsidiaries or to the determination of any amount for the Borrower and its Subsidiaries on a consolidated basis or any similar reference shall, in each case, be deemed to include each variable interest entity that the Borrower is required to consolidate pursuant to FASB ASC 810 as if such variable interest entity was a Subsidiary as defined herein.

1.04Times of Day.

Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

ARTICLE II

THE COMMITMENTS

2.01Commitments.

(a)Term A Borrowing.  Subject to the terms and conditions set forth herein, each Term A Lender severally agrees to make a single loan to the Borrower, in Dollars, on the Closing Date in an aggregate amount not to exceed such Term A Lender’s Term A Commitment.  The Term A Borrowing shall consist of Term A Loans made simultaneously by the Term A Lenders in accordance with their respective Term A Commitments.  Term A Borrowings repaid or prepaid may not be reborrowed.

(b)Term B Borrowing.  Subject to the terms and conditions set forth herein, each Term B Lender severally agrees to make a single loan to the Borrower, in Dollars, on any Business Day during the Term B Availability Period, in an aggregate amount not to exceed such Term B Lender’s Term B Commitment; provided, that, for the avoidance of doubt, it is understood and agreed that there shall be no more than one (1) Term B Borrowing during the term of this Agreement.  The Term B Borrowing shall consist of Term B Loans made simultaneously by the Term B Lenders in accordance with their respective Term B Commitments.  Term B Borrowings repaid or prepaid may not be reborrowed.

(c)Term C Borrowing.  Subject to the terms and conditions set forth herein, each Term C Lender severally agrees to make a single loan to the Borrower, in Dollars, on any Business Day during the Term C Availability Period, in an aggregate amount not to exceed such Term C Lender’s Term C Commitment; provided, that, on or prior to such Business Day, the Term C Draw Conditions shall have been satisfied; provided, further, that, for the avoidance of doubt, it is understood and agreed that there shall be no more than one (1) Term C Borrowing during the term of this Agreement.  The Term C Borrowing shall consist of Term C Loans made simultaneously by the Term C Lenders in accordance with their respective Term C Commitments.  Term C Borrowings repaid or prepaid may not be reborrowed.

2.02Borrowings.

(a)Each Borrowing shall be made upon the Borrower’s irrevocable notice (in the form of a written Loan Notice, appropriately completed and signed by a Responsible Financial Officer of the Borrower) to the Administrative Agent, which must be given not later than 9:00 a.m. (x) on the Closing Date, in the case of the Term A Borrowing and (y) on the date at least five (5) Business Days in advance of the requested date of the Term B Borrowing or the Term C Borrowing, as the case may be.  Each Loan Notice shall specify (i) the requested date of the Borrowing (which shall be a Business Day) and (ii) the principal amount of Loans to be borrowed.  For the avoidance of doubt, the Term A Borrowing shall be in a principal amount of $35,000,000, the Term B Borrowing shall be in a principal amount of $40,000,000 and the Term C Borrowing shall be in a principal amount of $50,000,000.

(b)Following receipt of a Loan Notice for a Facility, the Administrative Agent shall promptly notify each Appropriate Lender of the amount of its Applicable Percentage under such Facility of the applicable Loans.  Each Appropriate Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Loan Notice.  Upon satisfaction of the applicable conditions set forth in Section 5.02 (and, if such Borrowing is the initial Borrowing, Section 5.01), the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent by wire transfer of such funds in accordance with instructions provided to (and acceptable to) the Administrative Agent by the Borrower.

2.03Prepayments.

(a)Voluntary Prepayments.  Subject to the payment of any prepayment premium as required under Section 2.03(e) and any other fees or amounts payable hereunder at such time, the Borrower may, upon written notice from the Borrower to the Administrative Agent, voluntarily prepay the Loans, in whole or in part; provided, that, (i) such notice must be received not later than 11:00 a.m. three (3) Business Days prior to the date of prepayment and (ii) any such prepayment shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof (or, if less, the entire principal amount thereof then outstanding).  Each such notice shall specify the date and amount of such prepayment.  If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein; provided, that, if such notice expressly states that it is conditioned upon the effectiveness of other credit facilities or the closing of a specified transaction, such notice may be revoked by the Borrower (by notice in writing to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.  Any prepayment pursuant to this Section 2.03(a) shall be accompanied by (x) all accrued interest on the principal amount of the Loans prepaid, (y) the prepayment premium required under Section 2.03(e) and (z) all fees, costs, expenses, indemnities and other amounts due and payable hereunder at the time of prepayment.  Each such prepayment shall be applied first, to outstanding Term C Loans (if any), second, to outstanding Term B Loans (if any) and third, to outstanding Term A Loans.  Each such prepayment shall be applied to the Loans of the Lenders in accordance with their respective Applicable Percentages in respect of each of the relevant Facilities.

(b)Mandatory Prepayments of Loans.

(i)Dispositions and Involuntary Dispositions.  (A) The Borrower shall promptly (and, in any event, within three (3) Business Days) prepay the Loans in an aggregate amount equal to 100% of the Net Cash Proceeds (other than any Net Cash Proceeds U.S. Licensing) of any Disposition or Involuntary Disposition received by any Loan Party or any Subsidiary to the extent (x) such Net Cash Proceeds are not reinvested in Eligible Assets within one hundred and eighty (180) days of the date of such Disposition or Involuntary Disposition and (y) after giving effect to all such reinvestments made during such period the aggregate Net Cash Proceeds (other than any Net Cash Proceeds U.S. Licensing) received by the Loan Parties and their Subsidiaries in the then current fiscal year with respect to all such Dispositions and Involuntary Dispositions exceeds $1,000,000 in the aggregate.  (B)  The Borrower shall promptly (and, in any event, within three (3) Business Days) prepay the Loans in an aggregate amount equal to 100% of any Net Cash Proceeds U.S. Licensing received by any Loan Party or any Subsidiary.  Any prepayment pursuant to this clause (i) shall be applied as set forth in clause (iv) below.

(ii)Extraordinary Receipts.  The Borrower shall promptly (and, in any event, within three (3) Business Days) upon the receipt by any Loan Party or any Subsidiary of the Net Cash Proceeds (excluding, for the avoidance of doubt, any Net Cash Proceeds U.S. Licensing which shall be subject to Section 2.03(b)(i)(B)) of any Extraordinary Receipt, prepay the Loans in an aggregate amount equal to 100% of such Net Cash Proceeds to the extent (x) such Net Cash Proceeds are not reinvested in Eligible Assets within one hundred and eighty (180) days of the date of such receipt and (y) with respect to any Extraordinary Receipt (or series of related Extraordinary Receipts), after giving effect to all such reinvestments the aggregate Net Cash Proceeds received by the Loan Parties and their Subsidiaries with respect to such Extraordinary Receipt (or series of related Extraordinary Receipts) exceeds $500,000 in the aggregate. Any prepayment pursuant to this clause (ii) shall be applied as set forth in clause (iv) below.

(iii)Debt Issuance.  The Borrower shall promptly (and, in any event, within three (3) Business Days) upon the receipt by any Loan Party or any Subsidiary of the Net Cash Proceeds of any Debt Issuance, prepay the Loans in an aggregate amount equal to 100% of such Net Cash Proceeds.  Any prepayment pursuant to this clause (iii) shall be applied as set forth in clause (iv) below.

(iv)Application of Mandatory Prepayments.  All payments under this Section 2.03(b) shall be applied first to all fees, costs, expenses, indemnities and other amounts due and payable hereunder, then proportionately (based on the relation of such amounts to the total amount of the relevant payment under this Section 2.03(b)) to the payment or prepayment (as applicable) of the following amounts of the Obligations: default interest, if any, prepayment premium required by Section 2.03(e), accrued interest and principal.  Each such prepayment shall be applied first, to outstanding Term C Loans (if any), second, to outstanding Term B Loans (if any) and third, to outstanding Term A Loans.  Each such prepayment shall be applied to the Loans of the Lenders in accordance with the respective Applicable Percentages in respect of each of the relevant Facilities.

(c)Change of Control.  Upon the occurrence of a Change of Control, the Borrower shall, at the direction of the Required Lenders, and may, at its option upon three (3) Business Days prior written notice from the Borrower to the Administrative Agent, prepay the Outstanding Amount of the Loans together with all accrued and unpaid interest thereon plus the prepayment premium required by Section 2.03(e) plus all other Obligations. Each such direction or notice shall specify the date and amount of such prepayment.  If such direction or notice is given, the Borrower shall make such prepayment and the payment amount specified in such direction or notice shall be due and payable on the date specified therein.  Each prepayment under this Section 2.03(c) shall be applied to the Loans of the Lenders in accordance with their respective Applicable Percentages.

(d)2022 Convertible Notes Indebtedness.  If, as of February 13, 2022, the aggregate outstanding principal amount of 2022 Convertible Notes Indebtedness is greater than $60,000,000, the Borrower shall immediately prepay the Outstanding Amount of the Loans together with all accrued and unpaid interest thereon plus the prepayment premium required by Section 2.03(e) plus all other Obligations.  Each prepayment under this Section 2.03(d) shall be applied to the Loans of the Lenders in accordance with their respective Applicable Percentages.

(e)Prepayment Premiums.  Notwithstanding anything to the contrary in this Agreement or any other Loan Document, if all or any portion of the Loans are prepaid, or required to be prepaid, pursuant to this Section 2.03, Article IX or otherwise, then, in all cases, the Borrower shall pay to the Lenders, for their respective ratable accounts, on the date on which such prepayment is paid or required to be paid, in addition to the other Obligations so prepaid or required to be prepaid, a prepayment premium equal to: (i) with respect to any prepayment paid or required to be paid on or prior to the second (2nd) anniversary of the date of the Borrowing of such Loan, an amount equal to the Make-Whole Amount with respect to such prepayment, (ii) with respect to any prepayment paid or required to be paid after the second (2nd) anniversary of the date of the Borrowing of such Loan but on or prior to the third (3rd) anniversary of the date of the Borrowing of such Loan, three percent (3.00%) of the principal amount of such Loan that is prepaid or required to be prepaid, (iii) with respect to any prepayment paid or required to be paid after the third (3rd) anniversary of the date of the Borrowing of such Loan but on or prior to the fourth (4th) anniversary of the date of the Borrowing of such Loan, one percent (1.00%) of the principal amount of such Loan that is prepaid or required to be prepaid and (iv) with respect to any prepayment paid or required to be paid thereafter, zero percent (0.00%) of the principal amount of such Loan that is prepaid or required to be prepaid.

2.04Termination of Commitments.

(a)Voluntary.  The Borrower may, upon written notice to the Administrative Agent during (i) the Term B Availability Period, terminate in full the Term B Commitments or (ii) the Term C Availability Period, terminate in full the Term C Commitments; provided, that: any such notice shall be received by the Administrative Agent not later than 9:00 a.m. five (5) Business Days prior to the date of termination.  Upon any termination of the Term B Commitments or the Term C Commitments, the Commitments of each Appropriate Lender shall be reduced by such Lender’s Applicable Percentage of such reduction amount.

(b)Mandatory.  The Term A Commitments will be automatically and permanently reduced to zero upon the Term A Borrowing pursuant to Section 2.01.  The Term B Commitments will be automatically and permanently reduced to zero upon the Term B Borrowing pursuant to Section 2.01.  The Term C Commitments will be automatically and permanently reduced to zero upon the Term C Borrowing pursuant to Section 2.01.  The Term B Commitments shall be automatically and permanently reduced to zero on the date that the Term B Availability Period shall end.  The Term C Commitments shall be automatically and permanently reduced to zero on the date that the Term C Availability Period shall end.

2.05Repayment of Loans.

The Borrower shall repay the outstanding principal amount of all Loans, together with all accrued and unpaid interest thereon and all other outstanding Obligations, on the Maturity Date.

2.06Interest.

(a)Pre-Default Rate.  Subject to the provisions of clause (b) below, each Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date thereof at a rate per annum equal to 10.75% per annum.

(b)Default Rate.  (i) Upon the occurrence and during the existence of any Event of Default, all outstanding Obligations shall thereafter bear interest at an interest rate per annum at all times equal to 13.75% per annum (the “Default Rate”), to the fullest extent permitted by applicable Laws and (ii) accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable in cash on demand.

(c)Interest Generally.  Interest on each Loan shall be due and payable in arrears on each Interest Payment Date and at such other times as may be specified herein.  Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.07Fees.

The Borrower shall pay to Athyrium a $1,250,000 closing fee on the Closing Date.  Such fee shall be fully earned when paid and shall be non-refundable for any reason whatsoever.  It is understood and agreed that Athyrium, the Administrative Agent and the Lenders reserve the right to allocate, in whole or in part, to their respective Affiliates, the fees payable to such Persons hereunder in such manner as Athyrium, the Administrative Agent, the Lenders and such Affiliates shall agree in their sole discretion.

2.08Computation of Interest.

All computations of interest shall be made on the basis of a 360-day year and actual days elapsed.  Interest shall accrue on each Loan for the day on which such Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which such Loan or such portion is paid.

2.09Evidence of Debt.

The Loans made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender in the ordinary course of business.  The accounts or records maintained by each Lender shall be conclusive absent manifest error of the amount of Loans made by the Lenders to the Borrower and the interest and payments thereon.  Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations.  Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender a promissory note, which shall evidence such Lender’s Loans in addition to such accounts or records.  Each such promissory note shall (a) in the case of the Term A Loans, be in the form of Exhibit B-1 (a “Term A Note”), (b) in the case of the Term B Loans, be in the form of Exhibit B-2 (a “Term B Note”) and (c) in the case of the Term C Loans, be in the form of Exhibit B-3.  Each Lender may attach schedules to its Note and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.

2.10Payments Generally.

(a)General.  All payments to be made by the Borrower shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff.  Subject to Section 9.03, all payments of principal, interest, prepayment premiums and fees on the Loans and all other Obligations payable by any Loan Party under the Loan Documents shall be due, without any presentment thereof, directly to the Lenders, at the respective Lending Offices of the Lenders; provided, that, if at the time of any such payment a Lender is a Defaulting Lender, such Defaulting Lender’s pro rata share of such payment shall be made directly to the Administrative Agent.  The Loan Parties will make such payments in Dollars, in immediately available funds not later than 2:00 p.m. on the date due, marked for attention as indicated, or in such other manner or to such other account in any United States bank as the Lenders may from time to time direct in writing.  All payments received by the Lenders after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.  If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest.

(b)Obligations of Lenders Several.  The obligations of the Lenders hereunder to make Loans and to make payments pursuant to Section 11.04(c) are several and not joint.  The failure of any Lender to make any Loan or to make any payment under Section 11.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or to make its payment under Section 11.04(c).

(c)Funding Source.  Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

2.11Sharing of Payments by Lenders.

If any Lender shall, by exercising any right of setoff or otherwise, obtain payment in respect of any principal of or interest on its portion of any of the Loans or prepayment premium in connection therewith resulting in such Lender’s receiving payment of a proportion of the aggregate amount of the Loans and accrued interest thereon and prepayment premium in connection therewith greater than its pro rata share thereof as provided herein, then the Lender shall (a) notify the Administrative Agent of such fact and (b) purchase (for cash at face value) participations in the portions of the Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of, accrued interest on and prepayment premium in connection with their respective portions of the Loans and other amounts owing them; provided, that:

(i)if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)the provisions of this Section 2.11 shall not be construed to apply to (x) any payment made by or on behalf of the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender) or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its portion of the Loans to any assignee or participant, other than an assignment to the Borrower or any Subsidiary (as to which the provisions of this Section shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

2.12Defaulting Lenders.

(a)Adjustments.  Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i)Waivers and Amendment.  The Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 11.01.

(ii)Reallocation of Payments.  Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article IX or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting

Lender pursuant to Section 11.08), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided, that, if (x) such payment is a payment of the principal amount of any Loans in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans were made at a time when the conditions set forth in Section 5.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of that Defaulting Lender.  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this Section 2.12(a)(ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(b)Defaulting Lender Cure.  If the Borrower and the Administrative Agent agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will cease to be a Defaulting Lender; provided, that, no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; provided, further, that, except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender having been a Defaulting Lender.

ARTICLE III

TAXES, INCREASED COSTS AND YIELD PROTECTION

3.01Taxes.

(a)All payments of principal and interest on the Loans and all other amounts payable hereunder shall be made free and clear of and without deduction for any present or future income, excise, stamp, documentary, property or franchise taxes and other taxes, fees, duties, levies, assessments, withholdings or other charges of any nature whatsoever (including interest and penalties thereon) imposed by any taxing authority, excluding (w) taxes attributable to a Recipient’s failure to comply with Section 3.01(c), (x) taxes imposed on or measured by net income imposed by the jurisdiction under which a Recipient is organized, conducts business or has any present or former connection (other than a connection arising solely as the result of entering into any of the

Loan Documents or taking any action thereunder), (y) U.S. federal withholding taxes imposed on amounts payable to or for the account of a Recipient with respect to an applicable interest in a Loan or Commitment pursuant to a Law in effect on the date on which (i) such Recipient acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower pursuant to Section 11.13) or (ii) such Recipient changes its Lending Office, except in each case to the extent that, pursuant to this Section 3.01, amounts with respect to such taxes were payable either to such Recipient’s assignor immediately before such Recipient became a party hereto or to such Recipient immediately before it changed its Lending Office and (z) U.S. federal withholding tax imposed under FATCA (all non-excluded items being called “Indemnified Taxes”). If any withholding or deduction of any Indemnified Taxes from any payment by or on account of any obligation of any Loan Party hereunder is required in respect of any Indemnified Taxes pursuant to any applicable Law, then (i) the applicable Withholding Agent shall be entitled to make such withholding or deduction and shall pay directly to the relevant Governmental Authority the full amount required to be so withheld or deducted, (ii) the applicable Withholding Agent shall promptly forward to the Administrative Agent an official receipt or other documentation satisfactory to the Administrative Agent evidencing such payment to such Governmental Authority and (iii) the sum payable by the applicable Loan Party shall be increased by such additional amount or amounts as is necessary to ensure that the net amount actually received by the applicable Recipient will equal the full amount such Recipient would have received had no such withholding or deduction for Indemnified Taxes been required.

(b)The Borrower shall indemnify each Recipient, within ten (10) days after written demand therefor, for the full amount of any Indemnified Taxes (including Taxes imposed on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment by such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability, setting forth the basis and calculation thereof, delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(c)Each Lender that is not a “United States person” as defined in Section 7701(a)(30) of the Internal Revenue Code that purports to become an assignee of an interest pursuant to Section 11.06 after the Closing Date (each such Lender a “Foreign Lender”) shall execute and deliver to each of the Borrower and the Administrative Agent on or prior to the date that such Lender becomes a party hereto (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), one or more (as the Borrower or the Administrative Agent may reasonably request) duly completed and executed copies of Internal Revenue Service Forms W-8ECI, W-8BEN, W-8BEN-E, W-8IMY (as applicable) and other applicable forms, certificates or documents prescribed by the Internal Revenue Service or reasonably requested by the Borrower or the Administrative Agent certifying as to such Lender’s entitlement to any available exemption from or reduction of withholding or deduction of taxes, including FATCA. Solely for purposes of this clause (c), FATCA shall include any amendments made to FATCA after the date of this Agreement. Each Lender that is a “United States person” as defined in Section 7701(a)(30) of the Internal Revenue Code shall execute and deliver to the Borrower and the Administrative Agent on or prior to the date such Lender becomes a party hereto (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), one or more (as the Borrower or the Administrative Agent may reasonably request) duly completed and executed copies of Internal Revenue Service Form W-9 certifying that such Lender is not subject to United States backup withholding. The Borrower shall not be required to pay additional amounts to any Foreign Lender pursuant to this Section 3.01 with respect to taxes attributable to the failure of such Foreign Lender to comply with this paragraph.

(d)Each Lender agrees that if any form or certification it previously delivered pursuant to this Section 3.01 expires or becomes obsolete or inaccurate in any respect, it shall promptly update such form or certification or promptly notify the Administrative Agent and the Borrower of its inability to do so.

(e)Each Recipient shall claim any refund that it determines, in its sole discretion exercised in good faith, is available to it, unless it concludes in its sole discretion exercised in good faith that such Recipient would be adversely affected by making such a claim. If any party determines, in its good faith reasonable discretion, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 3.01 (including by the payment of additional amounts pursuant to this Section 3.01), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund).  Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this clause (e) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this clause (e), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this clause (e) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.  This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

3.02Increased Costs.

(a)Increased Costs Generally.  If any Change in Law shall:

(i)impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender;

(ii)subject any Recipient to any taxes (other than (A) Taxes that are covered by Section 3.01(b) and (B) taxes that are excluded from the definition of Taxes in Section 3.01(a)) on its loans, loan principal, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)impose on any Lender any other condition, cost or expense (other than taxes) affecting this Agreement;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Loan (or of maintaining its obligation to make any such Loan), then, upon written demand of such Lender, the Borrower will pay to such Lender, as the case may be, such additional amount or amounts as will compensate such Lender, as the case may be, for such additional costs incurred or reduction suffered.

(b)Capital Requirements.  If any Lender determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender, as the case may be, such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c)Certificates for Reimbursement.  A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in clause (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error.  The Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d)Delay in Requests.  Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s right to demand such compensation, provided, that, the Borrower shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine (9) months prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

3.03Mitigation Obligations; Replacement of Lenders.

(a)Designation of a Different Lending Office.  If any Lender requests compensation under Section 3.02 or requires the Borrower to pay any Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01 or if any Lender gives a notice pursuant to Section 3.02, then at the request of the Borrower such Lender shall, as applicable, use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.02, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.04, as applicable, and (ii) in each case, would not subject such Lender, as the case may be, to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)Replacement of Lenders.  If any Lender requests compensation under Section 3.02, or if the Borrower is required to pay any Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01 and, in each case, such Lender has declined or is unable to designate a different Lending Office in accordance with Section 3.03(a), the Borrower may replace such Lender in accordance with Section 11.13.

3.04Illegality.

If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its Lending Office to perform any of its obligations hereunder or to make, maintain or fund or charge interest with respect to any Borrowing, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to issue, make, maintain, fund or charge interest with respect to any such Borrowing or to make Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist.  Upon receipt of such notice, the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay such Loans immediately.

3.05Survival.

All of the Borrower’s obligations under this Article III shall survive termination of the Commitments, repayment of all Obligations hereunder and resignation of the Administrative Agent.

ARTICLE IV

GUARANTY

4.01The Guaranty.

Each of the Guarantors hereby jointly and severally guarantees to each Secured Party and the Administrative Agent as hereinafter provided, as primary obligor and not as surety, the prompt payment of the Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise) strictly in accordance with the terms thereof.  The Guarantors hereby further agree that if any of the Obligations are not paid in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise), the Guarantors will, jointly and severally, promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Obligations, the same will be promptly paid in full when due (whether at extended maturity, as a mandatory prepayment, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

Notwithstanding any provision to the contrary contained herein or in any other of the Loan Documents, the obligations of each Guarantor under this Agreement and the other Loan Documents shall be limited to an aggregate amount equal to the largest amount that would not render such obligations subject to avoidance under the Debtor Relief Laws or any comparable provisions of any applicable state law.

4.02Obligations Unconditional.

The obligations of the Guarantors under Section 4.01 are joint and several, absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of any of the Loan Documents, or any other agreement or instrument referred to therein, or any substitution, release, impairment or exchange of any other guarantee of or security for any of the Obligations, and, to the fullest extent permitted by applicable law, irrespective of any law or regulation or other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 4.02 that the obligations of the Guarantors hereunder shall be absolute and unconditional under any and all circumstances.  Each Guarantor agrees that such Guarantor shall have no right of subrogation, indemnity, reimbursement or contribution against the Borrower or any other Guarantor for amounts paid under this Article IV until such time as the Obligations (other than contingent indemnification obligations for which no claim has been asserted) have been paid in full and the Commitments have expired or terminated.  Without limiting the generality of the foregoing, it is agreed that, to the fullest extent permitted by law, the occurrence of any one or more of the following shall not alter or impair the liability of any Guarantor hereunder, which shall remain absolute and unconditional as described above:

(a)at any time or from time to time, without notice to any Guarantor, the time for any performance of or compliance with any of the Obligations shall be extended, or such performance or compliance shall be waived;

(b)any of the acts mentioned in any of the provisions of any of the Loan Documents, or any other agreement or instrument referred to in the Loan Documents shall be done or omitted;

(c)the maturity of any of the Obligations shall be accelerated, or any of the Obligations shall be modified, supplemented or amended in any respect, or any right under any of the Loan Documents, or any other agreement or instrument referred to in the Loan Documents shall be waived or any other guarantee of any of the Obligations or any security therefor shall be released, impaired or exchanged in whole or in part or otherwise dealt with;

(d)any Lien granted to, or in favor of, any Secured Party as security for any of the Obligations shall fail to attach or be perfected; or

(e)any of the Obligations shall be determined to be void or voidable (including, without limitation, for the benefit of any creditor of any Guarantor) or shall be subordinated to the claims of any Person (including, without limitation, any creditor of any Guarantor).

With respect to its obligations hereunder, each Guarantor hereby expressly waives diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the Secured Parties exhaust any right, power or remedy or proceed against any Person under any of the Loan Documents, or any other agreement or instrument referred to in the Loan Documents, or against any other Person under any other guarantee of, or security for, any of the Obligations.

4.03Reinstatement.

The obligations of the Guarantors under this Article IV shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person in respect of the Obligations is rescinded or must be otherwise restored by any holder of any Secured Party, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and each Guarantor agrees that it will indemnify the Secured Parties on demand for all reasonable costs and expenses (including, without limitation, the fees, charges and disbursements of counsel) incurred by the Secured Parties in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.

4.04Certain Additional Waivers.

Each Guarantor agrees that such Guarantor shall have no right of recourse to security for the Obligations, except through the exercise of rights of subrogation pursuant to Section 4.02 and through the exercise of rights of contribution pursuant to Section 4.06.

4.05Remedies.

The Guarantors agree that, to the fullest extent permitted by law, as between the Guarantors, on the one hand, and the Secured Parties, on the other hand, the Obligations may be declared to be forthwith due and payable as provided in Section 9.02 (and shall be deemed to have become automatically due and payable in the circumstances provided in said Section 9.02) for purposes of Section 4.01 notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing the Obligations from becoming automatically due and payable) as against any other Person and that, in the event of such declaration (or the Obligations being deemed to have become automatically due and payable), the Obligations (whether or not due and payable by any other Person) shall forthwith become due and payable by the Guarantors for purposes of Section 4.01.  The Guarantors acknowledge and agree that their obligations hereunder are secured in accordance with the terms of the Collateral Documents and that the Secured Parties may exercise their remedies thereunder in accordance with the terms thereof.

4.06Rights of Contribution.

The Guarantors agree among themselves that, in connection with payments made hereunder, each Guarantor shall have contribution rights against the other Guarantors as permitted under applicable law.  Such contribution rights shall be subordinate and subject in right of payment to the obligations of such Guarantors under the Loan Documents and no Guarantor shall exercise such rights of contribution until all Obligations (other than contingent indemnification obligations for which no claim has been asserted) have been paid in full and the Commitments have terminated.

4.07Guarantee of Payment; Continuing Guarantee.

The guarantee in this Article IV is a guaranty of payment and not of collection, is a continuing guarantee, and shall apply to all Obligations whenever arising.

ARTICLE V

CONDITIONS PRECEDENT TO BORROWINGS

5.01Conditions of Initial Borrowing.

This Agreement shall become effective upon and the obligation of each Lender to make its portion of the Loans to be advanced on the Closing Date is subject to satisfaction of the following conditions precedent:

(a)Loan Documents.  Receipt by the Administrative Agent of executed counterparts of this Agreement and the other Loan Documents, each properly executed by a Responsible Officer of the signing Loan Party and each other party to such Loan Documents, in each case in form and substance satisfactory to the Administrative Agent.

(b)Opinions of Counsel. Receipt by the Administrative Agent of favorable opinions of legal counsel to the Loan Parties, addressed to the Administrative Agent and each Lender, dated as of the Closing Date, and in form and substance satisfactory to the Administrative Agent.

(c)Financial Statements; Due Diligence.  The Administrative Agent shall have received the Audited Financial Statements, the Interim Financial Statements and such other reports, statements and due diligence items as the Administrative Agent or any Lender shall request.

(d)No Material Adverse Change.  There shall not have occurred since December 31, 2017 any event or condition that, except as set forth on Schedule 6.05(d), has had or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

(e)Litigation.  There shall not exist any action, suit, investigation or proceeding pending or, to the knowledge of any Loan Party, threatened in any court or before an arbitrator or Governmental Authority that could reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect.

(f)Organization Documents, Resolutions, Etc.  Receipt by the Administrative Agent of the following, each of which shall be originals or facsimiles (followed promptly by originals), in form and substance satisfactory to the Administrative Agent and its legal counsel:

(i)copies of the Organization Documents of each Loan Party certified to be true and complete as of a recent date by the appropriate Governmental Authority of the state or other jurisdiction of its incorporation or organization, where applicable, and certified by a secretary or assistant secretary of such Loan Party to be true and correct as of the Closing Date;

(ii)such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof and each Responsible Financial Officer thereof authorized to act as a Responsible Officer or a Responsible Financial Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party; and

(iii)such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and is validly existing, in good standing and qualified to engage in business in its state of organization or formation.

(g)Perfection and Priority of Liens.  Receipt by the Administrative Agent of the following:

(i)searches of Uniform Commercial Code filings in the jurisdiction of formation of each Loan Party or where a filing would need to be made in order to perfect the Administrative Agent’s security interest in the Collateral, copies of the financing statements on file in such jurisdictions and evidence that no Liens exist other than Permitted Liens;

(ii)Uniform Commercial Code financing statements for each appropriate jurisdiction as is necessary, in the Administrative Agent’s sole discretion, to perfect the Administrative Agent’s security interest in the Collateral;

(iii)all certificates evidencing any certificated Equity Interests pledged to the Administrative Agent pursuant to the Pledge Agreement, together with duly executed in blank and undated stock powers attached thereto;

(iv)searches of ownership of, and Liens on, the Intellectual Property of each Loan Party in the appropriate governmental offices; and

(v)as requested by the Administrative Agent, duly executed notices of grant of security interest in the form required by the Security Agreement as are necessary, in the Administrative Agent’s reasonable discretion, to perfect the Administrative Agent’s security interest in the Intellectual Property of the Loan Parties.

(h)Real Property Collateral.  Receipt by the Administrative Agent of Real Property Security Documents with respect to the fee interest of any Loan Party in each real property identified on Schedule 6.20(a) (other than Excluded Property).

(i)Evidence of Insurance.  Receipt by the Administrative Agent of copies of insurance policies of the Loan Parties.

(j)Closing Certificate.  Receipt by the Administrative Agent of a certificate signed by a Responsible Officer of the Borrower certifying (i) that the conditions specified in Sections 5.01(d), (e) and (l) and Sections 5.02(a) and (b) have been satisfied, (ii) that the Borrower and its Subsidiaries (after giving effect to the transactions contemplated hereby and the incurrence of Indebtedness related thereto) are Solvent on a consolidated basis and (iii) that neither the Borrower nor any Subsidiary as of the Closing Date has outstanding any Disqualified Capital Stock.

(k)Existing Indebtedness.  All of the existing Indebtedness for borrowed money of the Borrower and its Subsidiaries (excluding Indebtedness permitted to exist under Section 8.03) shall be repaid in full and all security interests related thereto shall be terminated on or prior to the Closing Date.

(l)Governmental and Third Party Approvals.  The Borrower and its Subsidiaries shall have received all material governmental, shareholder and third party consents and approvals necessary in connection with the transactions contemplated by this Agreement and the other Loan Documents and the other transactions contemplated hereby and all applicable waiting periods shall have expired without any action being taken by any Person that could reasonably be expected to restrain, prevent or impose any material adverse conditions on the Borrower or any of its Subsidiaries or such other transactions or that could seek to threaten any of the foregoing, and no law or regulation shall be applicable which could reasonably be expected to have such effect.

(m)Letter of Direction.  Receipt by the Administrative Agent of a satisfactory letter of direction containing funds flow information with respect to the proceeds of the Loans to be made on the Closing Date.

(n)Fees.  Receipt by Athyrium, the Administrative Agent and the Lenders of any fees required to be paid on or before the Closing Date.

(o)Attorney Costs; Due Diligence Expenses. The Borrower shall have paid all fees, charges and disbursements of counsel to the Administrative Agent and all due diligence expenses of Athyrium and the Lenders, in each case, incurred to the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided, that, such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Administrative Agent).

(p)Other.  Receipt by the Administrative Agent and the Lenders of such other documents, instruments, agreements and information as reasonably requested by the Administrative Agent or any Lender, including, but not limited to, information regarding litigation, tax, accounting, labor, insurance, pension liabilities (actual or contingent), real estate leases, material contracts, debt agreements, property ownership, environmental matters, contingent liabilities and management of the Borrower and its Subsidiaries.

Without limiting the generality of the provisions of the last paragraph of Section 10.03, for purposes of determining compliance with the conditions specified in this Section 5.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

5.02Conditions to all Borrowings.

The obligation of each Lender to honor any Loan Notice is subject to the following conditions precedent:

(a)The representations and warranties of the Borrower and each other Loan Party contained in Article VI or any other Loan Document, shall be true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality or reference to Material Adverse Effect) on and as of the date of such Borrowing, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality or reference to Material Adverse Effect) as of such earlier date, and except that for purposes of this Section 5.02, the representations and warranties contained in clauses (a) and (b) of Section 6.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 7.01.

(b)No Default or Event of Default shall exist, or would result from such proposed Borrowing or from the application of the proceeds thereof.

(c)With respect to the Term C Borrowing, the Term C Draw Conditions shall have been satisfied.

(d)The Administrative Agent shall have received a Loan Notice in accordance with the requirements hereof.

Each Loan Notice submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 5.02(a), (b) and (c) (if applicable) have been satisfied on and as of the date of the applicable Borrowing.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

The Loan Parties represent and warrant to the Administrative Agent and the Lenders that:

6.01Existence, Qualification and Power.

Each Loan Party and each of its Subsidiaries (a) is duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i)

own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (c) is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.02Authorization; No Contravention.

The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is party have been duly authorized by all necessary corporate or other organizational action, and do not (a) contravene the terms of any of such Person’s Organization Documents, (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject, or (c) violate, in any material respect, any Law (including, without limitation, Regulation U or Regulation X issued by the FRB), except with respect to any conflict, breach or contravention or payment (but not creation of Liens) referred to in clause (b)(i) to the extent that such conflict, breach, contravention or payment could not reasonably be expected to have a Material Adverse Effect.

6.03Governmental Authorization; Other Consents.

No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document other than (a) those that have already been obtained and are in full force and effect,  (b) filings to perfect the Liens created by the Collateral Documents, and (c) the filing of any applicable reports under securities laws.

6.04Binding Effect.

Each Loan Document has been duly executed and delivered by each Loan Party that is party thereto.  Each Loan Document constitutes a legal, valid and binding obligation of each Loan Party that is party thereto, enforceable against each such Loan Party in accordance with its terms, subject to applicable Debtor Relief Laws or other Laws affecting creditors’ rights generally and subject to general principles of equity.

6.05Financial Statements; No Material Adverse Effect.

(a)The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, (ii) fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (iii) show all material indebtedness and other liabilities, direct or (to the extent required by GAAP) contingent, of the Borrower and its Subsidiaries as of the date thereof, including material liabilities for taxes, commitments and Indebtedness.

(b)The Interim Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, (ii) fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments, and (iii) show all material indebtedness and other liabilities, direct or contingent, of the Borrower and its Subsidiaries as of the date thereof, including material liabilities for taxes, material commitments and Indebtedness.

(c)From the date of the Audited Financial Statements to and including the Closing Date, there has been no Disposition by any Loan Party or any Subsidiary, or any Involuntary Disposition, of any material part of the business or property of any Loan Party or any Subsidiary, and no purchase or other acquisition by any of them of any business or property (including any Equity Interests of any other Person) material to any Loan Party or any Subsidiary, in each case, which is not reflected in the foregoing financial statements or in the notes thereto and has not otherwise been disclosed in writing to the Lenders on or prior to the Closing Date.

(d)Except as set forth on Schedule 6.05(d), since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

6.06Litigation.

There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Loan Parties, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against any Loan Party or any of its Subsidiaries or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby or (b) either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

6.07No Default.

(a)Neither any Loan Party nor any Subsidiary is in default under or with respect to any Contractual Obligation that could reasonably be expected to have a Material Adverse Effect.

(b)No Default has occurred and is continuing.

6.08Ownership of Property; Liens.

Each Loan Party and its Subsidiaries has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  The property of each Loan Party and its Subsidiaries is subject to no Liens, other than Permitted Liens.

6.09Environmental Compliance.

Except as could not reasonably be expected to have a Material Adverse Effect:

(a)Each of the Facilities and all operations at the Facilities are in compliance with all applicable Environmental Laws.

(b)None of the Facilities contains, or has previously contained, to the knowledge of the Loan Parties, any Hazardous Materials at, on or under the Facilities in amounts or concentrations that constitute or constituted a violation of, or could give rise to liability under, Environmental Laws.

(c)Neither any Loan Party nor any Subsidiary has received any written or verbal notice of, or inquiry from any Governmental Authority regarding, any violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Facilities.

(d)To the knowledge of the Borrower, Hazardous Materials have not been transported or disposed of from the Facilities, or generated, treated, stored or disposed of at, on or under any of the Facilities or any other location, in each case, by or on behalf of any Loan Party or any Subsidiary in violation of, or in a manner that would be reasonably likely to give rise to liability under, any applicable Environmental Law.

(e)No judicial proceeding or governmental or administrative action is pending or, to the knowledge of the Loan Parties, threatened, under any Environmental Law to which any Loan Party or any Subsidiary is or will be named as a party, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to any Loan Party, any Subsidiary, the Facilities or the Businesses.

(f)No Loan Party, nor, to the knowledge of the Borrower, any other Person has caused any release or threat of release of Hazardous Materials at or from the Facilities, or arising from or related to the operations (including, without limitation, disposal) of any Loan Party or any Subsidiary in connection with the Facilities or otherwise in connection with the Businesses, in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws.

6.10Insurance.

(a)The properties of the Loan Parties and their Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of such Persons, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the applicable Loan Party or the applicable Subsidiary operates.  The insurance coverage of the Loan Parties and their Subsidiaries as in effect on the Closing Date is outlined as to carrier, policy number, expiration date, type, amount and deductibles on Schedule 6.10.

(b)Each Loan Party and each of their respective Subsidiaries maintains, if available, fully paid flood hazard insurance on all real property that is located in a special flood hazard area and that constitutes Collateral, on such terms and in such amounts as required by The National Flood Insurance Reform Act of 1994 or as otherwise reasonably required by the Administrative Agent.

6.11Taxes.

The Loan Parties and their respective Subsidiaries have filed all federal, state and other material tax returns and reports required to be filed, and have paid all federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP.  There is no proposed tax assessment against any Loan Party or any Subsidiary that would, if made, have a Material Adverse Effect.  Neither any Loan Party nor any Subsidiary is party to any tax sharing agreement with any Person that is not a Loan Party.

6.12ERISA Compliance.

(a)Except for those that would not, in the aggregate, have a Material Adverse Effect, each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Internal Revenue Code and other federal or state laws.  Each Pension Plan that is intended to be a qualified plan under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service to the effect that the form of such Plan is qualified under Section 401(a) of the Internal Revenue Code and the trust related thereto has been determined by the Internal Revenue Service to be exempt from federal income tax under Section 501(a) of the Internal Revenue Code or an application for such a letter is currently being processed by the Internal Revenue Service.  To the best knowledge of the Loan Parties, nothing has occurred that would prevent, or cause the loss of, such tax-qualified status.

(b)There are no pending or, to the best knowledge of the Loan Parties, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect.  There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c)Except for those that would not, in the aggregate, have a Material Adverse Effect, (i) no ERISA Event has occurred and neither the Borrower nor any ERISA Affiliate is aware of any fact, event or circumstance that could reasonably be expected to constitute or result in an ERISA Event with respect to any Pension Plan, (ii) the Borrower and each ERISA Affiliate has met all applicable requirements under the Pension Funding Rules in respect of each Pension Plan, and no waiver of the minimum funding standards under the Pension Funding Rules has been applied for or obtained, (iii) as of the most recent valuation date for any Pension Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Internal Revenue Code) is sixty percent (60%) or higher and neither the Borrower nor any ERISA Affiliate knows of any facts or circumstances that could reasonably be expected to cause the funding target attainment percentage for any such plan to drop below sixty percent (60%) as of the most recent valuation date, (iv) neither the Borrower nor any ERISA Affiliate has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due that are unpaid, (v) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA, and (vi) no Pension Plan has been terminated by the plan administrator thereof nor by the PBGC, and no event or circumstance has occurred or exists that could reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Plan.

6.13Subsidiaries and Capitalization.

(a)Set forth on Schedule 6.13(a) is a complete and accurate list as of the Closing Date of each Subsidiary, together with (i) jurisdiction of organization, (ii) number of shares of each class of Equity Interests outstanding, (iii) number and percentage of outstanding shares of each class owned (directly or indirectly) by any Loan Party or any Subsidiary, (iv) number and effect, if exercised, of all outstanding options, warrants, rights of conversion or purchase and all other similar rights with respect thereto and (v) identification of each Subsidiary that is an Excluded Subsidiary and/or an Immaterial Foreign Subsidiary.  The outstanding Equity Interests of each Subsidiary are validly issued, fully paid and non-assessable.

(b)As of the Closing Date, except as described on Schedule 6.13(b), there are no outstanding commitments or other obligations of any Subsidiary to issue, and no rights of any Person to acquire, any shares of any Equity Interests of any Subsidiary.  All issued and outstanding Equity Interests of the Borrower and each of its Subsidiaries is duly authorized and validly issued, fully paid and non-assessable and such Equity Interests were issued in compliance with all applicable Laws.

6.14Margin Regulations; Investment Company Act.

(a)The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.  Following the application of the proceeds of each Borrowing, not more than 25% of the value of the assets (either of the Borrower only or of the Borrower and its Subsidiaries on a consolidated basis) subject to the provisions of Section 8.01 or Section 8.05 or subject to any restriction contained in any agreement or instrument between the Borrower and any Lender or any Affiliate of any Lender relating to Indebtedness and within the scope of Section 9.01(e) will be margin stock.

(b)None of any Loan Party, any Person Controlling any Loan Party, or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

6.15Disclosure.

Each Loan Party has disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, either individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.  No report, financial statement, certificate or other written information furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, that, with respect to financial projections, estimates, budgets or other forward-looking information, the Loan Parties represent only that such information was prepared in good faith based upon assumptions believed by the Borrower to be reasonable at the time such information was prepared.

6.16Compliance with Laws.

Each Loan Party and each Subsidiary is in compliance with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

6.17Intellectual Property; Licenses, Etc.

(a)Schedule 6.17(a) sets forth a complete and accurate list of all (i) Patents including any Patent applications and other material defined herein as Patents, (ii) registered Trademarks (including domain names) and any pending registrations for Trademarks, (iii) any other registered

Intellectual Property (including any copyright registrations or applications for registration), in each case of the foregoing clauses (i) through (iii), that (A) is owned by any Loan Party or any Subsidiary or (B) constitutes Material Intellectual Property and is being licensed by any Loan Party or any Subsidiary.  For each item of Intellectual Property listed on Schedule 6.17(a), the Borrower has, where relevant, indicated on such schedule the owner of record, jurisdiction of application and/or registration, the application numbers, the registration or patent numbers or patent application numbers, and the date of application and/or registration. Schedule 6.17(a) also sets forth a complete and accurate list as of the Closing Date of all license agreements (inbound or outbound) of any of the foregoing items of Material Intellectual Property.

(b)Schedule 6.17(b) sets forth, on a Product-by-Product basis, for each Material Product, a complete and accurate list of all Patents covering or otherwise material to the development, manufacture, use, sale or other commercialization of such Material Product.

(c)With respect to all Material Intellectual Property listed on Schedule 6.17(a):

(i)each Loan Party and its respective Subsidiaries, as applicable, owns or has a valid license to such Material Intellectual Property free and clear of any and all Liens other than Permitted Liens;

(ii)each Loan Party and its respective Subsidiaries, as applicable, has taken commercially reasonable actions (as determined by such Loan Party in good faith) to maintain and protect such Material Intellectual Property;

(iii)except for rejections issued by a Governmental Authority in the ordinary course of prosecuting Patent or Trademark applications, (A) there is no proceeding challenging the validity or enforceability of any Copyright, Patent or Trademark, (B) none of the Loan Parties nor any of their respective Subsidiaries is involved in any such proceeding with any Person, and (C) none of the Copyrights, Patents or Trademarks are the subject of any Other Administrative Proceeding;

(iv)(A) the issued Patents and registered Trademarks are subsisting, (B) to the knowledge of the Loan Parties, such Material Intellectual Property is valid and enforceable and (C) to the knowledge of the Loan Parties, no event has occurred, and nothing has been done or omitted to have been done, that would affect the validity or enforceability of such Material Intellectual Property and all such Material Intellectual Property is in full force and effect and has not lapsed, or been forfeited or cancelled or abandoned (except for routine abandonments associated with patent prosecution) and there are no delinquent unpaid maintenance, renewal or other fees payable or owing by such Loan Party or Subsidiary for any such Material Intellectual Property, except for Intellectual Property disclosed on Schedule 6.17(c);

(v)each Loan Party and its respective Subsidiaries, as applicable, is the sole and exclusive owner of all right, title and interest in and to all such Material Intellectual Property that is owned by it, except those listed on Schedule 6.17(c);

(vi)to the knowledge of the Loan Parties, to the extent any such Material Intellectual Property was authored, developed, conceived or created, in whole or in part, for or on behalf of any Loan Party or any Subsidiary by any Person, then such Loan Party or Subsidiary has entered into a written agreement with such Person in which such Person has assigned all right, title and interest in and to such Material Intellectual Property to such Loan Party or Subsidiary; and

(vii)as of the Closing Date, no such Material Intellectual Property is subject to any license grant by any Loan Party or Subsidiary or similar arrangement, except for (x) license grants between the Loan Parties and (y) those license grants disclosed on Schedule 6.17(c).

(d)To the knowledge of the Borrower, as of the Closing Date no Third Party is committing any act of Infringement of any Material Intellectual Property listed on Schedule 6.17(a) which could reasonably be expected to materially impair any Loan Party’s or any Subsidiary’s ability to generate revenue from such Material Intellectual Property.

(e)With respect to each license agreement listed on Schedule 6.17(a), such license agreement (i) is in full force and effect and is binding upon and enforceable against each Loan Party (or each Loan Party’s respective Subsidiaries, as applicable) party thereto and, to the Borrower’s knowledge, all other parties thereto in accordance with its terms, (ii) has not been amended or otherwise modified, except as set forth on Schedule 6.17(a) and (iii) has not suffered a material default or breach thereunder. None of the Loan Parties nor any of their respective Subsidiaries has taken or omitted to take any action that would permit any other Person party to any such license agreement to have, and to the knowledge of the Borrower, no such Person otherwise has, any defenses, counterclaims or rights of setoff thereunder.

(f)Except as could not reasonably be expected to have a material adverse effect on any Product Development and Commercialization Activities, (i) none of the Loan Parties nor any of their respective Subsidiaries has received written notice from any Third Party alleging that the conduct of its business (including the development, manufacture, use, sale or other commercialization of any Product) Infringes any Intellectual Property of that Third Party, and (ii) to the knowledge of the Loan Parties, the conduct of the business of the Loan Parties and any of their Subsidiaries (including the development, manufacture, use, sale or other commercialization of any Product) does not Infringe any Intellectual Property of any Third Party.

(g)Neither any Loan Party nor any Subsidiary has made any assignment or agreement in conflict with the security interest in the Intellectual Property of any Loan Party under the Collateral Documents (after giving effect to the exclusion of any Excluded Property from the Collateral) and no license agreement with respect to any such Intellectual Property conflicts with the security interest granted to the Administrative Agent, on behalf of the Secured Parties, pursuant to the terms of the Collateral Documents.  The consummation of the transactions contemplated hereby and the exercise by the Administrative Agent or the Secured Parties of any right or protection set forth in the Loan Documents (after giving effect to the exclusion of any Excluded Property from the Collateral) will not constitute a breach or violation of, or otherwise affect the enforceability or approval of, any licenses associated with any Intellectual Property owned or licensed by any Loan Party or Subsidiary.

6.18Solvency.

The Borrower is Solvent on an individual basis, and the Borrower and its Subsidiaries are Solvent, on a consolidated basis.

6.19Perfection of Security Interests in the Collateral.

The Collateral Documents create valid security interests in, and Liens on, the Collateral purported to be covered thereby, which security interests and Liens will be, upon the timely and proper filings, deliveries, notations and other actions contemplated in the Collateral Documents perfected security interests and Liens (to the extent that such security interests and Liens can be perfected by such filings, deliveries, notations and other actions), prior to all other Liens other than Permitted Liens.

6.20Business Locations.

Set forth on Schedule 6.20(a) is a list of all real property located in the United States that is owned or leased by the Loan Parties as of the Closing Date (with (x) a description of each real property that is Excluded Property and (y) a designation of whether such real property is owned or leased).  Set forth on Schedule 6.20(b) is the taxpayer identification number and organizational identification number of each Loan Party as of the Closing Date.  The exact legal name and state of organization of (a) the Borrower is as set forth on the signature pages hereto and (b) each Guarantor is (i) as set forth on the signature pages hereto, (ii) as set forth on the signature pages to the Joinder Agreement pursuant to which such Guarantor became a party hereto or (iii) as may be otherwise disclosed by the Loan Parties to the Administrative Agent in accordance with Section 8.12(c). Except as set forth on Schedule 6.20(c), no Loan Party has during the five years preceding the Closing Date, (i) changed its legal name, (ii) changed its state of organization, or (iii) been party to a merger, consolidation or other change in structure.

6.21Sanctions Concerns; Anti-Corruption Laws; PATRIOT Act.

(a)Sanctions Concerns.  No Loan Party, nor any Subsidiary, nor, to the knowledge of the Loan Parties and their Subsidiaries, any director, officer, employee, agent, affiliate or representative thereof, is an individual or entity that is, or is owned or controlled by, any individual or entity that is (i) currently the subject or target of any Sanctions, (ii) included on OFAC’s List of Specially Designated Nationals, HMT’s Consolidated List of Financial Sanctions Targets and the Investment Ban List, or any similar list enforced by any other relevant sanctions authority or (iii) located, organized or resident in a Designated Jurisdiction.

(b)Anti-Corruption Laws.  The Loan Parties and their Subsidiaries have conducted their business in compliance with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 and other similar anti-corruption legislation in other jurisdictions, and  have instituted and maintained policies and procedures designed to promote and achieve compliance with such laws.

(c)PATRIOT Act.  To the extent applicable, each Loan Party and each Subsidiary is in compliance, in all material respects, with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto and (ii) the PATRIOT Act.

6.22Material Contracts.

Set forth on Schedule 6.22 is a complete and accurate list of all Material Contracts of the Borrower and its Subsidiaries as of the Closing Date, with an adequate description of the parties thereto, and all amendments and modifications thereto as of the Closing Date. Each Material Contract (a) is in full force and effect and is binding upon and enforceable against the Borrower and its Subsidiaries party thereto and, to the knowledge of the Borrower, all other parties thereto in accordance with its terms, and (b) is not currently subject to any material breach or default by the Borrower or any Subsidiary or, to the knowledge of the Borrower, any other party thereto. None of the Borrower nor any of its Subsidiaries has taken or failed to take any action that would permit any other Person party to any Material Contract to have, and, to the knowledge of the Borrower, no such Person otherwise has, any defenses, counterclaims or rights of setoff thereunder.  As of the Closing Date, none of the Material Contracts are non-assignable by their terms (other than those certain agreements separately noted in Schedule 6.22 as being non-assignable) or as a matter of law, or prevent the granting of a security interest therein.

6.23Compliance of Material Products.

(a)The Borrower and its Subsidiaries have obtained all Material Regulatory Authorizations necessary for compliance with all Laws and all such Material Regulatory Authorizations are in full force and effect.  All Material Regulatory Authorizations held by the Loan Parties and their respective Subsidiaries are (i) legally and beneficially owned exclusively by one of the Loan Parties or their respective Subsidiaries, free and clear of all Liens other than Permitted Liens, and (ii) validly registered and on file with the applicable Regulatory Agency, in compliance with all filing and maintenance requirements (including any fee requirements) thereof, and are in good standing, valid and enforceable with the applicable Regulatory Agency. All required notices, registrations and listings, supplemental applications or notifications, reports (including reports of adverse experiences) and other required filings with respect to the Products have been filed with the FDA, the DEA, and all other applicable Regulatory Agencies when due, except where the failure to do so could not reasonably be expected to result in (x) a material adverse effect on any Product Development and Commercialization Activities or (y) a Material Adverse Effect.

(b)Except where the failure to do so could not reasonably be expected to result in the termination or restriction of a Material Regulatory Authorization, all applications, notifications, submissions, information, claims, reports and statistics and other data and conclusions derived therefrom, utilized as the basis for or submitted in connection with any and all requests for a Regulatory Authorization from the FDA or other Regulatory Agency relating to the Borrower or any Subsidiary, their business operations and Products, when submitted to the FDA or other Regulatory Agency were, subject to any corrections permitted by the FDA, true, complete and correct in all material respects as of the date of submission (including any necessary or required updates, changes, corrections or modifications to such applications, submissions, information and data that have been submitted to the FDA or other Regulatory Agency). The Material Regulatory Authorizations issued by the FDA and other Regulatory Agencies for the Products are, in all material respects, valid and supported by proper research, design, testing, analysis and disclosure.  There has been no material untrue statement of fact and/or no fraudulent statement made by the Loan Parties or their respective Subsidiaries, or any of their respective agents or representatives to the FDA, the DEA, or any other Regulatory Agency, and there has been no failure to disclose any material fact required to be disclosed, commission of an act, making of a statement, or failure to make a statement to the FDA, the DEA, or any other Regulatory Agency that could reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” set forth in 56 Fed. Regulation 46191 (September 10, 1991).

(c)Except as could not reasonably be expected to result in a material adverse effect on any Product Development and Commercialization Activities:

(i)The Products, as well as the business of the Loan Parties and their respective Subsidiaries, materially comply with (A) all applicable Laws, rules, regulations,

orders, injunctions and decrees of the FDA, the DEA, and any other applicable Regulatory Agency, including, without limitation, all applicable requirements of the FDCA, the PHSA, the Controlled Substances Act, and similar state Laws, and (B) all applicable Product Authorizations, Regulatory Authorizations, and all other Permits;

(ii)None of the Loan Parties, their respective Subsidiaries nor, to the knowledge of the Borrower, their respective suppliers have received and do not otherwise have knowledge of: any inspection reports, warning letters, untitled letters or similar documents with respect to any Product or the manufacture, processing, packing, distribution, or holding thereof, as well as the business of the Loan Parties and their respective Subsidiaries, from any Regulatory Agency that assert lack of compliance with any applicable material Laws, rules, regulations, orders, injunctions, or decrees;

(iii)None of the Loan Parties, their respective Subsidiaries nor, to the knowledge of the Borrower, their respective suppliers have received any written notice of, and does not otherwise have knowledge of, any pending regulatory enforcement action, investigation or inquiry (other than non-material routine or periodic inspections or reviews) against the Loan Parties, any of their respective Subsidiaries or any of their respective suppliers with respect to the Products, and, to the knowledge of the Borrower, there is no basis for any adverse regulatory action against the Loan Parties or their respective Subsidiaries or, to the knowledge of the Borrower, their respective suppliers with respect to the Products; and

(iv)Without limiting the foregoing, (A) to the knowledge of the Borrower, no supplier of any Loan Party or any Subsidiary has received, during the two (2) years prior to the Closing Date, any Form FDA 483 from the FDA asserting a lack of compliance with respect to any Product or Product Development and Commercialization Activities, (B) to the knowledge of the Loan Parties (1) there have been no Safety Notices conducted, undertaken or issued by any Person, whether or not at the request, demand or order of any Regulatory Agency or otherwise, with respect to any Product, (2) no Safety Notice has been requested, demanded or ordered by any Regulatory Agency, and, to the knowledge of the Borrower, there is no basis for the issuance of any Safety Notice by any Person with respect to any Products, and (C) the Borrower has not received any written notice of, and does not otherwise have knowledge of, any criminal, injunctive, seizure, detention or civil penalty actions that have at any time been commenced or threatened in writing by any Regulatory Agency with respect to or in connection with any Products, or any consent decrees (including plea agreements) which relate to any Products, and, to the knowledge of the Borrower, there is no basis for the commencement for any criminal injunctive, seizure, detention or civil penalty actions by any Regulatory Agency relating to the Products or for the issuance of any consent decrees. None of the Loan Parties or their respective Subsidiaries nor, to the knowledge of the Borrower, any of their respective suppliers is employing or utilizing the services of any individual who has been convicted of any crime or engaged in any conduct for which debarment or temporary suspension under any applicable Law, rule or regulation is warranted.

(d)Neither the Borrower nor any Subsidiary has received any communication from any Regulatory Agency regarding, and, to the knowledge of the Borrower, there are no facts or circumstances that are reasonably likely to give rise to (i) any material adverse change in any applicable Regulatory Authorization, or any failure to materially comply with any Laws or any term or requirement of any applicable Regulatory Authorization or (ii) any revocation, withdrawal, suspension, cancellation, material limitation, termination or material modification of any applicable Regulatory Authorization.

(e)Except as could not reasonably be expected, either individually or in the aggregate, to result in a material adverse effect on any Product Development and Commercialization Activities, all studies, tests, preclinical trials and clinical trials conducted by or on behalf of any Loan Party or any of its respective Subsidiaries with respect to any Product have been conducted in material compliance with applicable Laws, including cGCPs. No Loan Party nor any of their respective Subsidiaries has received any notice from the FDA or any other Regulatory Agency alleging any material non-compliance with applicable Laws, including cGCPs or otherwise terminating or suspending any clinical trial conducted by or on behalf of such Loan Party or Subsidiary with respect to any Product.  The material results of such studies, tests and trials have been made available to the Administrative Agent to the extent requested by the Administrative Agent. The summaries and descriptions of any of the foregoing provided to the Administrative Agent are accurate and contain no material omissions. None of the Loan Parties, their respective Subsidiaries, or, to the knowledge of the Borrower, any of their respective licensees, licensors or third party services providers or consultants, has received from the FDA or other applicable Regulatory Agency any notices or correspondence requiring the termination, suspension, material modification or clinical hold of any studies, tests or clinical trials in any material respect with respect to or in connection with the Products.

(f)Except as could not reasonably be expected, either individually or in the aggregate, to result in a material adverse effect on any Product Development and Commercialization Activities, (i) all design, manufacturing, storage, distribution, packaging, labeling, sale, recordkeeping and other activities by the Loan Parties, their respective Subsidiaries and, to the knowledge of the Borrower, their respective suppliers relating to the Products have been conducted, and are currently being conducted, in compliance with applicable Laws and the requirements of all applicable Regulatory Agencies, including, without limitation, cGMPs, adverse event reporting requirements, and state and federal requirements relating to the handling of controlled substances and (ii) none of the Loan Parties or their respective Subsidiaries, or, to the knowledge of the Borrower, any of their respective suppliers has received written notice or are aware of a threat of commencement of action by any Governmental Authority to initiate any action against the Borrower or any Subsidiary, any action to enjoin the Borrower or any Subsidiary, its officers, directors, employees or its agents and Affiliates, from conducting its business at any facility owned or used by it or for any material civil penalty, injunction, seizure or criminal action that could reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect. No Product in the inventory of the Loan Parties or their respective Subsidiaries is adulterated or misbranded. All labels and labeling (including package inserts) and product information are in material compliance with applicable FDA and other Regulatory Agency requirements, and the Products are in material compliance with all classification, registration, listing, marking, tracking, reporting, recordkeeping and audit requirements of the FDA, the DEA, and any other Regulatory Agency.  No Product is an article prohibited from introduction into interstate commerce under the provisions of Sections 404, 505 or 512 of the FDCA.

(g)All manufacturing facilities owned or operated by the Loan Parties and their respective Subsidiaries are and have been operated in material compliance with cGMPs and all other applicable Laws. The FDA has not issued any Form 483, warning letter, or untitled letter with respect to any such facility, or otherwise alleged any material non-compliance with cGMPs. All such facilities are operated in material compliance with the Controlled Substances Act, applicable DEA regulations, and other applicable federal and state Laws.

(h)The Borrower has not received any material communications from the FDA or any other relevant Regulatory Agencies, including, but not limited to, any warning letter or an untitled letter relating to the conduct of business by the Loan Parties and their respective Subsidiaries or the operation of any manufacturing facilities used by the Loan Parties and their respective Subsidiaries for the manufacture of the Products.

(i)Neither the Borrower nor any Subsidiary has experienced any significant failures in the manufacturing of any Material Product that either resulted in a material adverse effect on any Product Development and Commercialization Activities or, if such failure occurred again, could reasonably be expected to have a material adverse effect on any Product Development and Commercialization Activities.

(j)None of the Products is currently, and have not for the past six (6) years been, the subject of any claim or allegation, formal or informal, that any Product, or its use, is defective or has resulted in or proximately caused any material injury to any Person or property.

(k)No Loan Party nor any of their respective Subsidiaries has received any notice from the United States Department of Justice, any U.S. Attorney, any State Attorney General, or other similar federal, state, or foreign Governmental Authority alleging any violation of the Federal Anti-kickback Statute, the Federal False Claims Act, the Foreign Corrupt Practices Act, any federal Law, or state or foreign Law. No Loan Party nor any of their respective Subsidiaries is aware of any conduct that reasonably could be interpreted as a violation of any such law.

(l)The transactions contemplated by the Loan Documents will not (i) constitute a breach or violation of, or otherwise materially affect, the enforceability or approval of any Material Regulatory Authorization relating to the Products or (ii) impair the Loan Parties’ ownership of or rights under (or the license or other right to use, as the case may be) any Material Regulatory Authorizations relating to the Products in any material manner.

(m)Each Loan Party and each Subsidiary that is enrolled in, or currently receives payments from any Governmental Authority, any contractor thereof, or any federal or state government or private healthcare reimbursement program, has submitted all claims to such Governmental Authority, contractor or healthcare reimbursement program, in each case, in material compliance with all applicable Laws and the requirements of the applicable Governmental Authority, contractor, or healthcare reimbursement program. Neither any Loan Party nor any Subsidiary has ever been excluded, terminated or suspended from participation in any federal or state government or private healthcare reimbursement program (including Medicare or Medicaid) listed on the U.S. Department of Health and Human Services Office of Inspector General List of Excluded Individuals/Entities, or otherwise had its rights to receive payments from any Governmental Authority or government or private healthcare reimbursement program adversely affected as a result of any investigation or enforcement action, whether by any Governmental Authority or other Third Party.

(n)No Loan Party nor any of their respective Subsidiaries nor, to the Borrower’s knowledge, any individual who is an officer, director, manager, employee, agent or managing agent of any Loan Party or any of their respective Subsidiaries, has been convicted of, charged with or, to the Borrower’s knowledge, investigated for any federal or state health program-related offense or any other offense related to healthcare or been terminated, excluded or suspended from participation in any such program; or, to the Borrower’s knowledge, has been convicted of, charged with or, to the Borrower’s knowledge, investigated for a violation of Laws related to fraud, theft, embezzlement, breach of fiduciary responsibility, financial misconduct, obstruction of an investigation or controlled substances, or has been subject to any judgment, stipulation, order or decree of, or criminal or civil fine or penalty imposed by, any Regulatory Agency related to fraud, theft, embezzlement, breach of fiduciary responsibility, financial misconduct, obstruction of an investigation or controlled substances. No Loan Party nor any of their respective Subsidiaries nor, to the Borrower’s knowledge, any individual who is an officer, director, employee, agent or managing agent of any Loan Party or any of their respective Subsidiaries has been convicted of any crime or engaged in any conduct that has resulted or would reasonably be expected to result in a debarment or exclusion (i) under 21 U.S.C. Section 335a, or (ii) any similar applicable Law. No debarment proceedings or investigations in respect of the business of any Loan Party or any of their respective Subsidiaries are pending or, to the Borrower’s knowledge, threatened against any Loan Party or any of their respective Subsidiaries or any individual who is an officer, director, manager, employee, agent or managing agent of any Loan Party or any of their respective Subsidiaries.

(o)As of the Closing Date, all Products are listed on Schedule 1.01 and the Borrower has delivered to the Administrative Agent, to the extent requested by the Administrative Agent, on or prior to the Closing Date copies of all Material Regulatory Authorizations relating to such Products issued or outstanding as of the Closing Date.

6.24Labor Matters.

There are no existing or threatened strikes, lockouts or other labor disputes involving the Borrower or any Subsidiary that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.  Except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, hours worked by and payment made to employees of the Borrower and its Subsidiaries are not in violation of the Fair Labor Standards Act or any other applicable law, rule or regulation dealing with such matters.

6.25EEA Financial Institution.

Neither any Loan Party nor any Subsidiary is an EEA Financial Institution.

6.26Regulation H.

No real property subject to a Mortgage is a Flood Hazard Property unless the Administrative Agent shall have received the following: (a) the applicable Loan Party’s written acknowledgment of receipt of written notification from the Administrative Agent (i) as to the fact that such Mortgaged Property is a Flood Hazard Property and (ii) as to whether the community in which each such Flood Hazard Property is located is participating in the National Flood Insurance Program, (b) copies of insurance policies or certificates of insurance of the applicable Loan Party evidencing flood insurance reasonably satisfactory to the Administrative Agent and naming the Administrative Agent as loss payee on behalf of the Lenders and (c) such other flood hazard determination forms, notices and confirmations thereof as requested by the Administrative Agent.  All flood hazard insurance policies required hereunder have been obtained and remain in full force and effect, and the premiums thereon have been paid in full.

ARTICLE VII

AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied (other than contingent indemnification obligations for which no claim has been asserted), the Loan Parties shall and shall cause each Subsidiary to:

7.01Financial Statements.

Deliver to the Administrative Agent and each Lender, in form and detail satisfactory to the Administrative Agent and the Required Lenders:

(a)as soon as available, and in any event within ninety (90) days after the end of each fiscal year of the Borrower (or, if earlier, when required to be filed with the SEC), a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of operations, changes in shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing reasonably acceptable to the Required Lenders, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any qualification or exception (other than (x) a qualification for going concern or similar qualification or exception, in each case, solely due to the Borrower’s projected need for additional funding to continue operations or (y) a qualification for going concern resulting solely from the current maturity of this Agreement) or any qualification or exception as to the scope of such audit; and

(b)as soon as available, and in any event within forty-five (45) days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower (or, if earlier, when required to be filed with the SEC), a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of operations and cash flows for such fiscal quarter and for the portion of the Borrower’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by a Responsible Financial Officer of the Borrower as fairly presenting in all material respects the financial condition, results of operations and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes.

7.02Certificates; Other Information.

Deliver to the Administrative Agent and each Lender, in form and detail satisfactory to the Administrative Agent and the Required Lenders:

(a)concurrently with the delivery of the financial statements referred to in Sections 7.01(a) and (b), a duly completed Compliance Certificate signed by the chief executive officer, chief financial officer, treasurer or controller of the Borrower (in each case, which is a Responsible Financial Officer of the Borrower), certifying compliance with the covenant set forth in Section 8.16 and, if the Term C Borrowing Date shall have occurred, Section 8.17;

(b)as soon as practicable, and in any event not later than sixty (60) days after the commencement of each fiscal year of the Borrower, an annual budget of the Borrower and its Subsidiaries for the then current fiscal year containing, among other things, projections for each quarter of such fiscal year, in form and substance reasonably satisfactory to the Administrative Agent;

(c)promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the equityholders of any Loan Party, and copies of all annual, regular, periodic and special reports and registration statements which a Loan Party may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, and not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(d)concurrently with the delivery of the financial statements referred to in Sections 7.01(a) and (b), a certificate of a Responsible Officer of the Borrower containing information regarding the amount of all Dispositions, Involuntary Dispositions, Debt Issuances, Extraordinary Receipts and Acquisitions that occurred during the period covered by such financial statements;

(e)promptly after any reasonable request by the Administrative Agent or any Lender, copies of any detailed audit reports, management letters or recommendations submitted to the Board of Directors (or the audit committee of the Board of Directors) of the Borrower by independent accountants in connection with the accounts or books of the Borrower or any Subsidiary, or any audit of any of them;

(f)promptly after the furnishing thereof, copies of any material statement or report furnished to any holder of debt securities of any Loan Party or any Subsidiary pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Lenders pursuant to Section 7.01 or any other clause of this Section 7.02;

(g)promptly, and in any event within five (5) Business Days after receipt thereof by any Loan Party or any Subsidiary, (i) copies of each notice or other correspondence (other than routine comment letters regarding SEC filings) received from the SEC (or comparable national agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of any Loan Party or any Subsidiary and (ii) copies of any material written correspondence or any other material written communication from the FDA or any other regulatory body with respect to any approved Product or that could reasonably be expected to have a material effect on any approved Product;

(h)promptly, such additional information regarding the business, financial or corporate affairs of any Loan Party or any Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may from time to time reasonably request;

(i)concurrently with the delivery of the financial statements referred to in Sections 7.01(a) and (b), a certificate of a Responsible Officer of the Borrower (i) listing (A) all applications by any Loan Party, if any, for Copyrights, Patents or Trademarks made since the date of the prior certificate (or, in the case of the first such certificate, the Closing Date), (B) all issuances of registrations or letters on existing applications by any Loan Party for Copyrights, Patents and Trademarks received since the date of the prior certificate (or, in the case of the first such certificate, the Closing Date), (C) any license of Material Intellectual Property entered into by any Loan Party since the date of the prior certificate (or, in the case of the first such certificate, the Closing Date),

(D) such supplements to Schedule 6.17(a) as are necessary to cause such schedule to be true and complete in all material respects as of the date of such certificate and (E)(I) each Material Contract entered into by the Borrower or any Subsidiary since the date of the prior certificate (or, in the case of the first such certificate, the Closing Date) and (II) each amendment to, or termination of, a Material Contract since the date of the prior certificate (or, in the case of the first such certificate, the Closing Date) and (ii) attaching the insurance binder (in physical or electronic form) or other evidence of insurance for any insurance coverage of any Loan Party or any Subsidiary that was renewed, replaced or modified during the period covered by such financial statements;

(j)promptly, and in any event prior to the Borrower or any Subsidiary manufacturing, selling, developing, testing or marketing any Material Product or any product that is deemed in the reasonable judgment of the Borrower to likely result in a Material Product not then listed on Schedule 1.01, the Loan Parties shall give written notice to the Administrative Agent of such intention (which shall include a brief description of such Material Product, plus copies of all Material Regulatory Authorizations relating to such new Material Product and/or the Borrower’s or such Subsidiary’s manufacture, sale, development, testing or marketing thereof issued or outstanding as of the date of such notice) along with a copy of an updated Schedule 1.01;

(k)promptly, and in any event within five (5) Business Days after the Borrower or any Subsidiary obtaining any new or additional Material Regulatory Authorizations from the FDA or foreign counterparts of the FDA, with respect to any Product which has previously been disclosed to the Administrative Agent, the Borrower shall promptly give written notice to the Administrative Agent of such new or additional Material Regulatory Authorizations, excepting ordinary course state licenses or state renewals for manufacture or sale of products, along with a copy thereof; and

(l)promptly, and in any event within five (5) Business Days after receipt thereof by any Loan Party or any Subsidiary, copies of all subpoenas, requests for information and other notices regarding any active or potential investigation of, or claim or litigation against, any Loan Party or any Subsidiary by any Governmental Authority, and the findings of any inspections of any manufacturing facilities of any Loan Party, any Subsidiary or any Third Party suppliers of any Loan Party or any Subsidiary by any Governmental Authority (including any Form 483s and warning letters).

Documents required to be delivered pursuant to Section 7.01(a) or (b) or Section 7.02 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 11.02, or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website (including EDGAR), if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided, that: (x) the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender upon its request to the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (y) the Borrower shall notify the Administrative Agent and each Lender (by facsimile or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents.  The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery by a Lender, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Borrower hereby acknowledges that certain of the Lenders may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities.  The Borrower hereby agrees that if requested by the Administrative Agent it will, following the receipt of such request, (x) in good faith, identify that portion of the materials and/or information provided by, or to be provided by, or on behalf of the Borrower hereunder that does not constitute material non-public information with respect to the Borrower or its Affiliates or their respective securities (the “Public Borrower Materials”) and (y) clearly and conspicuously mark all Public Borrower Materials “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof (it being understood that by marking Public Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, any Affiliate thereof and the Lenders to treat such Public Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States federal and state securities laws (provided, however, that to the extent such Public Borrower Materials constitute Information, they shall be treated as set forth in Section 11.07)).

7.03Notices.

(a)Promptly (and in any event, within two (2) Business Days after any Loan Party obtains knowledge thereof) notify the Administrative Agent and each Lender of the occurrence of any Default.

(b)Promptly (and in any event, within five (5) Business Days after any Loan Party obtains knowledge thereof) notify the Administrative Agent and each Lender of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c)Promptly (and in any event, within five (5) Business Days after any Loan Party obtains knowledge thereof) notify the Administrative Agent and each Lender of the occurrence of any ERISA Event.

(d)Promptly (and in any event, within five (5) Business Days) notify the Administrative Agent and each Lender of any material change in accounting policies or financial reporting practices by the Borrower or any Subsidiary (to the extent not disclosed in the applicable financial statements delivered pursuant to Section 7.01(a) or (b)).

(e)Promptly (and in any event, within three (3) Business Days after any Loan Party obtains knowledge thereof) notify the Administrative Agent and each Lender of any litigation, arbitration or governmental investigation or proceeding not previously disclosed by the Borrower which has been instituted or, to the knowledge of the Borrower, is threatened against the Borrower or any Subsidiary or to which any of the properties of any thereof is subject which could reasonably be expected to result in losses and/or expenses in excess of the Threshold Amount.

(f)Promptly (and in any event within five (5) Business Days) notify the Administrative Agent of any return, recovery, dispute or claim related to any Product or inventory that could reasonably be expected to result in liability in excess of $500,000.

(g)Promptly (and in any event, within two (2) Business Days) notify the Administrative Agent and each Lender of the occurrence of any default or event of default under any Permitted Senior Revolving Credit Document or any document or other agreement evidencing any Indebtedness with an aggregate principal amount in excess of the Threshold Amount.

(h)Promptly (and in any event within five (5) Business Days after any Loan Party obtains knowledge thereof) notify the Administrative Agent of any act of Infringement of any Material Intellectual Property listed on Schedule 6.17(a) which could reasonably be expected to materially impair any Loan Party’s or any Subsidiary’s ability to generate revenue from such Material Intellectual Property.

(i)Immediately notify the Administrative Agent if the aggregate outstanding principal amount of 2022 Convertible Notes Indebtedness is greater than $60,000,000 as of February 13, 2022.

Each notice pursuant to this Section 7.03(a) through (i) shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the applicable Loan Party has taken and proposes to take with respect thereto.  Each notice pursuant to Section 7.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

7.04Payment of Obligations.

Pay and discharge, as the same shall become due and payable, all its obligations and liabilities, including (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Loan Party or such Subsidiary, (b) all lawful claims which, if unpaid, would by law become a Lien upon its property (other than Permitted Liens), and (c) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness.

7.05Preservation of Existence, Etc.

(a)Preserve, renew and maintain in full force and effect its legal existence under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 8.04 or Section 8.05.

(b)Preserve, renew and maintain in full force and effect its good standing under the Laws of the jurisdiction of its organization, except to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(c)Take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.

7.06Maintenance of Properties.

(a)Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted, except where the failure to do so could not, individually or in the aggregate, reasonably be expected to have (i) a material adverse impact on any Product Development and Commercialization Activities or (ii) a Material Adverse Effect.

(b)Make all necessary repairs thereto and renewals and replacements thereof, except where the failure to do so could not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect.

(c)Use the standard of care typical in the industry in the operation and maintenance of its facilities.

7.07Maintenance of Insurance.

(a)Maintain with financially sound and reputable insurance companies not Affiliates of the Borrower, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons.

(b)Without limiting the foregoing, (i) maintain, if available, fully paid flood hazard insurance on all real property that is located in a special flood hazard area and that constitutes Collateral, on such terms and in such amounts as required by The National Flood Insurance Reform Act of 1994 or as otherwise reasonably required by the Administrative Agent, (ii) furnish to the Administrative Agent evidence of the renewal (and payment of renewal premiums therefor) of all such policies prior to the expiration or lapse thereof, and (iii) furnish to the Administrative Agent prompt written notice of any redesignation of any such improved real property into or out of a special flood hazard area.

(c)Cause the Administrative Agent and its successors and/or assigns to be named as lender’s loss payee or mortgagee as its interest may appear, and/or additional insured with respect to any such insurance providing liability coverage or coverage in respect of any Collateral, and cause each provider of any such insurance to agree, by endorsement upon the policy or policies issued by it or by independent instruments furnished to the Administrative Agent, that it will give the Administrative Agent thirty (30) days (or such lesser amount as the Administrative Agent may agree) prior written notice before any such policy or policies shall be altered or canceled. So long as no Event of Default shall have occurred and be continuing, subject to Section 2.03(b), the Borrower and its Subsidiaries may retain all or any portion of the proceeds of any insurance of the Borrower and its Subsidiaries (and the Administrative Agent shall promptly remit to the Borrower any proceeds with respect to such insurance received by it).

(d)Promptly notify the Administrative Agent of any real property subject to a Mortgage that is, or becomes, a Flood Hazard Property.

7.08Compliance with Laws.

Comply with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted, or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

7.09Books and Records.

(a)Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of such Loan Party or such Subsidiary, as the case may be.

(b)Maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over such Loan Party or such Subsidiary, as the case may be.

7.10Inspection Rights.

(a)

Permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the expense of the Borrower and at such reasonable times during normal business hours and as often as may be desired, upon reasonable advance notice to the Borrower; provided, however, so long as no Event of Default exists, the Borrower shall only be required to reimburse the Administrative Agent (but not any Lender) for one such visit (excluding any such visits and inspections during the continuance of an Event of Default) and inspection in any fiscal year (and only the Administrative Agent may exercise rights under this Section 7.10(a)); provided, further, however, when an Event of Default exists, the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and without advance notice.

(b)

Participate in at least one conference call with the Administrative Agent and the Lenders on a quarterly basis (if requested by the Administrative Agent) to discuss operations, financial results and such other issues as the Lenders may reasonably request.

7.11Use of Proceeds.

Use the proceeds of the Loans (a) to refinance existing Indebtedness of the Borrower and its Subsidiaries, (b) to support the commercialization of Qbrexza, (c) to fund the development of Lebri and (d) for other general corporate purposes, provided, that, in no event shall the proceeds of the Loans be used in contravention of any Law or of any Loan Document.

7.12Additional Subsidiaries.

Within thirty (30) days after the acquisition or formation of any Subsidiary (including, without limitation, upon the formation of any Subsidiary that is a Delaware Divided LLC) (it being understood that any Excluded Subsidiary ceasing to be an Excluded Subsidiary but remaining a Subsidiary shall be deemed to be the acquisition of a Subsidiary for purposes of this Section):

(a)notify the Administrative Agent thereof in writing, together with the (i) jurisdiction of organization, (ii) number of shares of each class of Equity Interests outstanding, (iii) number and percentage of outstanding shares of each class owned (directly or indirectly) by the Borrower or any Subsidiary and (iv) number and effect, if exercised, of all outstanding options, warrants, rights of conversion or purchase and all other similar rights with respect thereto; and

(b)cause such Person (other than any Excluded Subsidiary) to (i) become a Guarantor by executing and delivering to the Administrative Agent a Joinder Agreement or such other documents as the Administrative Agent shall reasonably request for such purpose, and (ii) deliver to the Administrative Agent documents of the types referred to in Sections 5.01(f) and (g) and favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to in clause (i)), all in form, content and scope reasonably satisfactory to the Administrative Agent.

7.13ERISA Compliance.

Do, and cause each of its ERISA Affiliates to do, each of the following: (a) maintain each Plan in compliance in all material respects with the applicable provisions of ERISA, the Internal Revenue Code and other federal or state law, (b) cause each Plan that is qualified under Section 401(a) of the Internal Revenue Code to maintain such qualification, and (c) make all required contributions to any Plan subject to Section 412, Section 430 or Section 431 of the Internal Revenue Code, in each case, except as could not reasonably be expected to have a Material Adverse Effect.

7.14Pledged Assets.

(a)Equity Interests.  Cause (i) 100% of the issued and outstanding Equity Interests of each Domestic Subsidiary (including, without limitation, each Domestic Subsidiary that is a Delaware Divided LLC) directly owned by a Loan Party and (ii) 65% (or such greater percentage that, (A) could not reasonably be expected to cause the undistributed earnings of such Foreign Subsidiary as determined for United States federal income tax purposes to be treated as a deemed dividend to such Foreign Subsidiary’s United States parent and (B) could not reasonably be expected to cause any material adverse tax consequences) of the issued and outstanding Equity Interests entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) and 100% of the issued and outstanding Equity Interests not entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) in each Foreign Subsidiary (other than any Immaterial Foreign Subsidiary) directly owned by a Loan Party, in each case, to be subject at all times to a first priority, perfected Lien in favor of the Administrative Agent, for the benefit of the Secured Parties, pursuant to the terms and conditions of the Collateral Documents, together with opinions of counsel and any filings and deliveries necessary in connection therewith to perfect the security interests therein, all in form and substance satisfactory to the Administrative Agent.

(b)Other Property.  Cause all property (other than Excluded Property) of each Loan Party (including each Loan Party that is a Delaware Divided LLC) to be subject at all times to first priority, perfected and, in the case of real property (whether leased or owned), title insured Liens in favor of the Administrative Agent to secure the Obligations pursuant to the Collateral Documents or, with respect to any such property acquired subsequent to the Closing Date, such other additional security documents as the Administrative Agent shall request (subject to Permitted Liens) and, in connection with the foregoing, deliver to the Administrative Agent such other documentation as the Administrative Agent may request including filings and deliveries necessary to perfect such Liens, Organization Documents, resolutions, Real Property Security Documents, and favorable opinions of counsel to such Person, all in form, content and scope reasonably satisfactory to the Administrative Agent.

7.15Compliance with Material Contracts.

Comply in all material respects with each Material Contract of such Person, except where the failure to so comply (x) could not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect and (y) could not reasonably be expected, either individually or in the aggregate, to have a material adverse effect on any Product Development and Commercialization Activities.

7.16Deposit Accounts.

(a)Within thirty (30) days after the acquisition or establishment of any Deposit Account (other than an Excluded Account) by any Loan Party, provide written notice thereof to the Administrative Agent.

(b)Cause all Deposit Accounts of the Loan Parties (other than Excluded Accounts) at all times to be subject to Deposit Account Control Agreements, in each case in form and substance satisfactory to the Administrative Agent (it being understood that the Loan Parties shall have (i) sixty (60) days to comply with this Section 7.16(b) with respect to any Deposit Account of the Loan Parties in existence on the Closing Date and (ii) sixty (60) days to comply with this Section 7.16(b) with respect to any Deposit Account of the Loan Parties acquired or established after the Closing Date (such period to be measured from the date of acquisition or establishment)).

7.17Products and Permits. With respect to all Products, obtain, maintain and preserve, comply with in all material respects, and take all necessary action to timely renew all Key Permits and accreditations which are necessary or material to the conduct of the business of the Borrower and its Subsidiaries, except where the failure to do so (x) could not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect and (y) could not reasonably be expected, either individually or in the aggregate, to have a material adverse effect on any Product Development and Commercialization Activities.

7.18Consent of Licensors.

Promptly after entering into or becoming bound by any material inbound license or similar material license agreement (other than (i) over-the-counter software that is commercially available to the public and (ii) any license agreement relating to Intellectual Property that is not Material Intellectual Property) after the Closing Date: (a) provide written notice to the Administrative Agent of the material terms of such license or agreement with a description of its anticipated and projected impact on the business and financial condition of the Borrower and its Subsidiaries and (b) take such commercially reasonable actions as the Administrative Agent may reasonably request to obtain the consent of, or waiver by, any Person whose consent or waiver is necessary for the Administrative Agent to be granted and perfect a valid security interest in such license or agreement and to fully exercise its rights under any of the Loan Documents in the event of a disposition or liquidation of the rights, assets or property that is the subject of such license or agreement.

7.19Anti-Corruption Laws.

Conduct its business in compliance with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 and other similar anti-corruption legislation in other jurisdictions and maintain policies and procedures designed to promote and achieve compliance with such laws.

7.20Maintenance of Regulatory Authorizations, Contracts, Intellectual Property, Etc.

(a)With respect to the Products, (i) maintain in full force and effect all Key Permits and other Regulatory Authorizations, contract rights, authorizations or other rights necessary or material for the operations of the business of the Borrower and its Subsidiaries, and comply with the terms and conditions applicable to the foregoing excluding the maintenance of the Regulatory Authorizations that in the commercially reasonable business judgment of the Loan Parties are not necessary or material for the conduct of the business of the Borrower and its Subsidiaries and promptly provide evidence of any Key Permit upon request of the Administrative Agent; (ii) promptly notify the Administrative Agent of any Safety Notice conducted, to be undertaken or issued, by such Loan Party, its respective Subsidiaries or, to the knowledge of the Borrower, its respective suppliers whether or not at the request, demand or order of any Governmental Authority or otherwise with respect to any Product or manufacturing facility owned or operated by any Loan Party or their respective Subsidiaries, or any basis for undertaking or issuing any such action or item, in each case, that could reasonably be expected to have a material effect on any Product Development and Commercialization Activities; (iii) design, manufacture, store, transport, label, sell, market, and distribute all Products in compliance with applicable Laws, including without limitation, cGMPs, the FDCA, the PHSA, the Controlled Substances Act, except where the failure to do so could not reasonably be expected to have a material adverse effect on any Product Development and Commercialization Activities; (iv) conduct all studies, tests and preclinical and clinical trials relating to the Products in accordance with all cGCPs, and other applicable Laws, except where the failure to do so could not reasonably be expected to have a material effect on any Product Development and Commercialization Activities; and (v) operate all manufacturing facilities in material compliance with applicable Laws, including without limitation, cGMPs, the Controlled Substances Act, except where the failure to do so could not reasonably be expected to have a material adverse effect on any Product Development and Commercialization Activities.

(b)(i) Maintain in full force and effect or pursue the prosecution of, as the case may be, and pay all costs and expenses relating to, all Material Intellectual Property owned or controlled by such Loan Party or its respective Subsidiaries and all Material Contracts (excluding the maintenance of such Material Contracts that in the good faith business judgment of the Borrower are not necessary or material for the conduct of the business of any Loan Party or any Subsidiary); (ii) promptly after any Loan Party has knowledge thereof, notify the Administrative Agent of any Infringement or other violation by any Person of its Material Intellectual Property; (iii) use commercially reasonable efforts to take such actions as the Borrower may, in its good faith business judgment, determine are appropriate to pursue, enforce, and maintain in full force and effect legal protection for all Intellectual Property, including Patents, developed or controlled by such Loan Party or any of its respective Subsidiaries; and (iv) promptly after any Loan Party has knowledge thereof, notify the Administrative Agent of any claim by any Person that the conduct of such Loan Party’s or such Subsidiary’s business (including the development, manufacture, use, sale or other commercialization of any Product) Infringes any Intellectual Property of that Person and, if requested by the Administrative Agent, use commercially reasonable efforts to resolve such claim.

(c)Furnish to the Administrative Agent prompt written notice of the following promptly after any Loan Party has knowledge thereof:

(i)any notice that the FDA or any other Governmental Authority is limiting, suspending or revoking any Regulatory Authorization applicable to any Product, changing the market classification or labeling of or otherwise materially restricting any Product or considering any of the foregoing;

(ii)any Loan Party or any Subsidiary becoming subject to any administrative or regulatory action, any FDA or EMA inspection or any non-routine inspection by any other Person, receipt of inspectional observations (e.g., on FDA Form 483), warning letter, or notice of violation letter, or any Product being seized, withdrawn, recalled, detained, or subject to a suspension of manufacturing, or the commencement of any proceedings in the United States or any other jurisdiction seeking the withdrawal, recall, suspension, import detention, or seizure of any Product are pending or threatened against any Loan Party or any Subsidiary; or

(iii)any written recommendation (together with a copy thereof) from any Governmental Authority that any Loan Party or any Subsidiary, or any obligor to which any Loan Party or any Subsidiary provides Products or services, should have its licensure, provider or supplier number, or accreditation suspended, revoked, or limited in any way, or any penalties or sanctions imposed.

7.21Post-Closing Obligations.

(a)Within the time periods set forth on Schedule 7.21, deliver to the Administrative Agent such documents, instruments, certificates or agreements as are listed on Schedule 7.21, in each case in form and substance satisfactory to the Administrative Agent.

(b)Within sixty (60) days of the Closing Date, deliver to the Administrative Agent such Deposit Account Control Agreements as shall be necessary to cause the Loan Parties to be in compliance with Section 7.16(b)(i).

(c)Within sixty (60) days of the Closing Date, deliver to the Administrative Agent copies of insurance policies or certificates of insurance of the Loan Parties evidencing liability and casualty insurance meeting the requirements set forth in the Loan Documents, including, but not limited to, naming the Administrative Agent as additional insured (in the case of liability insurance) or Lender’s loss payee (in the case of hazard insurance) on behalf of the Secured Parties.

ARTICLE VIII

NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied (other than contingent indemnification obligations for which no claim has been asserted), no Loan Party shall, nor shall it permit any Subsidiary to, directly or indirectly:

8.01Liens.

Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a)Liens pursuant to any Loan Document;

(b)Liens existing on the Closing Date and listed on Schedule 8.01;

(c)Liens (other than Liens imposed under ERISA) for taxes, assessments or governmental charges or levies not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(d)statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and suppliers and other Liens imposed by law or pursuant to customary reservations or retentions of title arising in the ordinary course of business, provided, that, such Liens secure only amounts not yet due and payable or, if due and payable, are unfiled and no other action has been taken to enforce the same or are being contested in good faith by appropriate proceedings for which adequate reserves determined in accordance with GAAP have been established;

(e)pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

(f)deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety and appeal bonds, indemnity and performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(g)easements, rights-of-way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(h)Liens securing judgments for the payment of money (or appeal or other surety bonds relating to such judgments) not constituting an Event of Default under Section 9.01(h);

(i)Liens securing Indebtedness permitted under Section 8.03(e), provided, that: (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness, (ii) the Indebtedness secured thereby does not exceed the cost (negotiated on an arm’s length basis) of the property being acquired on the date of acquisition and (iii) such Liens attach to such property concurrently with or within one hundred and eighty (180) days after the acquisition thereof;

(j)(i) licenses, sublicenses, leases or subleases (other than relating to intellectual property) granted to others in the ordinary course of business not interfering in any material respect with the business of any Loan Party or any Subsidiary and (ii) licenses and sublicenses of intellectual property of the type described in clause (f) of the definition of “Disposition”;

(k)any interest of title of a lessor under, and Liens arising from Uniform Commercial Code financing statements (or equivalent filings, registrations or agreements in foreign jurisdictions) relating to, leases permitted by this Agreement;

(l)Liens arising in the ordinary course of business by virtue of any contractual, statutory or common law provision relating to banker’s Liens, rights of set off or similar rights and remedies covering deposit or securities accounts (including funds or other assets credited thereto) or other funds maintained with a depository institution or securities intermediary, in each case incurred in the ordinary course of business;

(m)Liens of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection;

(n)Liens of sellers of goods to the Borrower and any of its Subsidiaries arising under Article 2 of the Uniform Commercial Code or similar provisions of applicable law in the ordinary course of business, covering only the goods sold and securing only the unpaid purchase price for such goods and related expenses;

(o)Liens arising from precautionary Uniform Commercial Code financing statements or similar filings under applicable law regarding operating leases entered into by the Borrower or any Subsidiary in the ordinary course of business;

(p)Liens solely on cash collateral pledged to secure Indebtedness in respect of corporate credit cards permitted pursuant to Section 8.03(h);

(q)Liens in favor of customs and revenue authorities arising as a matter of law, in the ordinary course of business, to secure payment of customs duties in connection with the importation of goods;

(r)Liens solely on cash and Cash Equivalents securing Indebtedness permitted under Section 8.03(k) or obligations under leases of real property entered into in the ordinary course of business, in an aggregate principal amount not to exceed $5,000,000 at any one time outstanding;

(s)solely after satisfaction of the Permitted Senior Revolving Credit Requirement, Liens of the financial institution providing the Permitted Senior Revolving Credit Indebtedness (the “Revolving Credit Lender”) in the Revolving Credit Priority Collateral securing only the Permitted Senior Revolving Credit Indebtedness, subject to compliance with Section 8.03(f) and the definition of “Permitted Senior Revolving Credit Indebtedness”; and

(t)other Liens securing Indebtedness or other obligations permitted hereunder, in an aggregate amount at any time outstanding not to exceed $2,000,000.

8.02Investments.

Make any Investments, except:

(a)Investments held by the Borrower or any Subsidiary in the form of cash or Cash Equivalents;

(b)Investments existing as of the Closing Date and set forth in Schedule 8.02;

(c)(i) Investments in any Person that is a Loan Party, (ii) Investments by any Subsidiary that is not a Loan Party in any other Subsidiary that is not a Loan Party and (iii) Investments by Loan Parties in Subsidiaries that are not Loan Parties, in an aggregate amount not to exceed $5,000,000 at any one time outstanding; provided, that, no Investment otherwise permitted by this clause (c)(iii) shall be permitted to be made if any Default has occurred and is continuing or would result therefrom;

(d)Permitted Acquisitions;

(e)Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(f)Investments consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business and (ii) loans to employees, officers or directors relating to the purchase of Qualified Capital Stock of the Borrower pursuant to employee stock purchase plans or agreements approved by the Borrower’s Board of Directors, in an aggregate amount for all such Investments made in reliance of this clause (f) not to exceed $1,000,000 at any one time outstanding; provided, that, no Investment otherwise permitted by this clause (f) shall be permitted to be made if any Default has occurred and is continuing or would result therefrom;

(g)Investments consisting of obligations of any Loan Party or any Subsidiary under Swap Contracts permitted under Section 8.03(d) that are incurred for non-speculative purposes in the ordinary course of business;

(h)Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business; and

(i)other Investments not exceeding $10,000,000 in the aggregate at any one time outstanding; provided, that, no Investment otherwise permitted by this clause (i) shall be permitted to be made if any Default has occurred and is continuing or would result therefrom.

8.03Indebtedness.

Create, incur, assume or suffer to exist any Indebtedness, except:

(a)Indebtedness under the Loan Documents;

(b)Indebtedness of the Borrower and its Subsidiaries existing on the Closing Date and described on Schedule 8.03;

(c)intercompany Indebtedness permitted under Section 8.02 (other than by reference to this Section 8.03 (or any sub-clause hereof));

(d)obligations (contingent or otherwise) of the Borrower or any Subsidiary existing or arising under any Swap Contract, provided, that, (i) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation or taking a “market view;” and (ii) such Swap Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party;

(e)purchase money Indebtedness (including obligations in respect of Capital Leases or Synthetic Leases) hereafter incurred by the Borrower or any Subsidiary to finance the purchase of fixed assets, and renewals, refinancings and extensions thereof; provided, that, (i) no Default has occurred and is continuing both immediately prior to and after giving effect thereto, (ii) the total of all such Indebtedness for all such Persons taken together shall not exceed an aggregate principal amount of $5,000,000 at any one time outstanding, (iii) such Indebtedness when incurred shall not exceed the purchase price of the asset(s) financed and (iv) no such Indebtedness shall be refinanced for a principal amount in excess of the principal balance outstanding thereon at the time of such refinancing;

(f)solely after satisfaction of the Permitted Senior Revolving Credit Requirement, Permitted Senior Revolving Credit Indebtedness in an aggregate principal amount not to exceed $15,000,000 at any one time outstanding pursuant to a revolving credit facility; provided, that, (x) the Administrative Agent shall have received a certificate of a Responsible Financial Officer of the Borrower, dated as of the date of effectiveness of the Permitted Senior Revolving Credit Documents, certifying that (A) no Default or Event of Default shall have occurred and be continuing both immediately before and immediately after the incurrence of such Indebtedness and (B) the representations and warranties made by the Loan Parties in each Loan Document are true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality or reference to Material Adverse Effect) at and as if made as of the date of such effectiveness (after giving effect thereto) except to the extent any such representation and warranty expressly relates to an earlier date, in which case it shall be true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality or reference to Material Adverse Effect) as of such earlier date and (y) not later than concurrently with the Borrower or any Subsidiary entering into any Permitted Senior Revolving Credit Document, (i) the Administrative Agent (at the direction of the Required Lenders), the Loan Parties and the Revolving Credit Lender shall have entered into an intercreditor agreement reasonably satisfactory to the Required Lenders in connection with which (A) the Revolving Credit Lender shall be granted a first priority security interest only in the accounts receivable and inventory of the Borrower and proceeds thereof (collectively, the “Revolving Credit Priority Collateral”), (B) the Administrative Agent, on behalf of the Lenders, shall be granted a second priority security interest in the Revolving Credit Priority Collateral, (C) the Administrative Agent, on behalf of the Lenders, shall maintain its first priority security interest in all other assets of the Loan Parties (other than Excluded Property) and (D) the Revolving Credit Lender shall not be granted a security interest in any property of the Loan Parties other than the Revolving Credit Priority Collateral and (ii) the Administrative Agent (at the direction of the Required Lenders) and the Loan Parties shall have entered into amendments, in each case in form and substance reasonably satisfactory to the Required Lenders, to this Agreement and such other Loan Documents as are required to, among other things, include in the Loan Documents such additional representations, warranties, covenants and defaults as are included in the Permitted Senior Revolving Credit Documents (but not included in the Loan Documents at such time);

(g)2022 Convertible Notes Indebtedness (and any Permitted Refinancing (2022 Convertible Notes) Indebtedness);

(h)Indebtedness in respect of obligations relating to corporate credit cards, purchase cards or bank card products, not to exceed $2,500,000 in the aggregate at any one time outstanding;

(i)Guarantees permitted by Section 8.02 (other than by reference to this Section 8.03 (or any sub-clause hereof));

(j)Indebtedness constituting Earn Out Obligations or obligations in respect of working capital adjustment requirements with respect to any Permitted Acquisition or other Investment permitted under Section 8.02 (other than by reference to this Section 8.03 (or any sub-clause hereof));

(k)Indebtedness with respect to outstanding letters of credit, banker’s acceptances or similar instruments in an aggregate amount (i.e., the aggregate stated amount of such letters of credit, banker’s acceptances and similar instruments) not to exceed $5,000,000 at any one time outstanding; and

(l)unsecured Indebtedness not otherwise permitted by the foregoing clauses of this Section 8.03, not to exceed $2,000,000 in the aggregate at any one time outstanding.

8.04Fundamental Changes.

Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person (including, in each case, pursuant to a Delaware LLC Division); provided, that, notwithstanding the foregoing provisions of this Section 8.04 but subject to the terms of Sections 7.12 and 7.14, (a) the Borrower may merge or consolidate with any of its Subsidiaries, provided that the Borrower shall be the continuing or surviving corporation, (b) any Loan Party (other than the Borrower) may merge or consolidate with any other Loan Party (other than the Borrower), (c) any Subsidiary that is not a Loan Party may be merged or consolidated with or into any Loan Party, provided that such Loan Party shall be the continuing or surviving corporation, (d) any Subsidiary that is not a Loan Party  may be merged or consolidated with or into any other Subsidiary that is not a Loan Party and (e) any Loan Party or any Subsidiary may merge or consolidate with any other unaffiliated Person in a Permitted Acquisition; provided, that, in the case of any such transaction involving a Loan Party, such Loan Party shall be the continuing or surviving Person and (f) any Subsidiary that is not a Loan Party may dissolve, liquidate or wind up its affairs at any time provided that such dissolution, liquidation or winding up could not reasonably be expected to have a Material Adverse Effect and all of its assets and business are transferred to a Loan Party prior to or concurrently with such dissolution, liquidation or winding up.

8.05Dispositions.

Make any Disposition unless (a) the consideration paid in connection therewith shall be cash or Cash Equivalents paid contemporaneous with consummation of the transaction and shall be in an amount not less than the fair market value of the property disposed of, (b) no Default shall have occurred and be continuing both immediately prior to and after giving effect to such Disposition, (c) such transaction does not involve the sale or other disposition of a minority equity interest in any Subsidiary, and (d) the aggregate fair market value of all of the assets sold or otherwise disposed of in such Disposition together with the aggregate fair market value of all assets sold or otherwise disposed of by the Borrower and its Subsidiaries in all such transactions occurring during the term of this Agreement does not exceed $10,000,000.

8.06Restricted Payments.

Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that:

(a)each Subsidiary may make Restricted Payments to any Loan Party;

(b)the Borrower may make (i) any payment of cash in lieu of a fractional share in accordance with the terms of any indenture governing Convertible Bond Indebtedness and (ii) subject to any subordination provisions applicable thereto, regularly scheduled interest payments and normal course fee payments as and when due in accordance with the terms of any indenture governing Convertible Bond Indebtedness; and

(c)the Borrower may declare and make dividend payments or other distributions payable solely in its Qualified Capital Stock.

8.07Change in Nature of Business.

Engage in any material line of business substantially different from those lines of business conducted by the Borrower and its Subsidiaries on the Closing Date or any business reasonably related or incidental thereto or a reasonable extension or expansion thereof.

8.08Transactions with Affiliates and Insiders.

Enter into or permit to exist any transaction or series of transactions with any officer, director or Affiliate of such Person other than (a) advances of working capital to any Loan Party, (b) transfers of cash and assets to any Loan Party, (c) intercompany transactions expressly permitted by Section 8.02, Section 8.03, Section 8.04, Section 8.05 or Section 8.06 (in each case, other than by reference to this Section 8.08 (or any sub-clause hereof)), (d) compensation, indemnification and reimbursement of expenses of officers and directors in the ordinary course of business and (e) except as otherwise specifically limited in this Agreement, other transactions which are entered into in the ordinary course of such Person’s business on terms and conditions substantially as favorable to such Person as would be obtainable by it in a comparable arms-length transaction with a Person other than an officer, director or Affiliate.

8.09Burdensome Agreements.

Enter into, or permit to exist, any Contractual Obligation that (a) encumbers or restricts the ability of any such Person to (i) make Restricted Payments to any Loan Party, (ii) pay any Indebtedness or other obligations owed to any Loan Party, (iii) make loans or advances to any Loan Party, (iv) transfer any of its property to any Loan Party, (v) pledge its property pursuant to the Loan Documents or any renewals, refinancings, exchanges, refundings or extension thereof or (vi) act as a Loan Party pursuant to the Loan Documents or any renewals, refinancings, exchanges, refundings or extension thereof, except (in respect of any of the matters referred to in clauses (i) through (v) above) for (1) this Agreement and the other Loan Documents, (2) any document or instrument governing Indebtedness incurred pursuant to Section 8.03(e), provided, that, any such restriction contained therein relates only to the asset or assets constructed or acquired in connection therewith, (3) customary provisions in joint venture agreements with respect to joint ventures permitted under Section 8.02 and applicable solely to such joint venture entered into in the ordinary course of business, (4) customary restrictions and conditions contained in any agreement relating to the sale of any property permitted under Section 8.05 pending the consummation of such sale and (5) customary provisions restricting assignment of any agreement entered into by the Borrower or any Subsidiary in the ordinary course of business, or (b) requires the grant of any security for any obligation if such property is given as security for the Obligations.

8.10Use of Proceeds.

Use the proceeds of any Loan, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

8.11Prepayment of Other Indebtedness.

Make (or give any notice with respect thereto) any voluntary or optional payment or prepayment or redemption or acquisition for value of (including without limitation, by way of depositing money or securities with the trustee with respect thereto before due for the purpose of paying when due), refund, refinance or exchange of any Indebtedness of any Loan Party or any Subsidiary (other than (w) Indebtedness arising under the Loan Documents, (x) any Permitted Senior Revolving Credit Indebtedness, (y) Indebtedness permitted by Section 8.03(e) (solely to the extent made with the proceeds of additional issuances of Indebtedness permitted by Section 8.03(e)) and (z) any 2022 Convertible Notes Indebtedness (solely to the extent made with the proceeds of Permitted Refinancing (2022 Convertible Notes) Indebtedness).

8.12Organization Documents; Fiscal Year; Legal Name, State of Formation and Form of Entity; Certain Amendments.

(a)Amend, modify or change its Organization Documents in a manner materially adverse to the Lenders.

(b)Change its fiscal year.

(c)Without providing ten (10) days prior written notice to the Administrative Agent, change its name, state of organization or form of organization.

(d)Amend, modify or change (or permit the amendment, modification or change of) any of the terms or provisions of the 2022 Convertible Notes Indenture or any document or agreement entered into in connection therewith or any document or agreement entered into in connection with any Permitted Refinancing (2022 Convertible Notes) Indebtedness (including, without limitation, in each case, any such amendment, modification or change if the effect thereof would be to add any guarantor thereto or any security therefor), in each case, in a manner materially adverse to the Administrative Agent or any Lender.

(e)Amend, modify or change (or permit the amendment, modification or change of) any of the terms or provisions of any Permitted Senior Revolving Credit Document in violation of the terms and provisions of any intercreditor agreement entered into by the Administrative Agent with respect thereto.

(f)Amend, supplement, waive or otherwise modify, or enter into any forbearance from exercising any rights with respect to, any Material Contract in any manner materially adverse to the Lenders.

8.13Ownership of Subsidiaries.

Notwithstanding any other provisions of this Agreement to the contrary, (a) permit any Person (other than any Loan Party or any Wholly Owned Subsidiary) to own any Equity Interests of any Subsidiary, except to qualify directors where required by applicable law or to satisfy other requirements of applicable law with respect to the ownership of Equity Interests of Foreign Subsidiaries, (b) permit any Loan Party or any Subsidiary to issue or have outstanding any shares of Disqualified Capital Stock or (c) create, incur, assume or suffer to exist any Lien on any Equity Interests of any Subsidiary, except for Permitted Liens.

8.14Sale Leasebacks.

Enter into any Sale and Leaseback Transaction.

8.15Sanctions; Anti-Corruption Laws.

(a)Directly or indirectly, use the proceeds of any Loan, or lend, contribute or otherwise make available such proceeds of any Loan to any Person, to fund any activities of or business with any Person, or in any Designated Jurisdiction, that, at the time of such funding, is the subject of Sanctions (if such action would result in a violation of Sanctions), or in any other manner that will result in a violation by any Person (including any Person participating in the transaction, whether as Lender, Administrative Agent, or otherwise) of Sanctions.

(b)Directly or indirectly, use the proceeds of any Loan for any purpose which would breach the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 and other similar anti-corruption legislation in other jurisdictions.

8.16Liquidity.

Permit the amount of Unrestricted Cash of the Loan Parties held in Deposit Accounts for which the Administrative Agent shall have received a Deposit Account Control Agreement, subject to Section 7.21(b), (a) at any time prior to the Term C Borrowing Date, to be less than $15,000,000 and (b) at any time on or after the Term C Borrowing Date, to be less than $25,000,000.

8.17Minimum Consolidated Qbrexza U.S. Net Product Sales.

If the Term C Borrowing Date shall have occurred, permit Consolidated Qbrexza U.S. Net Product Sales to be less than (a) $15,000,000, for any one fiscal quarter period ending during the period from January 1, 2020 through and including December 31, 2020, (b) $20,000,000, for any one fiscal quarter period ending during the period from January 1, 2021 through and including December 31, 2021 and (c) $25,000,000, for any one fiscal quarter period ending thereafter.

ARTICLE IX

EVENTS OF DEFAULT AND REMEDIES

9.01Events of Default.

Any of the following shall constitute an Event of Default:

(a)Non-Payment.  The Borrower or any other Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan, or (ii) within three (3) Business Days after the same becomes due, any interest on any Loan, or any prepayment premium or fee due hereunder, or (iii) within five (5) Business Days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

(b)Specific Covenants.  Any Loan Party fails to perform or observe any term, covenant or agreement contained in any of Section 7.01, 7.02, 7.03, 7.05(a) (solely as to any Loan Party), 7.10, 7.11, 7.12, 7.14, 7.16, 7.17, 7.18 or 7.19 or Article VIII; or

(c)Other Defaults.  Any Loan Party fails to perform or observe any other covenant or agreement (not specified in clause (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty (30) days after the earlier of the date on which (i) a Responsible Officer of any Loan Party becomes aware of such failure and (ii) written notice thereof shall have been given to the Borrower by the Administrative Agent or any Lender; or

(d)Representations and Warranties.  Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or

(e)Cross-Default.  (i) Any Loan Party or any Subsidiary (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise), but only after the expiration of any grace period applicable thereto, in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate outstanding principal amount (including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; provided, that, clause (i)(B) above shall not apply to secured Indebtedness that becomes due as a result of the sale or transfer of the property or assets securing such Indebtedness, if such sale or transfer is permitted hereunder and under the documents governing such Indebtedness; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which the Borrower or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which the Borrower or any Subsidiary is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by the Borrower or such Subsidiary as a result thereof is greater than the Threshold Amount; or

(f)Insolvency Proceedings, Etc.  Any Loan Party or any Subsidiary institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty (60) calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty (60) calendar days, or an order for relief is entered in any such proceeding; or

(g)Inability to Pay Debts; Attachment.  (i) Any Loan Party or any Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within thirty (30) days after its issue or levy; or

(h)Judgments.  There is entered against any Loan Party or any Subsidiary one or more final judgments or orders for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage) or any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (i) enforcement proceedings are commenced by any creditor upon such judgment or order or (ii) there is a period of thirty (30) consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i)ERISA.  (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of any Loan Party under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount, or (ii) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or

(j)Invalidity of Loan Documents.  Any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder, ceases to be in full force and effect; or any Loan Party contests in any manner the validity or enforceability of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document; or

(k)Material Adverse Effect.  There occurs any circumstance or circumstances that could reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect; or

(l)Change of Control.  There occurs any Change of Control; or

(m)Invalidity of Subordination Provisions.  Any subordination provision in any document or instrument governing Indebtedness that is purported to be subordinated to the Obligations or any subordination provision in any subordination agreement that relates to any Indebtedness that is to be subordinated to the Obligations, or any subordination provision in any guaranty by any Loan Party of any such Indebtedness, shall cease to be in full force and effect, or any Person (including the holder of any such Indebtedness) shall contest in any manner the validity, binding nature or enforceability of any such provision; or

(n)Injunction.  Any court order enjoins, restrains, or prevents any Loan Party from conducting any material part of its business; or

(o)Material Products.  (i) The FDA shall revoke, withdraw, suspend, cancel, materially adversely limit, terminate or materially adversely modify any approved Key Permit related to any Material Product; or (ii) any Governmental Authority (other than the FDA) shall revoke, withdraw, suspend, cancel, materially limit, terminate or materially modify any approved Key Permit related to any Material Product (in each case, a “Non-FDA Governmental Action”) and, in any such case, Consolidated Revenues shall decrease by greater than twenty-five percent (25%), as assessed as at the end of each of the four fiscal quarters immediately following such Non-FDA Governmental Action by comparing Consolidated Revenues for the four fiscal quarter period most recently ended prior to such Non-FDA Governmental Action for which the Borrower was required to deliver financial statements pursuant to Section 7.01(a) or (b) as against Consolidated Revenues for the four fiscal quarter period ending on the applicable date of assessment; or (iii) any Safety Notice is issued or initiated in connection with any Material Product after approval by the FDA or any other Governmental Authority and Consolidated Revenues shall decrease by greater than twenty-five percent (25%), as assessed as at the end of each of the four fiscal quarters immediately following the issuance or initiation of such Safety Notice by comparing Consolidated Revenues for the four fiscal quarter period most recently ended prior to the issuance or initiation of such Safety Notice for which the Borrower was required to deliver financial statements pursuant to Section 7.01(a) or (b) as against Consolidated Revenues for the four fiscal quarter period ending on the applicable date of assessment; or

(p)Permitted Senior Revolving Credit Indebtedness.  There occurs an “Event of Default” (or any comparable term) under, and as defined in, any Permitted Senior Revolving Credit Document; or

(q)Regulatory Matters. If any of the following occurs: (i) the FDA, CMS, EMA, DEA, or any other Governmental Authority issues a letter or other communication asserting that any approved Product lacks a required Regulatory Authorization or does not comply with applicable Law, in each such case described in this clause (i), that causes such Loan Party or its applicable Subsidiary to discontinue, materially adversely alter or suspend manufacturing, or withdraw any of its Material Products, or causes a delay in the manufacture or offering of any of its Material Products, which discontinuance, alteration, suspension or withdrawal or delay continues for more than forty-five (45) days; (ii) any involuntary or voluntary recall of any Material Product that could reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect; or (iii) any Loan Party or any Subsidiary enters into a settlement agreement with the FDA, CMS, EMA, DEA, or any other Governmental Authority that could reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect.

9.02Remedies Upon Event of Default.

If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a)declare the commitment of each Lender to make Loans to be terminated, whereupon such commitments and obligation shall be terminated;

(b)declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts (including any prepayment premium) owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; and

(c)exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts (including any prepayment premium) as aforesaid shall automatically become due and payable, in each case without further act of the Administrative Agent or any Lender.

If the Obligations are accelerated for any reason, the prepayment premium required by Section 2.03(e) will also be due and payable as though such Obligations were voluntarily prepaid and any discount on the Loans shall be deemed earned in full and, in each case, shall constitute part of the Obligations, in view of the impracticability and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of each Lender’s lost profits as a result thereof.  Any prepayment premium required by Section 2.03(e) payable pursuant to the preceding sentence shall be presumed to be the liquidated damages sustained by each Lender as the result of the early termination and the Borrower agrees that it is reasonable under the circumstances currently existing.  The prepayment premium required by Section 2.03(e) shall also be payable and any discount on the Loans shall be deemed earned in full, in each case, in the event that the Obligations (and/or this Agreement) are satisfied or released by foreclosure (whether by power of judicial proceeding), deed in lieu of foreclosure or by any other means.  TO THE

EXTENT PERMITTED BY APPLICABLE LAW, THE BORROWER AND THE OTHER LOAN PARTIES EXPRESSLY WAIVE THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE FOREGOING PREPAYMENT PREMIUM AND ANY DISCOUNT ON THE LOANS IN CONNECTION WITH ANY SUCH ACCELERATION.  The Borrower and the other Loan Parties expressly agree that (i) the prepayment premium required by Section 2.03(e) and any discount on the Loans provided for herein is reasonable and is the product of an arm’s length transaction between sophisticated business people, ably represented by counsel, (ii) the prepayment premium required by Section 2.03(e) and any discount on the Loans shall be payable notwithstanding the then prevailing market rates at the time payment is made, (iii) there has been a course of conduct between the Lenders and the Borrower and the other Loan Parties giving specific consideration in this transaction for such agreement to pay the prepayment premium required by Section 2.03(e) and any discount on the Loans, (iv) the Borrower and the other Loan Parties shall be estopped hereafter from claiming differently than as agreed to in this paragraph and (v) the prepayment premium required by Section 2.03(e) and any discount on the Loans represent a good faith, reasonable estimate and calculation of the lost profits or damages of the Lenders and that it would be impractical and extremely difficult to ascertain the actual amount of damages to the Lenders or profits lost by the Lenders as a result of any early termination.  The Borrower and the other Loan Parties expressly acknowledge that their agreement to pay the prepayment premium required by Section 2.03(e) and any discount on the Loans to the Lenders as herein described is a material inducement to the Lenders to make the Loans hereunder.

9.03Application of Funds.

After the exercise of remedies provided for in Section 9.02 (or after the Loans have automatically become immediately due and payable as set forth in the proviso to Section 9.02), any amounts received by any Lender or the Administrative Agent on account of the Obligations shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and prepayment premium) payable to the Lenders (including fees, charges and disbursements of counsel to the respective Lenders) arising under the Loan Documents and amounts payable under Article III, ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on, and prepayment premium with respect to, the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause Third held by them;

Fourth, to payment of that portion of the Obligations constituting accrued and unpaid principal of the Loans, ratably among the Secured Parties in proportion to the respective amounts described in this clause Fourth held by them; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

ARTICLE X

ADMINISTRATIVE AGENT

10.01Appointment and Authority.

(a)Each of the Lenders hereby irrevocably appoints Athyrium Opportunities III Acquisition LP, a Delaware limited partnership, to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are incidental thereto.  The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.  It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law.  Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

(b)The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are incidental thereto.  In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 10.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent, shall be entitled to the benefits of all provisions of this Article X and Article XI (including Section 11.04(c), as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.

10.02Rights as a Lender.

The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with any Loan Party or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

10.03Exculpatory Provisions.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature.  Without limiting the generality of the foregoing, the Administrative Agent:

(a)shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided, that, the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may affect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(c)shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Loan Party or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 11.01 and Section 9.02) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and non-appealable judgment.  The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given in writing to the Administrative Agent by the Borrower or a Lender.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article V or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

10.04Reliance by Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan.  The Administrative Agent may consult with legal counsel (who may be counsel for the Loan Parties), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

10.05Delegation of Duties.

The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.  The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

10.06Resignation of Administrative Agent.

The Administrative Agent may resign as Administrative Agent at any time by giving thirty (30) days advance notice thereof to the Lenders and the Borrower and, thereafter, the retiring Administrative Agent shall be discharged from its duties and obligations hereunder.  Upon any such resignation, the Required Lenders shall have the right, subject to the approval of the Borrower (so long as no Event of Default has occurred and is continuing; such approval not to be unreasonably withheld), to appoint a successor Administrative Agent.  If no successor Administrative Agent shall have been so appointed by the Required Lenders, been approved (so long as no Event of Default has occurred and is continuing) by the Borrower or have accepted such appointment within thirty (30) days after the Administrative Agent’s giving of notice of resignation, then the Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent reasonably acceptable to the Borrower (so long as no Default or Event of Default has occurred and is continuing).  Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all rights, powers, privileges and duties of the retiring Administrative Agent.  After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Section 10.06 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Administrative Agent.  If no successor has accepted appointment as Administrative Agent by the date which is thirty (30) days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Required Lenders shall perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above.

10.07Non-Reliance on Administrative Agent and Other Lenders.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

10.08Administrative Agent May File Proofs of Claim.

In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Section 11.04) allowed in such judicial proceeding; and

(b)to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 11.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

10.09Collateral and Guaranty Matters.

The Lenders irrevocably authorize the Administrative Agent, at its option and in its discretion,

(a)to release any Lien on any Collateral granted to or held by the Administrative Agent under any Loan Document (i) upon termination of all unused Commitments and payment in full of all Obligations (other than contingent indemnification obligations for which no claim has been asserted) under the Loan Documents, (ii) that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or other Disposition permitted hereunder or any Involuntary Disposition, or (iii) as approved in accordance with Section 11.01;

(b)to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 8.01(i); and

(c)to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted under the Loan Documents.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty, pursuant to this Section 10.09.

The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

ARTICLE XI

MISCELLANEOUS

11.01Amendments, Etc.

No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, further, that:

(a)no such amendment, waiver or consent shall:

(i)extend or increase the Commitment of a Lender (or reinstate any Commitment terminated pursuant to Section 9.02) without the written consent of such Lender whose Commitment is being extended or increased (it being understood and agreed that a waiver of any condition precedent set forth in Section 5.02 or of any Default or a mandatory reduction in Commitments is not considered an extension or increase in Commitments of any Lender);

(ii)postpone any date fixed by this Agreement or any other Loan Document for any payment of principal (excluding mandatory prepayments), interest, prepayment premiums, fees or other amounts due to the Lenders (or any of them) or any scheduled or mandatory reduction of the Commitments hereunder or under any other Loan Document without the written consent of each Lender entitled to receive such payment or whose Commitments are to be reduced;

(iii)reduce the principal of, the rate of interest specified herein on or the prepayment premium specified herein on any Loan, or any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender entitled to receive such payment of principal, interest, fees or other amounts; provided, however, that, only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate;

(iv)change any provision of this Section 11.01(a) or the definition of “Required Lenders” without the written consent of each Lender directly affected thereby;

(v)except in connection with a Disposition permitted under Section 8.05, release all or substantially all of the Collateral without the written consent of each Lender directly affected thereby;

(vi)release the Borrower or, except in connection with a merger or consolidation permitted under Section 8.04 or a Disposition permitted under Section 8.05, all or substantially all of the Guarantors without the written consent of each Lender directly affected thereby, except to the extent the release of any Guarantor is permitted pursuant to Section 10.09 (in which case such release may be made by the Administrative Agent acting alone); and

(b)unless also signed by the Administrative Agent, no amendment, waiver or consent shall affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document;

provided, however, that, notwithstanding anything to the contrary herein, (i) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender, (ii) each Lender is entitled to vote as such Lender sees fit on any bankruptcy reorganization plan that affects the Loans, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code of the United States supersedes the unanimous consent provisions set forth herein and (iii) the Required Lenders shall determine whether or not to allow a Loan Party to use cash collateral in the context of a bankruptcy or insolvency proceeding and such determination shall be binding on all of the Lenders.

11.02Notices and Other Communications; Facsimile Copies.

(a)Notices Generally.  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in clause (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)if to the Borrower or any other Loan Party or the Administrative Agent, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 11.02; and

(ii)if to any other Lender, to the address, facsimile number, electronic mail address or telephone number of its Lending Office (whether specified on Schedule 11.02 or separately specified to the Borrower and the Administrative Agent).

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient).  Notices and other communications delivered through electronic communications to the extent provided in clause (b) below, shall be effective as provided in such clause (b).

(b)Electronic Communications.  Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided, that, the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may each, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided, that, approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” or “delivery receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided, that, for both clauses (i) and (ii), if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c)Change of Address, Etc.  Each of the Borrower, the Lenders and the Administrative Agent may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto.  In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

(d)Reliance by Administrative Agent and Lenders.  The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic or electronic Loan Notices) purportedly given by or on behalf of any Loan Party even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  The Loan Parties shall indemnify the Administrative Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of a Loan Party.  All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

11.03No Waiver; Cumulative Remedies; Enforcement.

No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 10.01 for the benefit of all the Secured Parties; provided, however, that, the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) any Lender from exercising setoff rights in accordance with Section 11.08 (subject to the terms of Section 2.11), or (c) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that, if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 10.01 and (ii) in addition to the matters set forth in clauses (b) and (c) of the preceding proviso and subject to Section 2.11, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

11.04Expenses; Indemnity; and Damage Waiver.

(a)Costs and Expenses.  The Loan Parties shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (but limited, in the case of legal counsel, to the reasonable and documented out-of-pocket fees, charges and disbursements of one primary counsel for the Administrative Agent and its Affiliates and of a single local counsel to the Administrative Agent and its Affiliates in each relevant material jurisdiction), in connection with (A) the preparation, negotiation, execution and delivery of this Agreement and the other Loan Documents and (B) any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) or the administration of this Agreement and the other Loan Documents and (ii) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent or any Lender (but limited, in the case of legal counsel, to the reasonable and documented out-of-pocket fees, charges and disbursements of one primary counsel for the Administrative Agent and the Lenders (taken as a whole) and of a single local counsel to the Administrative Agent and the Lenders (taken as a whole) in each relevant material jurisdiction (and, in the case of an actual or perceived conflict of interest where the party affected by such conflict informs the Borrower of such conflict and thereafter retains its own counsel, of one additional primary firm of counsel for all such affected parties (taken as a whole) and one additional firm of counsel for all such affected parties (taken as a whole) in each relevant material jurisdiction)), and shall pay all reasonable and documented out-of-pocket fees and time charges for attorneys who may be employees of the Administrative Agent or any Lender, in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b)Indemnification by the Loan Parties.  The Loan Parties shall indemnify the Administrative Agent (and any sub-agent thereof) and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (but limited, in the case of legal counsel, to the reasonable and documented out-of-pocket fees, charges and disbursements of one primary counsel for the Indemnitees (taken as a whole) (and, in the case of an actual or perceived conflict of interest where the Indemnitee affected by such conflict informs the Borrower of such conflict and thereafter retains its own counsel, of one additional firm of counsel for all such affected Indemnitees taken as a whole) and one local counsel in each relevant material jurisdiction for the Indemnitees (taken as a whole) (and, in the case of an actual or perceived conflict of interest where the Indemnitee affected by such conflict informs the Borrower of such conflict and thereafter retains its own counsel, of one additional firm of counsel for all such affected Indemnitees taken as a whole) and shall indemnify and hold harmless each Indemnitee from all reasonable and documented out-of-pocket fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Borrower or any other Loan Party) arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by a Loan Party or any of its Subsidiaries, or any Environmental Liability related in any way to a Loan Party or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto, in all cases, whether or not caused by or arising, in whole or in part, out of the comparative, contributory or sole negligence of the Indemnitee; provided, that, such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (i) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from (A) the gross negligence, bad faith or willful misconduct of such Indemnitee, if the Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction or (B) a claim brought by any Loan Party against an Indemnitee for material breach of such Indemnitee’s obligations hereunder or under any other Loan Document, or (ii) arise solely from a dispute among the Indemnitees (except when and to the extent that one of the Indemnitees party to such dispute was acting in its capacity or in fulfilling its role as Administrative Agent, or any similar role under this Agreement or any other Loan Document) that does not involve any act or omission of the Borrower or any of its Affiliates. This Section 11.04(b) shall not apply with respect to Taxes other than any Taxes that represent liabilities, obligations, losses, damages, penalties, claims, costs, expenses and disbursements arising from any third party claim or any other non-Tax claim.

(c)Reimbursement by Lenders.  To the extent that the Loan Parties for any reason fail to indefeasibly pay any amount required under clause (a) or (b) of this Section to be paid by them to the Administrative Agent (or any sub-agent thereof) or any Related Party thereof, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the Total Credit Exposure at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender), such payment to be made severally among them based on such Lenders’ Applicable Percentages (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought), provided, further, that, the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), or against any Related Party thereof acting for the Administrative Agent (or any such sub-agent) in connection with such capacity.  The obligations of the Lenders under this clause (c) are subject to the provisions of Section 2.10(b).

(d)Waiver of Consequential Damages, Etc.  To the fullest extent permitted by applicable law, no Loan Party shall assert, and each Loan Party hereby waives, and acknowledges that no other Person shall have, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof.  No Indemnitee referred to in clause (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e)Payments.  All amounts due under this Section shall be payable not later than ten (10) Business Days after demand therefor.

(f)Survival.  The agreements in this Section and the indemnity provisions of Section 11.02(d) shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all the other Obligations.

11.05Payments Set Aside.

To the extent that any payment by or on behalf of any Loan Party is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect.  The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

11.06Successors and Assigns.

(a)Successors and Assigns Generally.  The provisions of this Agreement and the other Loan Documents shall be binding upon and inure to the benefit of the parties hereto and thereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder or thereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of clause (b) of this Section, (ii) by way of participation in accordance with the provisions of clause (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of clause (e) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in clause (e) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)Assignments by Lenders.  Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including all or a portion of its Commitments under any Facility and the Loans at the time owing to it (in each case with respect to any Facility); provided, that, any such assignment shall be subject to the following conditions:

(i)Minimum Amounts.

(A)in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment with respect to any Facility and/or the Loans with respect to any Facility at the time owing to it or contemporaneous assignments to related Approved Funds that equal at least the amount specified in paragraph (b)(i)(B) of this Section in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)in any case not described in clause (b)(i)(A) of this Section, the aggregate amount of the applicable Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans with respect to any Facility of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $1,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed);

(ii)Proportionate Amounts.  Each partial assignment shall be made as an assignment of a proportionate part of all of the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned;

(iii)Required Consents.  No consent shall be required for any assignment except to the extent required by clause (b)(i)(B) of this Section and, in addition:

(A)the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided, that, the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof;

(B)the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (i) any unfunded Commitment if such assignment is to a Person that is not a Lender with a Commitment in respect of the applicable Facility, an Affiliate of such Lender or an Approved Fund with respect to such Lender or (ii) any Loan to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund;

(iv)Assignment and Assumption.  The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption.  The assignee, if it is not a Lender, shall deliver to the Administrative Agent such information, including notice information, as the Administrative Agent shall reasonably require.

(v)No Assignment to Certain Persons.  No such assignment shall be made (A) to the Borrower or any of the Borrower’s Affiliates or Subsidiaries, (B) to any Defaulting Lender or any of its Subsidiaries or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B) or (C) to a natural Person.

(vi)Certain Additional Payments.  In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans in accordance with its Applicable Percentage.  Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to clause (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.02 and 11.04 with respect to facts and circumstances occurring prior to the effective date of such assignment.  Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this clause shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with clause (d) of this Section.

(c)Register.  The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower (and such agency being solely for tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement.  In addition, the Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender.  The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)Participations.  Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural Person, a Defaulting Lender or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided, that, (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 11.04(c) without regard to the existence of any participation.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided, that, such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in clauses (i) through (vi) of Section 11.01(a) that affects such Participant.  The Borrower agrees that each Participant shall be entitled to the benefits of Section 3.01 (subject to the requirements and limitations therein (it being understood that the documentation required under Section 3.01(c) shall be delivered to the participating Lender)) and Section 3.02 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided, that, such Participant (A) agrees to be subject to the provisions of Sections 3.03 and 11.13 as if it were an assignee under paragraph (b) of this Section and (B) shall not be entitled to receive any greater payment under Sections 3.01 or 3.02, with respect to any participation, than the Lender from whom it acquired the applicable participation would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.  Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 3.03 with respect to any Participant.  To the fullest extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.08 as though it were a Lender; provided, that, such Participant agrees to be subject to Section 2.11 as though it were a Lender.  Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided, that, no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan or other obligation is in registered form under Section 5f.103-1(c) of the Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e)Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided, that, no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

11.07Treatment of Certain Information; Confidentiality.

Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), in which case the disclosing party agrees, to the extent permitted by Law, rule or regulation and reasonably practicable, to promptly inform the Borrower, except with respect to any audit or examination conducted by bank accountants or any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) as may be reasonably necessary in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to a Loan Party and its obligations, this Agreement or payments hereunder, (g) on a confidential basis to (i) any rating agency in connection with rating the Borrower or its Subsidiaries or the credit facilities provided hereunder or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers or other market identifiers with respect to the credit facilities provided hereunder, (h) with the consent of the Borrower, (i) to the members of its investment committee (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential) or (j) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower whom the Administrative Agent or such Lender does not know to be in breach of any obligation of confidentiality to any Loan Party or Subsidiary with respect to such Information.

For purposes of this Section, “Information” means all information received from a Loan Party or any Subsidiary relating to the Loan Parties or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by such Loan Party or any Subsidiary. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

11.08Set-off.

If an Event of Default shall have occurred and be continuing, each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, after obtaining the prior written consent of the Administrative Agent, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of the Borrower or any other Loan Party against any and all of the obligations of the Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or its Affiliates, irrespective of whether or not such Lender or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Loan Party may be contingent or unmatured or are owed to a branch office or Affiliate of such Lender different from the branch office or Affiliate holding such deposit or obligated on such indebtedness; provided, that, in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.12 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.  The rights of each Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or their respective Affiliates may have.  Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided, that, the failure to give such notice shall not affect the validity of such setoff and application.

11.09Interest Rate Limitation.

Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”).  If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower.  In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

11.10Counterparts; Integration; Effectiveness.

This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement, the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 5.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.  Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging means (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement.

11.11Survival of Representations and Warranties.

All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof and shall continue in full force and effect as long as any Loan or other Obligation (other than contingent indemnification obligations for which no claim has been asserted) hereunder shall remain unpaid or unsatisfied.  Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Borrowing, and shall continue in full force and effect as long as any Loan or any other Obligation (other than contingent indemnification obligations for which no claim has been asserted) hereunder shall remain unpaid or unsatisfied.

11.12Severability.

If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  Without limiting the foregoing provisions of this Section 11.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, then such provisions shall be deemed to be in effect only to the extent not so limited.

11.13Replacement of Lenders.

If the Borrower is entitled to replace a Lender pursuant to the provisions of Section 3.03 or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Borrower may, at its sole expense and effort, upon written notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.06), all of its interests, rights (other than its existing rights to payments pursuant to Sections 3.01 and 3.02) and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided, that:

(a)such Lender shall have received payment of an amount equal to one hundred percent (100%) of (x) the outstanding principal of its Loans, accrued interest thereon and all other amounts payable to it hereunder and under the other Loan Documents (other than prepayment premium) from the assignee (to the extent of such outstanding principal and accrued interest) or the Borrower (in the case of all other amounts) and (y) the prepayment premium required by Section 2.03(e), in each case, from the Borrower, as if such assignment was a prepayment of one hundred percent (100%) of the outstanding principal amount of such assignor’s Loans on the effective date of such assignment;

(b)such assignment does not conflict with applicable Laws;

(c)in the case of any such assignment resulting from a claim for compensation under Section 3.02 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter; and

(d)in the case of any such assignment resulting from a Non-Consenting Lender’s failure to consent to a proposed change, waiver, discharge or termination with respect to any Loan Document, the applicable replacement bank, financial institution or Fund consents to the proposed change, waiver, discharge or termination; provided, that, the failure by any Defaulting Lender or any Non-Consenting Lender to execute and deliver an Assignment and Assumption shall not impair the validity of the removal of such Defaulting Lender or Non-Consenting Lender and the mandatory assignment of such Defaulting Lender or Non-Consenting Lender’s outstanding Loans pursuant to this Section 11.13 shall nevertheless be effective without the execution by such Defaulting Lender or Non-Consenting Lender of an Assignment and Assumption.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

11.14Governing Law; Jurisdiction; Etc.

(a)GOVERNING LAW.  This Agreement and the other LOAN Documents (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other LOAN Document (except, as to any other LOAN Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the law of the State of NEW YORK.

(b)SUBMISSION TO JURISDICTION.  THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE ADMINISTRATIVE AGENT, ANY LENDER OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY OTHER FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK AND ANY UNITED STATES DISTRICT COURT IN THE STATE OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF LOCATED IN NEW YORK COUNTY, NEW YORK, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL

JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)WAIVER OF VENUE.  THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)SERVICE OF PROCESS.  EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.02.  NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

11.15Waiver of Right to Trial by Jury.

EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

11.16Electronic Execution of Assignments and Certain Other Documents.

The words “execute,” “execution,” “signed,” “signature” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and

National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

11.17USA PATRIOT Act.

Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower and the other Loan Parties that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the Act.  The Borrower and the Loan Parties agree to, promptly following a request by the Administrative Agent or any Lender, provide all such other documentation and information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.

11.18No Advisory or Fiduciary Relationship.

In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (a)(i) the arranging and other services regarding this Agreement provided by the Administrative Agent, Athyrium, and the Lenders are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Administrative Agent, Athyrium and the Lenders on the other hand, (ii) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (iii) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (b)(i) the Administrative Agent, Athyrium and each Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not and will not be acting as an advisor, agent or fiduciary, for the Borrower or any of Affiliates or any other Person and (ii) neither the Administrative Agent nor any Lender has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (c) the Administrative Agent, Athyrium and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and neither the Administrative Agent, Athyrium nor any Lender has any obligation to disclose any of such interests to the Borrower or its Affiliates.  To the fullest extent permitted by law, the Borrower hereby waives and releases, any claims that it may have against the Administrative Agent, Athyrium or any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

11.19Acknowledgement and Consent to Bail-In of EEA Financial Institutions.

Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by (a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an EEA Financial Institution; and (b) the effects of any Bail-In Action on any such liability, including, if applicable: (i) a reduction in full or in part or cancellation of any such liability; (ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or (iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

BORROWER:	DERMIRA, INC.,

a Delaware corporation

By: /s/ Andrew L. Guggenhime

Name: Andrew L. Guggenhime

Title:   Chief Financial Officer

ADMINISTRATIVE AGENT:	ATHYRIUM OPPORTUNITIES III ACQUISITION LP, a Delaware limited partnership

By: Athyrium Opportunities Associates III LP, its General Partner

By:Athyrium Opportunities Associates III GP LLC, the General Partner of Athyrium Opportunities Associates III LP

By:/s/ Andrew C. Hyman

Name:    Andrew C. Hyman

Title:     Authorized Signatory

LENDERS:	ATHYRIUM OPPORTUNITIES III ACQUISITION LP, a Delaware limited partnership

By: Athyrium Opportunities Associates III LP, its General Partner

By:Athyrium Opportunities Associates III GP LLC, the General Partner of Athyrium Opportunities Associates III LP

By:/s/ Andrew C. Hyman

Name:    Andrew C. Hyman

Title:     Authorized Signatory

EXHIBIT A

FORM OF LOAN NOTICE

Date:	, 20
To:	Athyrium Opportunities III Acquisition LP, as Administrative Agent

Re:     Credit Agreement dated as of December 3, 2018 (as amended, modified, restated, supplemented   or extended from time to time, the “Credit Agreement”) among Dermira, Inc., a Delaware corporation (the “Borrower”), the Guarantors from time to time party thereto, the Lenders from time to time party thereto and Athyrium Opportunities III Acquisition LP, as Administrative Agent. Capitalized terms used but not otherwise defined herein have the meanings provided in  the Credit Agreement.

Ladies and Gentlemen:

The undersigned hereby requests the [Term A Borrowing] [Term B Borrowing][Term C Borrowing] on [ ] (which is a Business Day) in the aggregate principal amount of $[35,000,000] [40,000,000] [50,000,000].

The Borrower hereby represents and warrants that each of the conditions set forth in Section [5.01 and Section]1 5.02(a), (b) [and (c)]2 of the Credit Agreement has been satisfied on and as of the date of such Borrowing.

1  Include for Term A Borrowing.

2  Include for Term C Borrowing.

IN WITNESS WHEREOF, the Borrower has caused this Loan Notice to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.

DERMIRA, INC.,

a Delaware corporation

By: Name:
Title:

EXHIBIT B-1

FORM OF TERM A NOTE

, 20

FOR VALUE RECEIVED, the undersigned (the “Borrower”) promises to pay to or registered assigns (the “Lender”), in accordance with the provisions of the Credit Agreement (as hereinafter defined), the principal amount of the Term A Loan made by the Lender to the Borrower under that certain Credit Agreement dated as of December 3, 2018 (as amended, modified, restated, supplemented or extended from time to time, the “Credit Agreement”) among the Borrower, the Guarantors from time to time party thereto, the Lenders from time to time party thereto and Athyrium Opportunities III Acquisition LP, as Administrative Agent. Capitalized terms used but not otherwise defined herein have the meanings provided in the Credit Agreement.

The Borrower promises to pay interest on the unpaid principal amount of the Term A Loan made by the Lender to the Borrower under the Credit Agreement from the Closing Date until such principal amount is paid in full, at such interest rates and at such times as provided in the Credit Agreement. All payments of principal and interest owed to the Lender shall be made to the Lender for the account of the Lender in Dollars in immediately available funds at the Lender’s Lending Office; provided, that, if at the time of such payment the Lender is a Defaulting Lender, such payment shall be made directly to the Administrative Agent. In accordance with the Credit Agreement, upon the occurrence and during the continuation of any Event of Default, if any amount is not paid in full when due under the Credit Agreement, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Credit Agreement.

This Term A Note is one of the Term A Notes referred to in the Credit Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. Upon the occurrence and during the continuation of one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Term A Note shall become, or may be declared to be, immediately due and payable all as provided in the Credit Agreement. The Term A Loan made by the Lender to the Borrower under the Credit Agreement shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Term A Note and endorse thereon the date, amount and maturity of the Term A Loan made by the Lender to the Borrower under the Credit Agreement and payments with  respect thereto.

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and nonpayment of this Term A Note, other than notices provided for in the Loan Documents.

This Term A Note may only be transferred in accordance with the limitations and restrictions set forth in the Credit Agreement. THIS TERM A NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

[Signature Page Follows]

IN WITNESS WHEREOF, the Borrower has caused this Term A Note to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.

DERMIRA, INC.,

a Delaware corporation

By: Name:
Title:

EXHIBIT B-2

FORM OF TERM B NOTE

, 20

FOR VALUE RECEIVED, the undersigned (the “Borrower”) promises to pay to or registered assigns (the “Lender”), in accordance with the provisions of the Credit Agreement (as hereinafter defined), the principal amount of the Term B Loan made by the Lender to the Borrower under that certain Credit Agreement dated as of December 3, 2018 (as amended, modified, restated, supplemented or extended from time to time, the “Credit Agreement”) among the Borrower, the Guarantors from time to time party thereto, the Lenders from time to time party thereto and Athyrium Opportunities III Acquisition LP, as Administrative Agent. Capitalized terms used but not otherwise defined herein have the meanings provided in the Credit Agreement.

The Borrower promises to pay interest on the unpaid principal amount of the Term B Loan made by the Lender to the Borrower under the Credit Agreement from the Closing Date until such principal amount is paid in full, at such interest rates and at such times as provided in the Credit Agreement. All payments of principal and interest owed to the Lender shall be made to the Lender for the account of the Lender in Dollars in immediately available funds at the Lender’s Lending Office; provided, that, if at the time of such payment the Lender is a Defaulting Lender, such payment shall be made directly to the Administrative Agent. In accordance with the Credit Agreement, upon the occurrence and during the continuation of any Event of Default, if any amount is not paid in full when due under the Credit Agreement, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Credit Agreement.

This Term B Note is one of the Term B Notes referred to in the Credit Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. Upon the occurrence and during the continuation of one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Term B Note shall become, or may be declared to be, immediately due and payable all as provided in the Credit Agreement. The Term B Loan made by the Lender to the Borrower under the Credit Agreement shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Term B Note and endorse thereon the date, amount and maturity of the Term B Loan made by the Lender to the Borrower under the Credit Agreement and payments with respect thereto.

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and nonpayment of this Term B Note, other than notices provided for in the Loan Documents.

This Term B Note may only be transferred in accordance with the limitations and restrictions set forth in the Credit Agreement. THIS TERM B NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

[Signature Page Follows]

IN WITNESS WHEREOF, the Borrower has caused this Term B Note to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.

DERMIRA, INC.,

a Delaware corporation

By: Name:
Title:

EXHIBIT B-3

FORM OF TERM C NOTE

, 20

FOR VALUE RECEIVED, the undersigned (the “Borrower”) promises to pay to or registered assigns (the “Lender”), in accordance with the provisions of the Credit Agreement (as hereinafter defined), the principal amount of the Term C Loan made by the Lender to the Borrower under that certain Credit Agreement dated as of December 3, 2018 (as amended, modified, restated, supplemented or extended from time to time, the “Credit Agreement”) among the Borrower, the Guarantors from time to time party thereto, the Lenders from time to time party thereto and Athyrium Opportunities III Acquisition LP, as Administrative Agent. Capitalized terms used but not otherwise defined herein have the meanings provided in the Credit Agreement.

The Borrower promises to pay interest on the unpaid principal amount of the Term C Loan made by the Lender to the Borrower under the Credit Agreement from the Closing Date until such principal amount is paid in full, at such interest rates and at such times as provided in the Credit Agreement. All payments of principal and interest owed to the Lender shall be made to the Lender for the account of the Lender in Dollars in immediately available funds at the Lender’s Lending Office; provided, that, if at the time of such payment the Lender is a Defaulting Lender, such payment shall be made directly to the Administrative Agent. In accordance with the Credit Agreement, upon the occurrence and during the continuation of any Event of Default, if any amount is not paid in full when due under the Credit Agreement, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Credit Agreement.

This Term C Note is one of the Term C Notes referred to in the Credit Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. Upon the occurrence and during the continuation of one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Term C Note shall become, or may be declared to be, immediately due and payable all as provided in the Credit Agreement. The Term C Loan made by the Lender to the Borrower under the Credit Agreement shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Term C Note and endorse thereon the date, amount and maturity of the Term C Loan made by the Lender to the Borrower under the Credit Agreement and payments with respect thereto.

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and nonpayment of this Term C Note, other than notices provided for in the Loan Documents.

This Term C Note may only be transferred in accordance with the limitations and restrictions set forth in the Credit Agreement. THIS TERM C NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

[Signature Page Follows]

IN WITNESS WHEREOF, the Borrower has caused this Term C Note to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.

DERMIRA, INC.,

a Delaware corporation

By: Name:
Title:

EXHIBIT C

FORM OF JOINDER AGREEMENT

THIS JOINDER AGREEMENT (this “Agreement”) dated as of

, 20 is by and between , a (the “New Subsidiary”), and Athyrium Opportunities III Acquisition LP, in its capacity as Administrative Agent under that certain Credit Agreement dated as of December 3, 2018 (as amended, modified, restated, supplemented or extended from time to time, the “Credit Agreement”) among Dermira, Inc., a Delaware corporation (the “Borrower”), the Guarantors from time to time party thereto, the Lenders from time to time party thereto and Athyrium Opportunities III Acquisition LP, as Administrative Agent. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

The Loan Parties are required by Section 7.12 of the Credit Agreement to cause the New Subsidiary to become a “Guarantor” thereunder. Accordingly, the New Subsidiary hereby agrees as follows with the Administrative Agent:

1.

The New Subsidiary hereby acknowledges, agrees and confirms that, by its execution of this Agreement, the New Subsidiary will be deemed to be a party to the Credit Agreement and a “Guarantor” for all purposes of the Credit Agreement, and shall have all of the obligations of a Guarantor thereunder as if it had executed the Credit Agreement. The New Subsidiary hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions applicable to the Guarantors contained in the Credit Agreement. Without limiting the generality of the foregoing terms of this paragraph 1, the New Subsidiary hereby jointly and severally together with the other Guarantors, guarantees to each Secured Party, as provided in Article IV of the Credit Agreement, as primary obligor and not as surety, the prompt payment and performance of the Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise) strictly in accordance with the terms thereof.

2.

The New Subsidiary hereby acknowledges, agrees and confirms that, by its execution of this Agreement, the New Subsidiary will be deemed to be a party to the Security Agreement and a “Grantor” for all purposes of the Security Agreement, and shall have all the obligations of a Grantor thereunder as if it had executed the Security Agreement. The New Subsidiary hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Security Agreement applicable to Grantors. Without limiting the generality of the foregoing terms of this paragraph 2, the New Subsidiary hereby grants to the Administrative Agent, for the benefit of the Secured Parties, a continuing security interest in any and all right, title and interest of the New Subsidiary in and to the Collateral (as defined in the Security Agreement) of the New Subsidiary to secure the prompt payment and performance in full when due, whether by lapse of time, acceleration, mandatory prepayment or otherwise, of the Obligations.

3.

The New Subsidiary hereby acknowledges, agrees and confirms that, by its execution of this Agreement, the New Subsidiary will be deemed to be a party to the Pledge Agreement and a “Pledgor” for all purposes of the Pledge Agreement, and shall have all the obligations of a Pledgor thereunder as if it had executed the Pledge Agreement. The New Subsidiary hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Pledge Agreement applicable to Pledgors. Without limiting the generality of the foregoing terms of this paragraph 3, the New Subsidiary hereby grants to the Administrative Agent, for the benefit of the Secured Parties, a continuing security interest in any and all right, title and interest of the New Subsidiary in and to the Pledged Collateral (as defined in the Pledge Agreement) of the New Subsidiary to secure the prompt payment and performance in full when due, whether by lapse of time, acceleration, mandatory prepayment or otherwise, of the Obligations.

4.	The New Subsidiary hereby represents and warrants to the Administrative Agent and the Lenders that, as of the date hereof:

(a)	The New Subsidiary’s exact legal name and state of organization are as set forth on the signature pages hereto.

(b)	The New Subsidiary’s taxpayer identification number and organizational identification number are set forth on Schedule 1 hereto.

(c)

Other than as set forth on Schedule 2 hereto, the New Subsidiary has not changed its legal name, changed its state of organization, or been party to a merger, consolidation or  other change in structure in the five years preceding the date hereof.

(d)

Schedule 3(a) hereto sets forth a complete and accurate list of all (i) Patents including any Patent applications and other material defined herein as Patents, (ii) registered Trademarks (including domain names) and any pending registrations for Trademarks, and (iii) any other registered Intellectual Property (including any copyright registrations or applications  for registration), in each case of the foregoing clauses (i) through (iii), that (A) is owned by the New Subsidiary or (B) constitutes Material Intellectual Property and is being licensed by the New Subsidiary. For each item of Intellectual Property listed on Schedule 3(a) hereto, the New Subsidiary has, where relevant, indicated on such schedule the owner of record, jurisdiction of application and/or registration, the application numbers, the registration or patent numbers or patent application numbers, and the date of application and/or registration. Schedule 3(a) sets forth a complete and accurate list as of the date hereof of all license agreements (inbound or outbound) by the New Subsidiary of any of the foregoing items of Material Intellectual Property.

Schedule 3(b) hereto sets forth, on a Product-by-Product basis, for each Material Product of the New Subsidiary, a complete and accurate list of all Patents covering or otherwise material to the development, manufacture, use, sale or other commercialization of such Material Product by the New Subsidiary.

With respect to all Material Intellectual Property on Schedule 3(a) hereto, (A) the New Subsidiary owns or has a valid license to such Material Intellectual Property free and clear of any and all Liens other than Permitted Liens; (B) the New Subsidiary has taken commercially reasonable actions (as determined by the New Subsidiary in good faith) to maintain and protect such Material Intellectual Property; (C) except for rejections issued by a Governmental Authority in the ordinary course of prosecuting Patent or Trademark applications, (1) there is no proceeding challenging the validity or enforceability of any Copyright, Patent or Trademark, (2) the New Subsidiary is not involved in any such proceeding with any Person, and (3) none of the Copyrights, Patents or Trademarks is the subject of any Other Administrative Proceeding; (D)(1) the issued Patents and registered Trademarks are subsisting, (2) to the knowledge of the New Subsidiary, such Material Intellectual Property is valid and enforceable, and (3) to the knowledge of the New Subsidiary, no event has occurred, and nothing has been done or omitted to have been done, that would affect the validity or enforceability of such Material Intellectual Property and  all such Material Intellectual Property is in full force and effect and has not lapsed, or been forfeited or cancelled or abandoned (except for routine abandonments associated with patent prosecution) and there are no delinquent unpaid maintenance, renewal or other fees payable or owing by the New Subsidiary for any such Material Intellectual Property, except for Intellectual

Property disclosed on Schedule 3(c) hereto; (E) the New Subsidiary is the sole and exclusive owner of all right, title and interest in and to all such Material Intellectual Property that is owned by it, except those listed on Schedule 3(c) hereto; (F) to the knowledge of the New Subsidiary, to the extent any such Material Intellectual Property was authored, developed, conceived or created, in whole or in part, for or on behalf of the New Subsidiary by any Person, then the New Subsidiary has entered into a written agreement with such Person in which such Person has assigned all right, title and interest in and to such Material Intellectual Property to the New Subsidiary; and (G) as of the date hereof, no such Material Intellectual Property is subject to any license grant by the New Subsidiary or similar arrangement, except for (x) license grants between the Loan Parties and (y) those license grants disclosed on Schedule 3(c) hereto.

To the knowledge of the New Subsidiary, as of the date hereof no Third Party is committing any act of Infringement of any Material Intellectual Property listed on Schedule 3(a) hereto which could reasonably be expected to materially impair the New Subsidiary’s ability to generate revenue from such Material Intellectual Property. With respect to each license  agreement listed on Schedule 3(a) hereto, such license agreement (I) is in full force and effect and is binding upon and enforceable against the New Subsidiary and, to the New Subsidiary’s knowledge, all other parties thereto in accordance with its terms, (ii) has not been amended or otherwise modified, except as set forth on Schedule 3(a) and (iii) has not suffered a material default or breach thereunder. The New Subsidiary has not taken or omitted to take any action that would permit any other Person party to any such license agreement to have, and to the knowledge of the New Subsidiary, no such Person otherwise has, any defenses, counterclaims or rights of setoff thereunder. (A) Except as could not reasonably be expected to have a material adverse effect on any Product Development and Commercialization Activities, the New Subsidiary has not received written notice from any Third Party alleging that the conduct of its business (including the development, manufacture, use, sale or other commercialization of any Product) Infringes any Intellectual Property of that Third Party, and (B) to the knowledge of the New Subsidiary, the conduct of the business of the New Subsidiary (including the development, manufacture, use, sale or other commercialization of any Product) does not Infringe any Intellectual Property of any Third Party. The New Subsidiary has not made any assignment or agreement in conflict with the security interest in the Intellectual Property of the New Subsidiary under the Collateral Documents (after giving effect to the exclusion of any Excluded Property from the Collateral) and no license agreement with respect to any such Intellectual Property conflicts with the security interest granted to the Administrative Agent, on behalf of the Secured Parties, pursuant to the terms of the Collateral Documents. The consummation of the transactions contemplated hereby and the exercise by the Administrative Agent or the Secured Parties of any right or protection set forth in the Loan Documents (after giving effect to the exclusion of any Excluded Property from the Collateral) will not constitute a breach or violation of, or otherwise affect the enforceability or approval of, any licenses associated with any Intellectual Property owned or licensed by the New Subsidiary.

(e)	Schedule 4 hereto includes all Commercial Tort Claims (as defined in the Security Agreement) with a value in excess of $250,000 by or in favor of the New Subsidiary.

(f)

Schedule 5 hereto lists all real property located in the United States that is owned or leased by the New Subsidiary as of the date hereof, together with (i) a description of each real property that is Excluded Property and (ii) a designation as to whether such property is owned or leased.

(g)	Schedule 6 hereto is a complete and accurate list of each Subsidiary of the New Subsidiary as of the date hereof, together with (i) jurisdiction of organization, (ii) number of shares of each class of Equity Interests outstanding, (iii) number and percentage of outstanding shares of each class owned (directly or indirectly) by the New Subsidiary and (iv) number and effect, if exercised, of all outstanding options, warrants, rights of conversion or purchase and all other similar rights with respect thereto. The outstanding Equity Interests of each Subsidiary of the New Subsidiary are validly issued, fully-paid and non-assessable. Schedule 6 hereto includes the certificate number and number of shares for each certificate with respect to any Equity Interests of any Subsidiary of the New Subsidiary evidenced by certificates.

(h)

Set forth on Schedule 7 hereto is a complete and accurate list of all Material Contracts of the New Subsidiary, together with an adequate description of the parties thereto, and all amendments and modifications thereto as of the date hereof. Each such Material Contract (i) is in full force and effect and is binding upon and enforceable against the New Subsidiary and, to the knowledge of the New Subsidiary, all other parties thereto in accordance with its terms, and

(ii)is not currently subject to any material breach or default by the New Subsidiary or, to the knowledge of the New Subsidiary, any other party thereto. The New Subsidiary has not taken or failed to take any action that would permit any other Person party to any Material Contract to have, and, to the knowledge of the New Subsidiary, no such Person otherwise has, any defenses, counterclaims or rights of setoff thereunder. As of the date hereof, none of the New Subsidiary’s Material Contracts are non-assignable by their terms (other than those certain agreements separately noted in Schedule 7 hereto as being non-assignable) or as a matter of law, or prevent the granting of a security interest therein.

(i)

Except as described on Schedule 8 hereto, as of the date hereof, there are no outstanding commitments or other obligations of the New Subsidiary to issue, and no rights of any Person to acquire, any shares of any Equity Interests of the New Subsidiary.

(j)

As of the date hereof, the New Subsidiary has exclusive possession and control of all Equipment (as defined in the Security Agreement) and Inventory (as defined in the Security Agreement) of the New Subsidiary except for (i) Equipment leased by the New Subsidiary as a lessee, (ii) Equipment or Inventory in transit with common carriers or (iii) Equipment or Inventory in the possession of a bailee, warehouseman, agent or processor as listed on Schedule 9 hereto. No Inventory of the New Subsidiary is held by a Person other than the New Subsidiary pursuant to consignment, sale or return, sale on approval or similar arrangement.

(k)

As of the date hereof, the New Subsidiary does not hold any Instruments (as defined in the Security Agreement), Documents (as defined in the Security Agreement) or Tangible Chattel Paper (as defined in the Security Agreement) required to be pledged and delivered pursuant to the terms of the Security Agreement other than as set forth on Schedule 10 hereto.

5.

The address of the New Subsidiary for purposes of all notices and other communications is the address designated for all Loan Parties on Schedule 11.02 to the Credit Agreement or such other address as the New Subsidiary may from time to time notify the Administrative Agent in writing.

6.	The New Subsidiary hereby waives acceptance by the Lenders of the guaranty by the New Subsidiary under Article IV of the Credit Agreement upon the execution of this Agreement by the New Subsidiary.

7.

This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this

Agreement by facsimile or other electronic imaging means (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement.

8.	THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

[Signature Page Follows]

IN WITNESS WHEREOF, the New Subsidiary has caused this Agreement to be duly executed by  its authorized officer, and the Administrative Agent has caused the same to be accepted by its authorized officer, as of the day and year first above written.

[NEW SUBSIDIARY]

By:	Name:

Title:

Acknowledged and accepted:

ATHYRIUM OPPORTUNITIES III ACQUISITION LP,

a Delaware limited partnership

By: ATHYRIUM OPPORTUNITIES ASSOCIATES III LP,

its General Partner

By: ATHYRIUM OPPORTUNITIES ASSOCIATES III GP LLC,

the General Partner of Athyrium Opportunities Associates III LP

By: Name:

Title:

EXHIBIT D

FORM OF ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below (the “Effective Date”) and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein have the meanings provided in the Credit Agreement identified below, receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto (the “Standard Terms and Conditions”) are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount[s] and equal to the percentage interest[s] identified below of all of such outstanding rights and obligations of the Assignor under the respective loan[s] identified below and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

[Assignor [is][is not] a Defaulting Lender.]

2.	Assignee:

[and is an Affiliate/Approved Fund of [identify Lender]]

3.	Borrower:Dermira, Inc., a Delaware corporation

4.	Administrative Agent: Athyrium Opportunities III Acquisition LP

5.

Credit Agreement: Credit Agreement dated as of December 3, 2018 (as amended, modified, restated, supplemented or extended from time to time, the “Credit Agreement”) among Dermira, Inc., a Delaware corporation (the “Borrower”), the Guarantors from time to time party thereto, the Lenders from time to time party thereto and Athyrium Opportunities III Acquisition LP, as Administrative Agent.

6.	Assigned Interest:

7848605969000Facility Assigned3	Aggregate Amount of

the Commitment/Loans for all Lenders

Amount of the Commitment/Loans Assigned4

Percentage Assigned of the            Commitment/Loans5

7.	Trade Date:

8.	Effective Date:

[Signature Pages Follow]

3 Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment and Assumption (e.g. “Term A Commitment”, “Term A Loan”, “Term B Commitment”, “Term B Loan”, “Term C Commitment”, “Term C Loan”).

4 Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

5 Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

The terms set forth in this Assignment and Assumption are hereby agreed to: ASSIGNOR:	[NAME OF ASSIGNOR]

By: Name:

Title:

ASSIGNEE:[NAME OF ASSIGNEE]

By: Name:

Title:

[Consented to and]6 Accepted:

ATHYRIUM OPPORTUNITIES III ACQUISITION LP,

a Delaware limited partnership

By: ATHYRIUM OPPORTUNITIES ASSOCIATES III LP,

its General Partner

By: ATHYRIUM OPPORTUNITIES ASSOCIATES III GP LLC,

the General Partner of Athyrium Opportunities Associates III LP

By: Name:

Title:

Title:

[Consented to:]7 DERMIRA, INC.,

a Delaware corporation

By: Name:

Title:

6 To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.

7 To be added only if the consent of the Borrower is required by the terms of the Credit Agreement.

Annex 1 to Assignment and Assumption

STANDARD TERMS AND CONDITIONS

1.	Representations and Warranties.

1.1.Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is [not] a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2.Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets the requirements to be an assignee under Sections 11.06(b)(iii) and (v) of the Credit Agreement (subject to such consents, if any, as may be required under Section 11.06(b)(iii) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder,

(iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 7.01 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest, and (vii) attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.Payments. From and after the Effective Date, the Borrower shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date. Notwithstanding the foregoing, the Administrative Agent shall make all payments of interest, fees or other amounts payable or paid in kind from and after the Effective Date to the Assignee.

3.General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by facsimile or other electronic imaging means (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the laws of the State of New York.

EXHIBIT E

FORM OF COMPLIANCE CERTIFICATE

Financial Statement Date:	, 20 (the “Financial Statement Date”)
To:	Athyrium Opportunities III Acquisition LP, as Administrative Agent

Re:     Credit Agreement dated as of December 3, 2018 (as amended, modified, restated, supplemented   or extended from time to time, the “Credit Agreement”) among Dermira, Inc., a Delaware corporation (the “Borrower”), the Guarantors from time to time party thereto, the Lenders from time to time party thereto and Athyrium Opportunities III Acquisition LP, as Administrative Agent. Capitalized terms used but not otherwise defined herein have the meanings provided in  the Credit Agreement.

Date:	, 20

Ladies and Gentlemen:

The undersigned Responsible Financial Officer hereby certifies as of the date hereof that [he][she] is the

8 of the Borrower, and that, in [his][her] capacity as such, [he][she] is authorized to execute and deliver this Compliance Certificate to the Administrative Agent on the behalf of the Borrower, and that:

[Use following paragraph 1 for fiscal year-end financial statements:]

[1.  The Borrower  has delivered to the Administrative Agent (by any method of delivery permitted   under the Credit Agreement, including under Section 7.02 thereof) the year-end audited financial statements required by Section 7.01(a) of the Credit Agreement for the fiscal year of the Borrower ended as of the Financial Statement Date, together with the report and opinion of an independent certified public accountant required by such Section.]

[Use following paragraph 1 for fiscal quarter-end financial statements:]

[1.  The Borrower  has delivered to the Administrative Agent (by any method of delivery permitted   under the Credit Agreement, including under Section 7.02 thereof) the unaudited financial statements required by Section 7.01(b) of the Credit Agreement for the fiscal quarter of the Borrower ended as of the Financial Statement Date. Such financial statements fairly present in all material respects the financial condition, results of operations and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes.]

2.The undersigned has reviewed and is familiar with the terms of the Credit Agreement and has made, or has caused to be made, a reasonably detailed review of the transactions and condition (financial or otherwise) of the Borrower during the accounting period covered by the attached financial statements.

8 Must be signed by chief executive officer, chief financial officer, treasurer or controller of the Borrower (in each case, which is a Responsible Financial Officer of the Borrower).

3.A review of the activities of the Borrower during such fiscal period has been made under the supervision of the undersigned with a view to determining whether during such fiscal period the Borrower performed and observed all of its Obligations, and

[select one:]

[to the knowledge of the undersigned during such fiscal period, the Borrower performed and observed each covenant and condition of the Loan Documents applicable to it, and no Default has occurred and is continuing.]

[or:]

[the following covenants or conditions have not been performed or observed and the following is a list of each such Default and its nature and status:]

4.The analysis of the financial covenant set forth in Sections 8.16 [and 8.17]9 of the Credit Agreement, set forth on Schedule 1 attached hereto is true and accurate on and as of the date of this Compliance Certificate.

5.Set forth below is information regarding the amount of all Dispositions, Involuntary Dispositions, Debt Issuances, Extraordinary Receipts and Acquisitions that occurred during the period covered by the financial statements most recently required to be delivered pursuant to Section 7.01 of the Credit Agreement: [ ].

6.Attached hereto as Schedule 2 is (i) a list of (A) all applications by any Loan Party, if any, for Copyrights, Patents or Trademarks made since [the Closing Date] [the date of the prior Compliance Certificate], (B) all issuances of registrations or letters on existing applications by any Loan Party for Copyrights, Patents and Trademarks received since [the Closing Date] [the date of the prior Compliance Certificate], (C) any license of Material Intellectual Property entered into by any Loan Party since [the Closing Date] [the date of the prior Compliance Certificate], (D) such supplements to Schedule 6.17(a) as are necessary to cause such schedule to be true and complete in all material respects as of the date hereof, and (E)(I) each Material Contract entered into by the Borrower or any Subsidiary since [the Closing Date][the date of the prior Compliance Certificate] and (II) each amendment to, or termination of, a Material Contract since [the Closing Date][the date of the prior Compliance Certificate] and (ii) attaching the insurance binder (in physical or electronic form) or other evidence of insurance for any insurance coverage of any Loan Party or any Subsidiary that was renewed, replaced or modified during the period covered by the financial statements most recently required to be delivered pursuant to Section 7.01 of the Credit Agreement.

[Signature Page Follows]

9 To be included only if the Term C Borrowing Date has occurred.

IN WITNESS WHEREOF, the undersigned has executed this Compliance Certificate as of the date set forth above.

DERMIRA, INC.,

a Delaware corporation

By: Name:

  Title:

Schedule 1

Liquidity:

A.	Unrestricted Cash of the Loan Parties held in Deposit Accounts for which the Administrative Agent has received a Deposit Account Control Agreement, subject to Section 7.21(b) of the
Credit Agreement, as of the date hereof:	$

B.	amount required by Section 8.16 of the Credit Agreement:$

Compliance?[Yes] [No]

Minimum Consolidated Qbrexza U.S. Net Product Sales:10

Consolidated net revenues of the Borrower and its Subsidiaries from sales of Qbrexza in the United States for the applicable period, excluding the revenues of any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of the income resulting from such revenues is not at the time permitted by operation of the terms of its Organization Documents or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary, all as determined and reported in accordance with GAAP:

A.Consolidated net revenues of the Borrower and its Subsidiaries from sales of Qbrexza in the United States for the applicable period, excluding the revenues of any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of the income resulting from such revenues is not at the time permitted by operation of the terms of its Organization Documents or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary, all as determined and reported in accordance with GAAP:

$

B.	amount required by Section 8.17 of the Credit Agreement:$

Compliance?	[Yes]

[No]

10 To be included only if the Term C Borrowing Date shall have occurred.